As filed with the Securities and Exchange Commission on February 17, 2006


                                           Registration Statement No. 333-126143


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 5
                                       to
                                    FORM SB-2
             Registration Statement Under The Securities Act Of 1933


                                   ----------

                           ASTRATA GROUP INCORPORATED
                 (Name of small business issuer in its charter)

                  Nevada                                     7373                                   84-140762
          (State or Jurisdiction                 (Primary Standard Industrial                     (IRS Employer
    of Incorporation or organization)             Classification Code Number)                  Identification No.)

        1801 Century Park East, Suite 1830, Los Angeles, California 90067
                                 (310) 282-8646
          (Address and telephone number of principal executive offices and principal place of business)

                        Copies of all communications to:

                         Martin Euler                                               Randolf W. Katz, Esq.
      Chief Financial Officer, Astrata Group Incorporated                              Bryan Cave LLP
       1801 Century Park East, Suite 1830, Los Angeles,                        2020 Main Street, Suite 600
                       California 90067                                           Irvine, California 92614
                        (310) 282-8646                                                 (949) 223-7000
   (Name, address and telephone number of agent for service)                         FAX (949) 223-7100

                                   ----------

      Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                           ASTRATA GROUP INCORPORATED
                              CROSS-REFERENCE SHEET

           Referencing Items in Part I of Form SB-2 to the Prospectus

             Item No. and Caption                                            Heading in Prospectus
             --------------------                                            ---------------------
1.    Forepart of the Registration Statement and Outside Front        Outside Front Cover Page
      Cover Page of Prospectus
2.    Inside Front and Outside Back Cover Pages of Prospectus         Inside Front and Outside Back Cover
3.    Summary Information and Risk Factors                            Prospectus Summary; Risk Factors
4.    Use of Proceeds                                                 Use of Proceeds
5.    Determination of Offering Price                                 Outside Front Cover page
6.    Dilution                                                        Not Applicable
7.    Selling Security Holders                                        Selling Stockholders; Management; Security
                                                                      Ownership of Certain Beneficial Owners and Management
8.    Plan of Distribution                                            Plan of Distribution
9.    Legal Proceedings                                               Litigation
10.   Directors, Executive Officers, Promoters and Control Persons    Management
11.   Security Ownership of Certain Beneficial Owners and Management  Security Ownership of Certain Beneficial Owners and
                                                                      Management
12.   Description of Securities                                       Description of Capital Stock
13.   Interest of Named Experts and Counsel                           Legal Matters; Experts
14.   Disclosure of Commission Position on Indemnification for        Indemnification
      Securities Act Liabilities
15.   Organization Within Last Five Years                             Not Applicable

16.   Description of Business                                         Description of Business; Where You Can Find More
                                                                      Information
17.   Management's Discussion and Analysis or Plan of Operation       Management's Discussion and Analysis
18.   Description of Property                                         Description of Business
19.   Certain Relationships and Related Transactions                  Related Party Transactions
20.   Market for Common Equity and Related Stockholder Matters        Risk Factors; Price Range of Common Stock; Selling
                                                                      Stockholders; Security Ownership of Certain
                                                                      Beneficial Owners and Management; Dividend Policy;
                                                                      Description of Capital Stock
21.   Executive Compensation                                          Management
22.   Financial Statements                                            Financial Statements
23.   Changes in and Disagreements with Accountants on Accounting     Not Applicable
      and Financial Disclosure

The information in this preliminary Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2006



                                8,752,225 SHARES


                           ASTRATA GROUP INCORPORATED

                                  COMMON STOCK

                                   ----------


      This Prospectus relates to the public offering of 8,752,225 shares of our common stock, $0.0001 par value. These shares may be offered and sold from time to time by the selling stockholders named herein or their transferees. We will bear the costs relating to the registration of these shares.


      The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this Prospectus.

      As described under the heading, "Selling Stockholders" and as more fully described herein, the selling security holders under this registration statement include certain of our officers and directors.


      There are 12,669,931 shares of common stock issued and outstanding as of February 17, 2006. Additionally, as of February 17, 2006, there are 10,702,898 shares of our common stock underlying warrants and 3,268,551 shares of our common stock underlying convertible demand notes outstanding.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "ATTG." The closing price of our common stock as quoted on the OTC Bulletin Board on February 16, 2006 was $2.30 per share.


                                   ----------

      You should carefully consider "Risk Factors" beginning on page 7 for important information you should consider when determining whether to invest in our common stock.

                                   ----------


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                The date of this Prospectus is ___________, 2006

                                EXPLANATORY NOTES

      We have not authorized anyone to provide you with information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this Prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of the shares. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

      In this Prospectus, the words "Company," "we," "our," "ours" and "us" refer only to Astrata Group Incorporated and our subsidiaries (unless indicated otherwise), and not to any of the selling stockholders. The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. You should read carefully this entire Prospectus, including the consolidated financial statements and related notes included elsewhere herein before making an investment decision.

                                TABLE OF CONTENTS

                                                                         Page
Prospectus Summary..................................................       4
Risk Factors........................................................       7
Use of Proceeds.....................................................      17
Dividend Policy.....................................................      17
Capitalization......................................................      18
Price Range of Common Stock.........................................      18
Management's Discussion and Analysis................................      19
Description of Business.............................................      38
Management..........................................................      47
Indemnification of Officers, Directors and Others...................      50
Related Party Transactions..........................................      52
Security Ownership of Certain Beneficial Owners and Management......      53
Description of Capital Stock........................................      56
Selling Stockholders................................................      56
Plan of Distribution................................................      62
Litigation..........................................................      64
Legal Matters.......................................................      65
Experts.............................................................      65
Where You Can Find More Information.................................      65
Index to Financial Statements.......................................     F-1

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors" beginning on page 6 and the financial data and related notes, included elsewhere in this Prospectus, before making an investment decision.


Summary................................  Beginning  in September  2004,  Astrata
                                         Group   Incorporated   engaged  in  and
                                         completed a series of private placement
                                         transactions   pursuant   to  which  we
                                         issued an aggregate of 1,685,954 shares
                                         of  our  common   stock,   warrants  to
                                         purchase 2,595,848 shares of our common
                                         stock and  convertible  demand notes in
                                         the  aggregate   principal   amount  of
                                         $4,054,000,  convertible into 3,268,551
                                         shares  of  our   common   stock.   The
                                         following  is a brief  summary of these
                                         private placement  transactions for the
                                         sale  of the  Company's  common  stock,
                                         warrants    and    convertible     debt
                                         securities:

                                         In September 2004 and in December 2004,
                                         we  issued  (i)   certain   convertible
                                         demand notes with a conversion price of
                                         $4.27,  convertible upon certain events
                                         into 486,501 shares of our common stock
                                         (subject to  adjustment  under  certain
                                         circumstances),    (ii)   warrants   to
                                         purchase  48,000  shares of our  common
                                         stock at an adjusted  exercise price of
                                         $1.87,  and (iii)  warrants to purchase
                                         44,000 shares of our common stock at an
                                         adjusted exercise price of $4.27, to an
                                         accredited  investor as described under
                                         the  heading  "Selling  Stockholders  -
                                         Convertible Debt Placements"  beginning
                                         on page 56.

                                         Commencing  in December 2004 we engaged
                                         in  a  series  of   private   placement
                                         transactions   for  the  sale  of,   in
                                         aggregate, 329,571 shares of our common
                                         stock  and   warrants  to  purchase  an
                                         equivalent  number  of  shares  of  our
                                         common  stock at an  adjusted  exercise
                                         price of $4.27  to  certain  accredited
                                         investors   as   described   under  the
                                         heading    "Selling    Stockholders   -
                                         Regulation   D   Private    Placements"
                                         beginning on page 56.

                                         In January  2005 we completed a private
                                         placement  transaction  for the sale of
                                         100,720 shares of the Company's  common
                                         stock  and   warrants  to  purchase  an
                                         equivalent  number  of  shares  of  our
                                         common  stock at an  adjusted  exercise
                                         price  of  $4.27  to  certain  offshore
                                         investors   as   described   under  the
                                         heading    "Selling    Stockholders   -
                                         Regulation    S   Private    Placement"
                                         beginning on page 56.

                                         In February 2005, in connection  with a
                                         bridge loan  financing in the aggregate
                                         amount of $1,500,000,  we issued 15,000
                                         shares of our common stock and warrants
                                         to  purchase   150,000  shares  of  our
                                         common  stock at an  adjusted  exercise
                                         price of $4.27  to  certain  accredited
                                         investors.   In  connection   with  the
                                         bridge  loan  financing,  we  issued an
                                         additional  12,500 shares of our common
                                         stock and  warrants to purchase  30,000
                                         shares  of  our  common   stock  at  an
                                         adjusted  exercise  price  of  $4.27 to
                                         various  investors as a finder's fee. A
                                         description    of   the   bridge   loan
                                         financing and the finder's fee warrants
                                         are   described   under   the   heading
                                         "Selling  Stockholders  -  Bridge  Loan
                                         Transaction" beginning on page 56.

                                         In April  2005 and upon  exercise  of a
                                         green  shoe  option  in  May  2005,  we
                                         completed    a    private     placement
                                         transaction   for  the  sale   of,   in
                                         aggregate, 979,963 shares of our common
                                         stock  and   warrants  to  purchase  an
                                         equivalent  number of our common  stock
                                         at an adjusted exercise price of $4.27.
                                         In   connection   with   this   private
                                         placement,   we  issued  an  additional
                                         120,094 warrants to purchase our common
                                         stock at an adjusted  exercise price of
                                         $4.27  as a  finder's  fee  to  certain
                                         investors   as   described   under  the
                                         heading    "Selling    Stockholders   -
                                         Rodman/Westminster  Private  Placement"
                                         beginning on page 56.

                                         In  connection   with  various  private
                                         placement  transactions described above
                                         we issued  248,200 shares of our common
                                         stock  as   compensation   to   certain
                                         consultants   for   various    services
                                         performed  in   connection   with  such
                                         private placements,  as described under
                                         the  heading  "Selling  Stockholders  -
                                         Consulting  Shares"  beginning  on page
                                         56.

                                         On  October  7,  2005 (as  reformed  in
                                         November  2005), we completed a private
                                         placement    transaction    with   four
                                         accredited  investors  for the  sale of
                                         (i)  secured  convertible  notes in the
                                         aggregate     principal    amount    of
                                         $2,170,000,  convertible  into not more
                                         than  2,782,050  shares  of our  common
                                         stock, and (ii) warrants to purchase up
                                         to 700,000  shares of common stock with
                                         an adjusted exercise price of $2.00 per
                                         share  for  an  aggregate  subscription
                                         amount     of      $1,750,000.      The
                                         aforementioned notes payable, which are
                                         due October 2008, are convertible  into
                                         shares of our common  stock at any time
                                         at the  holder's  option at an adjusted
                                         conversion price of not less than $0.78
                                         per share.  The warrants  expire on the
                                         fifth  anniversary  of their  issuance.
                                         Additionally,  in connection  with this
                                         private  placement,  we issued warrants
                                         to purchase 93,500 shares of our common
                                         stock  with  an   adjusted   per  share
                                         exercise   price   of   $1.50  to  H.C.
                                         Wainwright  & Co.,  Inc. in  connection
                                         with its  services as  placement  agent
                                         under  the  private  placement.   These
                                         transactions  are more fully  described
                                         under the heading "Selling Stockholders
                                         - October 2005 Private Placement".

                                         In addition to the securities issued in
                                         the  transactions  described  above, we
                                         are   also   registering   for   resale
                                         1,201,872  other  shares of our  common
                                         stock that we had previously  issued in
                                         connection      with     our     Optron
                                         Technologies,      Cadogan,     Cetalon
                                         combination transaction described under
                                         the heading  "Description of Business."
                                         In   aggregate,   we  are   registering
                                         8,752,225  shares of our common  stock.
                                         The  number of shares  subject  to this
                                         Prospectus represents 69% of our issued
                                         and  outstanding  common  stock  as  of
                                         February  16,  2006  and  47%  assuming
                                         issuance  of  all  currently   unissued
                                         shares  included  in  this  Prospectus.
                                         There can be no  assurance  that any or
                                         all  of the  unissued  shares  will  be
                                         issued.


Description of Business................  We were incorporated in Nevada on March
                                         13,  1996  as   Sportsman's   Wholesale
                                         Company and changed our name to Cetalon
                                         Corporation  or  "Cetalon" on March 12,
                                         2001.  On  January  15,  2003,  Cetalon
                                         filed a  petition  and was  granted  an
                                         order for  relief  under  Chapter 11 of
                                         the Bankruptcy  Code, which resulted in
                                         the creation of the Cetalon Corporation
                                         Liquidating Trust.  Effective August 2,
                                         2004, Cetalon combined with (i) Cadogan
                                         Investments  Limited  or  "Cadogan",  a
                                         London based company that owned Astrata
                                         South  Africa  (Pty)  Limited,  a South
                                         African   company;   and  (ii)   Optron
                                         Technologies,     Inc.    or    "Optron
                                         Technologies", a Nevada corporation. In
                                         connection   with   the    transactions
                                         described  above,  on August  3,  2004,
                                         Cetalon, as the surviving entity of the
                                         Cetalon,     Cadogan     and     Optron
                                         Technologies  combination,  changed its
                                         name to our current name, Astrata Group
                                         Incorporated,    and    continued   the
                                         business    of   Cadogan   and   Optron
                                         Technologies.

                                         We  operate  in  the   telematics   and
                                         geomatics   sectors   of   the   global
                                         positioning   system   industry.    Our
                                         expertise   is  focused   on   advanced
                                         location-based IT products and services
                                         that  combine   positioning,   wireless
                                         communications,     and     information
                                         technologies.   We   provide   advanced
                                         positioning   products,   as   well  as
                                         monitoring  and  airtime   services  to
                                         industrial,  commercial,   governmental
                                         entities,             academic/research
                                         institutions,      and     professional
                                         customers   in  a  number  of  markets,
                                         including      surveying,      utility,
                                         construction,     homeland    security,
                                         military,     intelligence,     mining,
                                         agriculture, public safety, marine, and
                                         transportation. Our principal executive
                                         offices  are  located  at 1801  Century
                                         Park East,  Suite  1830,  Los  Angeles,
                                         California  90067. Our telephone number
                                         is (310) 282-8646.

Common Stock Outstanding...............  There are  12,669,931  shares of common stock  issued  and  outstanding  as  of
                                         February 17, 2006.  For a more detailed
                                         discussion  about our common stock, see
                                         the   discussion   under  the   heading
                                         "Description    of    Capital    Stock"
                                         beginning on page 56.


Use of Proceeds........................  We will not receive any  proceeds  from the  disposition  of any of the  shares
                                         being   registered  on  behalf  of  the
                                         selling   stockholders.   We  will  not
                                         receive any proceeds in connection with
                                         a conversion of the convertible  notes,
                                         when  and  if  such  conversion  should
                                         occur.  We will,  however,  reduce  our
                                         total    outstanding    liability   and
                                         experience a corresponding  dilution of
                                         our  common  stock  in the  event  of a
                                         conversion of the convertible notes. We
                                         will  receive the  exercise  price upon
                                         exercise  of the  warrants  included in
                                         this  Prospectus.  We expect to use the
                                         proceeds  received from the exercise of
                                         the  warrants  to expand  our sales and
                                         marketing  efforts  in the near  future
                                         and for other general  working  capital
                                         purposes.

Risk Factors...........................  Purchase of our common stock involves a high  degree of risk.  You should  read
                                         and carefully  consider the information
                                         set   forth   under   "Risk    Factors"
                                         beginning on page 7 and the information
                                         contained elsewhere in this Prospectus.

Forward Looking Statements............. The   discussion   in  this   Prospectus
                                        contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this Prospectus. See "Forward-Looking Statements" on page 19.

Selected Financial Information......... The following  selected  financial  data have been derived from our  consolidated
                                        financial  statements.  Our consolidated
                                        financial  statements for the year ended
                                        February  28, 2005 have been  audited by
                                        Squar, Milner, Reehl & Williamson,  LLP.
                                        Our  consolidated  financial  statements
                                        for the year  ended  February  29,  2004
                                        have  been   audited   by  BKR   Logista
                                        Incorporated. Such financial statements are included in this Prospectus and the information below is qualified in its entirety by reference to these financial statements and the audit reports by the aforementioned accounting firms on those financial statements, all of which are included elsewhere herein.

                                                                                 For the year ended        For the year ended
                                                                                  February 28, 2005         February 29, 2004
                                                                                  -----------------         -----------------
Statement of Operations Data:
Net Sales.................................................................              $14,677,230               $10,036,803
Operating income (loss)...................................................             $(6,891,307)                   $66,180
Net (loss)................................................................             $(7,311,460)                 $(24,747)
Basic and diluted loss per common share (as restated for fiscal 2005).....                  $(0.83)                   $(0.00)
Weighted-average basic and diluted common shares outstanding (as restated
for fiscal 2005)..........................................................                8,774,980                 6,275,000


                                                                                                 February 28,   February 29,
                                                                                                    2005            2004
                                                                                                ------------   ------------
Balance Sheet Data:
Cash and cash equivalents.....................................................................      $1,281,064       $264,067
Total assets..................................................................................     $14,331,007     $7,671,771
Total stockholders' equity....................................................................      $1,137,770     $2,499,210

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully review and consider the risk factors listed below, as well as the other information contained in this Prospectus, including our consolidated financial statements and related notes, before deciding to invest in shares of our common stock or to maintain or increase your investment in shares of our common stock. You should also review our Annual Report on Form 10-KSB, our Quarterly Reports on Form 10-QSB and previous and subsequent Current Reports on Form 8-K. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, and/or operating results. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Our Marketplace

We may not be able to secure the additional funding necessary to meet our liquidity and future funding requirements


      The consolidated financial statements included elsewhere herein have been prepared assuming we will continue in our present form, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. For the year ended February 28, 2005, we had a net loss of approximately $7.3 million and negative cash flow from operating activities of approximately $4.2 million. In addition, we had a working capital deficit of approximately $3.5 million and an accumulated deficit of approximately $7.3 million as of February 28, 2005. For the nine months ended November 30, 2005, we had a net loss of approximately $8.7 million and negative cash flow from operating activities of approximately $3.7 million. In addition, we had a working capital deficit of approximately $7.4 million and an accumulated deficit of approximately $16.1 million as of November 30, 2005.

      In order for us to fund our operations and continue our business plan, substantial additional funding will be required from external sources. Management currently intends to fund operations through a combination of equity, lines of credit, and collateralized debt facilities. There can be no assurance that we will be able to secure financing on acceptable terms beyond the $4.4 million of net proceeds received in the first and third quarters of fiscal 2006 (plus the additional $550,000 of net proceeds to be received from the October 2005 debt financing transaction described elsewhere herein). If not, management believes that it has the ability to access debt markets using sale and leaseback arrangements and/or collateralized debt facilities. In addition, in July 2005 management revised our business plan and thereby reduced our cash requirements by using alternate channels to access telematics markets in selected geographic locations. While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in our future growth rate and profitability, if any.


Our Current Financial Condition has Raised Substantial Doubt Regarding the Company's Ability to Continue as a Going Concern


      The independent auditor's re-issued report on our fiscal 2005 consolidated financial statements included elsewhere herein contains an explanation that our financial statements have been prepared assuming that we will continue as a going concern. Factors such as those described in the preceding risk factor raise substantial doubt about our ability to continue as a going concern. Management has undertaken to reduce operating costs significantly through a series of actions, and is presently negotiating certain financing alternatives for us. Notwithstanding management's undertakings to reduce costs and raise debt and/or equity funds in future transactions, we cannot assure you that management's efforts will lead us to profitability; nor can we provide any assurance that we can continue raising funds on acceptable terms. The consolidated financial statements included elsewhere herein do not include any adjustments that might result from the outcome of these uncertainties. The ability of the Company to continue operating as a going concern will depend on our ability to raise working capital, further streamline our operations, and increase revenues. Failure in any of these efforts may materially and adversely affect our ability to continue as a going concern.

Our  strategic  acquisitions,   investments,  strategic  partnerships  or  other
ventures may not be successful

      We intend to evaluate acquisition opportunities and opportunities to make investments in complementary businesses, technologies, services, or products or to enter into strategic partnerships with parties who can provide access to those assets, additional product or services offerings, or additional industry expertise. We may not be able to identify suitable acquisition, investment, or strategic partnership candidates, or if we do identify suitable candidates in the future, we may not be able to complete those transactions on commercially favorable terms, or at all.

      Acquisitions of companies, divisions of companies, or products entail numerous risks and uncertainties, which in our past experience include, and which we anticipate will include:

      |X|   the difficulty of assimilating  geographically  dispersed operations and personnel of the acquired companies;
      |X|   potential  inability to successfully  integrate acquired  operations and/or  products  or to realize  cost  savings or other  anticipated benefits from integration;
      |X|   loss of key employees of acquired operations;
      |X|   the potential disruption of our ongoing business;
      |X|   unanticipated expenses related to such integration;
      |X|   the  impairment  of  relationships  with  employees and customers of either an acquired company and/or our own business;
      |X| the potential unknown liabilities associated with acquired business; |X| inability to recover strategic investments in development stage entities;
      |X|   amortization  and/or  impairment  of  large  amounts  of  intangible assets;
      |X|   the diversion of management's  attention from ongoing development of our business and/or other business concerns; and
      |X|   the use of  substantial  amounts of our available  cash or financial resources to consummate the acquisition.

We have limited experience in the geographic areas into which we expect to expand for our future operations

      Although Astrata South Africa (Pty) Limited, a South African company or "Astrata SA," was established in 1986, we have had limited operations in Europe and Southeast Asia, in addition to the Middle East and the United States, where we propose to expand in the future. The business plan is largely based on the accumulated knowledge developed in South Africa.

      Despite our sales volume, we should still be considered an early stage company, and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history in various international markets. There is no certainty that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including the ability to develop a broad international customer base, enter new industries or areas of operations, and generally do business in a sufficient volume to provide sufficient revenue to cover our general and administrative, as well as operating, costs.

      Our business strategy entails providing comprehensive tracking system solutions. There is no certainty that we will accomplish development objectives in a timely manner, if at all. Any delays in meeting development objectives could impede success. As a developing business, we have no significant operating history outside of South Africa to reflect the results of this strategy. Therefore, there is no guarantee that we will succeed in implementing our strategy or that we will obtain financial returns sufficient to justify our investment in the markets in which we plan to participate.

We are subject to significant risks inherent in the development of new products and markets

      Our strategy includes developing new applications and entering new markets. The development of new and/or enhanced software products and services is a complex and uncertain process. We may experience design, development, testing, and other difficulties that could delay or prevent the introduction of new products or product enhancements and could increase research and development costs.

      The market for certain of our products and services is new and the markets for all of our products and services are likely to change rapidly. Our future success will depend on our ability to anticipate changing customer requirements effectively and in a timely manner and to offer products and services that meet these demands. If we are unable to anticipate changes in existing and planned markets, we may not be able to expand our business or successfully compete with other companies.

      We have limited marketing experience outside of South Africa and have conducted only limited marketing activities in the international market. We are in the early stages of development of our marketing, distribution and sales structure, organization, alliances, contracts and partnerships. Our expertise does not guarantee success or sales and there is a risk that we could be less capable in these areas of business development than in the area of product development. Further, we may experience delays in market acceptance of new products or product enhancements as we engage in marketing and education of our user base regarding the advantages and system requirements for the new products and services and as customers evaluate the advantages and disadvantages of upgrading to our new products or services.

We are subject to significant risks associated with international operations

      We have been subject to specific risks associated with doing business internationally and we anticipate that our future results will continue to be affected by a variety of international factors, which principally include:

      |X|   changes in foreign currency exchange rates;
      |X|   changes in a specific  country's  or region's  political or economic conditions, particularly in emerging markets;
      |X|   trade   protection   measures   and   import  or  export   licensing
            requirements;
      |X|   potentially negative consequences from changes in tax laws;
      |X|   difficulty   in   managing   widespread   sales  and   manufacturing
            operations;
      |X|   less effective protection of intellectual property;
      |X|   longer sales cycles in international markets;
      |X|   tariffs, export controls and other trade barriers;
      |X|   difficulties in collecting accounts receivable in foreign countries;
      |X|   the burdens of complying with a wide variety of foreign laws; and
      |X|   the need to develop  internationalized  versions of our products and foreign language marketing and sales materials.

Our success is dependent on our ability to manage our growth and expansion effectively

      Our ability to offer products and implement our business plan successfully in a rapidly evolving market requires, among other items, an effective planning and management process. Growth in sales or continued expansion in the scope of operations could strain our current management, financial, manufacturing and other resources, and may require us to implement and improve a variety of operating, financial and other systems, procedures, and controls.

Certain of our products are dependent on the continued availability of the Global Positioning System

      Global Positioning System or "GPS" products depend upon satellites maintained by the United States Department of Defense. If a significant number of these satellites become inoperable or unavailable, or are not replaced, if the policies of the United States government for the free use of the GPS are changed, or if there is interference with GPS signals, our business will suffer.

      The GPS is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the United States Department of Defense. The Department of Defense does not currently charge users for access to the satellite signals. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of about 7.5 years and are subject to damage by the hostile space environment in which they operate. However, some of the current satellites have been operating for more than thirteen years.

      If a significant number of satellites were to become inoperable or unavailable, or are not replaced, it would impair the current utility of our GPS products and the growth of current and additional market opportunities. In addition, there can be no assurance that the U.S. government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U.S. government that provide for the use of the GPS without charge and without accuracy degradation will remain unchanged.

      Because of the increasing commercial applications of the GPS, other U.S. government agencies may become involved in the administration or the regulation of the use of GPS signals. European governments have expressed interest in building an independent satellite navigation system known as Galileo. Depending on the as yet undetermined design and operation of this system, it is possible that it could cause interference with GPS signals. Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based products instead of products that use competing technologies.

      Any reallocation of radio frequency spectrum could cause interference with the reception of GPS signals and this interference could harm our business. GPS technology is dependent on the use of the Standard Positioning Service or "SPS" provided by the U.S. Government's GPS satellites. The GPS operates in radio frequency bands that are globally allocated for radio navigation satellite services. The assignment of spectrum is controlled by an international organization known as the International Telecommunications Union or "ITU".

      The Federal Communications Commission or the "FCC" is responsible for the assignment of spectrum for non-government use in the United States in accordance with ITU regulations. Any ITU or FCC reallocation of radio frequency spectrum, including frequency band segmentation or sharing of spectrum, could cause interference with the reception of GPS signals and may materially and adversely affect the utility and reliability of our products, which would, in turn, have a material adverse effect on our operating results. In addition, emissions from mobile satellite service and other equipment operating in adjacent frequency bands or in-band may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results.

Our products are subject to rapid technological advances and may become obsolete

      Since many of our products are based upon both GPS and cellular telephone technologies, both of which experience rapid technological advances, we must continue our research and development efforts or risk technological obsolescence. Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in order to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our products in development may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success.

      A delay in new product introductions could have a significant adverse impact on our results of operations. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, our products may not be free from errors or defects after commercial shipments have begun, which could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, warranty claims and litigation, which would harm our business, results of operations, and financial condition.

      Although we have completed many technological aspects of upcoming products, there is no certainty that, even upon widespread commercial use, any of these products or services will satisfactorily perform the functions for which they have been designed. Our technology is not inherently new; many competitors use similar hardware; and we anticipate it will be well received by the marketplace. Product development, commercialization, and continued system refinement and enhancement efforts remain subject to all of the risks inherent in development of new products based on innovative technologies, including unanticipated delays, expenses, technical problems, as well as the possible insufficiency of funds to implement development efforts, which could result in abandonment or substantial change in product commercialization.

      Our success will also be largely dependent upon our products meeting performance objectives and the timely introduction of those products into the marketplace, among other things. There is no certainty that our products will satisfy current price or performance objectives.

Our success depends on our ability to protect the proprietary and confidential aspects of our technology

      Our success will be dependent to a significant extent on our ability to protect the proprietary and confidential aspects of our products' technology. We have no patents or patent applications pending for our products. We have used non-disclosure agreements and other contractual provisions and technical measures to establish and protect our proprietary rights in our products. It is our belief that the pace of product development is so fast that long-term patent protection would be of little benefit to us. There is no guarantee that a patent, if granted, will protect our products against infringement, or that we will have the financial resources to prosecute an infringement claim.

      Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective patent, trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available. For example, patent protection within the World Trade Organization appears to permit substantial discretion to member countries.

      In addition, patent protection does not prevent independent third-party development of competitive products or services. We believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no certainty, however, that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty arrangement with the party asserting such a claim. Responding to and defending any such claims may require significant management and financial resources and otherwise have a material adverse effect on our results of operations, financial condition, or business.

      In addition, if, in the future, litigation is necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and/or financial condition. As a result, ultimately, we may be unable, for financial or other reasons, to enforce our rights under the various intellectual property laws described above.

If we are subject to third-party infringement claims, we could be required to pay a substantial damage award

      In recent years, there has been significant litigation in the United States involving patents, trademarks, copyrights and other intellectual property rights, particularly in the software industry. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services increasingly overlap with competitive offerings. In addition, as part of our product licenses, we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. These claims, even if not meritorious, could be expensive and divert management's attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all.

We are dependent upon a limited number of on key personnel

      Because of the technical nature of our solutions and the markets in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with expertise in wireless communications and GPS. The loss of any of them or our inability to attract and retain additional, experienced management personnel could have a substantial adverse affect on us. We have not obtained "key man" insurance policies on any of our management personnel and do not expect to obtain it on any of our future management personnel, as employed. Our ability to implement our strategies depends upon our ability to attract and retain highly talented managerial personnel. There can be no assurance that we will attract and retain such employees in the future. The inability to hire and/or loss of key management or technical personnel could materially and adversely affect our business, results of operations and financial condition.

We  are  in  very  competitive   markets  with  much  larger,  more  established
competitors

      Our markets are highly competitive and we expect that both direct and indirect competition will increase in the future. Our overall competitive position depends on a number of factors including the price, quality, and performance of our products, the level of customer service, the development of new technology and our ability to participate in emerging markets. Within each of our markets, we encounter direct competition from other GPS, optical and laser suppliers and competition may intensify from various larger foreign and domestic competitors and new market entrants, some of which may be our current customers. The competition in the future may, in some cases, result in price reductions, reduced margins and/or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. We believe that our ability to compete successfully in the future with existing and additional competitors will depend largely on our ability to execute our strategy to provide systems and products with significantly differentiated features compared to currently available alternatives. We may not be able to implement this strategy successfully, and our products may not be competitive with other technologies or products that may be developed by our competitors, many of whom have significantly greater financial, technical, manufacturing, marketing, sales, and other resources than we do.

      While we believe our products and services offer superior features, there is no certainty that we will establish our self in the international market. A number of companies offer products that provide some of the functionality of our products. While we do not believe that any one company has a dominant position in our market as a whole, we may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical, and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our software continues to develop. We may not be able to compete successfully with current and future competitors.

Our business is subject to long sales cycles, causing high working capital requirements

      Because the anticipated sales cycle in our target markets is subject to long cycles which include potential buyers requiring an evaluation process, we may be required to subsidize operations pending both obtaining sales contracts and the subsequent payment of invoices, increasing the need for adequate working capital.

      Since our technology is new, prospective customers may require a longer evaluation process prior to purchasing or making a decision to include our product in their vehicles or containers. Some prospective customers may require a test installation of a customized system before making a purchase decision, which could be costly and time consuming for us. Each industry that we serve may have entirely different requirements, which can diminish our ability to fine tune a marketing approach. Consequently, a backlog of orders could place a significant strain on our financial and other resources. At the same time, the failure by us to build a backlog of orders in the future would have a material adverse effect on our financial condition.

We may experience difficulty in maintaining and expanding sales channels

      To increase our market awareness, customer base and revenues, we must expand our direct and indirect sales operations. There is strong competition for qualified sales personnel, and we may not be able to attract or retain sufficient new sales personnel to expand our operations. New sales personnel require training and it takes time for them to achieve full productivity, if at all. In addition, we believe that our success is dependent on the expansion of our indirect distribution channels, including our relationships with wireless carriers and independent sales agents. These sales channel alliances also require training in selling our solutions and it will take time for these alliances to achieve productivity, if at all. We may not be able to establish relationships with additional distributors on a timely basis, or at all. Our independent sales agents, many of which are not engaged with us on an exclusive basis, may not devote adequate resources to promoting and selling our solutions.

Any system failure or inadequacy could materially and adversely affect our business

      Any system failure could harm our reputation, cause a loss or delay in market acceptance of our products or services and could have a material adverse effect on our business, financial condition, and results of operations. There is no certainty that server failures or interruptions will not occur.

Our failure to comply with government regulations could materially and adversely affect our business

      Our products and services require compliance with many telecommunication laws and regulations, consumer safety laws and regulations, as well as compliance with governmental laws and regulations applicable to small public companies and their capital formation efforts. For example, CE certification for radiated emissions is required for most GPS receiver and data communications products sold in the European Union. An inability to obtain such certifications in a timely manner could have an adverse effect on our operating results. Also, some of our products that use integrated radio communication technology require an end user to obtain licensing from the FCC for frequency-band usage. These are secondary licenses that are subject to certain restrictions. An inability or delay in obtaining such certifications or changes in the FCC regulations could adversely affect our ability to bring our products to market which could harm our customer relationships and have a material adverse effect on our business. Although we will make every effort to comply with applicable laws and regulations, there is no certainty of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities.

Government regulations and standards could subject us to increased regulation

      In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by foreign and domestic governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, consumer protection, infringement on intellectual property rights, pricing controls, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to our solutions. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our solutions and increase our cost of doing business. Wireless communications providers who supply us with airtime are subject to regulations that could increase our costs or limit the provision of our solutions.

Defects in products could materially and adversely affect our business

      Products as complex as those we offer or are developing frequently contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing and/or future products and services. From time to time in the past, versions of our software that have been delivered to customers have contained errors. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and/or increased costs to correct errors, any of which could significantly harm our business.

      Defects or errors could also result in tort and/or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for such claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be harmed.

We cannot consistently and accurately predict sales orders and shipments, which can contribute to high operating capital needs

      We have not been able in the past to predict with consistency when our customers will place orders and request shipments so that we cannot always accurately plan our manufacturing requirements. As a result, if orders and/or shipments differ from what we predict, we may incur additional expenses and build excess inventory, which may require additional reserves and allowances. Any significant change in our customers' purchasing patterns could have a material adverse effect on our operating results for a particular quarter.

      Our operating results have fluctuated and can be expected to continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond our control. In our experience, our operating results in any period are most significantly affected by:

      |X|   changes in market demand;
      |X|   competitive market conditions;
      |X|   market acceptance of existing and/or new products;
      |X|   fluctuations in foreign currency exchange rates;
      |X|   the cost and availability of components;
      |X|   our ability to manufacture and ship products;
      |X|   the mix of our customer base and sales channels;
      |X|   the mix of products sold;
      |X|   our  ability  to  expand  our  sales  and   marketing   organization
            effectively;
      |X|   our  ability to attract  and retain  key  technical  and  managerial employees;
      |X|   the timing of shipments of products under contracts; and
      |X|   general global economic conditions.

      In addition, demand for our products in any quarter or year may vary due to the seasonal buying patterns of our customers in the agricultural and engineering and construction industries. Due to the foregoing factors, our operating results in one or more future periods are expected to be subject to significant fluctuations. The price of our common stock could decline substantially in the event such fluctuations result in our financial performance failing to meet the expectations of public market analysts and investors, which are based primarily on historical models that are not necessarily accurate representations of the future.

We are subject to significant foreign currency exchange rate fluctuations

      We have many customers, suppliers and manufacturers that are located outside the United States. Some transactions relating to supply and development agreements may be conducted in currencies other than the U.S. dollar, and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause us to incur currency exchange costs. In addition, some of our transactions denominated in U.S. dollars are subject to currency exchange rate risk. We cannot predict the effect of exchange rate fluctuations on our future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, our suppliers and manufacturers may request a price increase at the end of the contract period.

      Since some of our sales and purchase transactions are denominated in currencies other than the South African Rand, we are exposed to foreign currency risk. Astrata SA purchases forward foreign exchange contracts to cover certain product - purchase transactions denominated in U.S. dollars.

We do not hedge interest rate risk.

      In the last quarter of fiscal 2005, the U.S. dollar continued to weaken against several major currencies in which we do business, adversely impacting our financial results. The weaker U.S. dollar negatively impacts our operating income due to significant manufacturing, distribution, research and development, and selling expenses incurred outside of the United States, while the weaker U.S. dollar positively impacts our revenues generated in foreign currencies, primarily the South African Rand.

      From February 28, 2005 to January 27, 2006, the South African Rand weakened against the U.S. dollar by approximately 15%.

Our gross margin fluctuates based on our quarterly product and sales mix

      Our gross margin is affected by a number of factors, including product mix, product pricing, cost of components, foreign currency exchange rates and manufacturing costs. For example, sales of Nikon-branded products generally have lower gross margins as compared to our GPS survey products. Absent other factors, a shift in sales towards Nikon-branded products would lead to a reduction in our overall gross margins. A decline in gross margin could potentially negatively impact our earnings or loss per common share.

Our operations are dependent on a limited number of suppliers

      We are a distributor in sub-Saharan Africa for products manufactured by Trimble Navigation Limited or "Trimble". As such, Trimble is our largest single supplier which provided an average of approximately 50% of our products during the two-year period ended February 28, 2005. Thus if our relationship with Trimble should deteriorate, or our distribution agreements with Trimble expire without being renewed, our business, results of operations and/or financial condition would be adversely affected to a material extent if we were unable to promptly locate alternative suppliers on substantially similar terms. Any significant delay in doing so could disrupt our manufacturing activities, impair our ability to maintain or expand our customer base, and/or have an adverse effect on our competitive position in the markets that we serve.

Risks Related to Owning Our Securities

Since first being quoted on December 16, 2004, our common stock has traded only sporadically and is expected to experience significant price and volume volatility in the future which substantially increases the risk of loss to persons owning our common stock

      There was no public market for our common stock prior to December 16, 2004. At best, only a limited trading market has developed and is expected to continue to develop in the foreseeable future for our common stock. Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

      We cannot predict the extent to which investor interest in our stock will create or sustain an active and orderly trading market. If such a market were to develop, the market price of our common stock may continue to be highly volatile. The sale of a large block of shares could depress the price of our common stock to a greater degree than a company that typically has a higher volume of trading in its securities. In our experience, the following factors may have the most significant impact upon the market price of our common stock and the value of your investment:


            Disappointing results from our development efforts;
            Failure to meet our revenue or profit goals or operating budget; Decline in demand for our common stock;
            Downward revisions in securities analysts' estimates or changes in general stock market conditions;
            Technological   innovations   by   competitors   or   in   competing
            technologies;
            Investor perception of our industry or our prospects;
            General economic trends;
            Variation  in  our  quarterly   operating  results,   including  our
            inability to increase revenues;
            Announcement of new customer relationships by our competitors; Departures of our executive officers;
            General conditions in the worldwide economy, including fluctuations in interest rates;
            Developments in patents or other intellectual property rights and litigation;
            Developments in our relationships with our customers and suppliers; Any significant acts of terrorism against the United States; and Our currently limited public float of approximately $15.4 million as of January 13, 2006.


      Our common stock has traded as low as $0.81 and as high as $7.70 during a period of approximately fourteen months. In addition to volatility associated with OTC Bulletin Board securities in general, the markets for high technology stocks have sometimes experienced extreme volatility that has often been unrelated to the operating performance of the particular companies. These broad market fluctuations may adversely affect the trading price of our common shares.


The issuance of shares of common stock could result in a change of control.




      Our Articles of Incorporation authorize the issuance of 40,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001. Our board of directors has the authority to issue up to the authorized capital stated in the Articles of Incorporation. As noted under the heading "Proposed Strategic Financing Transaction" below, we are presently negotiating a potential debt/equity financing transaction pursuant to which we would issue a maximum of $20 million of junior convertible notes payable subject to a fixed conversion price per share and detachable warrants to purchase 28% of our fully-diluted outstanding common stock (as to be defined) at an exercise price of $2.00 per share. As of November 30, 2005, management estimates that these warrants would be exercisable into approximately 5.7 million shares of our common stock. Additionally, if this transaction is consummated under the terms described above, management is considering a "re-set" to $2.00 per share of (i) the exercise price for all outstanding warrants and options whose current exercise price is greater than $2.00 per share, and (ii) the conversion price for all outstanding convertible debt whose current conversion price is greater than $2.00 per share; all other terms of such equity instruments and debt agreements would remain unchanged. To date, we have not entered into a definitive agreement and there is no assurance that this proposed transaction will be consummated. However, should we enter into the proposed transaction or a transaction on similar terms, the issuance of any such shares may result in a reduction of the proportionate ownership and voting power of all other stockholders and may result in a change of control of our corporation.

Conversion of convertible notes issued to certain of our investors could negatively impact our share price.


      On October 7, 2005 we issued convertible notes in the aggregate principal amount of $2,170,000. The number of shares issuable upon conversion of the convertible notes is based on a price of not less than $0.78. Based upon an exercise price of $0.78, upon conversion, holders of the convertible notes would be entitled to receive 2,782,050 shares of our common stock, representing 18% of our then-issued and outstanding common stock. Conversion of the convertible notes may have a dilutive impact on our stockholders. As a result, our income
(loss) per common share could decrease in future periods and the market price of our common stock could decline.


Future sales of our common stock could depress our stock price


      We have registered as part of this registration statement shares representing 69% of our issued and outstanding common stock as of February 17, 2006 and 47% assuming issuance of all currently unissued shares included in this Prospectus. If any of our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, such sales could create the perception in the public of difficulties or problems with our software products and services. As a result, these stock sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


A significant number of shares of our common stock became eligible for sale in the public markets in August 2005, which could negatively affect the price of our common stock

      In addition to the shares of our common stock that we are obligated to register for resale by the holders into the public markets, commencing in August 2005, an additional 6,873,000 shares of our common stock, which were "restricted securities," became eligible for and may be sold into the public markets in compliance with an exemption from the registration requirements of the Securities Act provided by Rule 144. Rule 144 generally provides that beneficial owners who have held such shares for one year may, within a three-month period, sell a number of shares not exceeding one percent of our total outstanding shares. Any substantial sales in the public market of restricted securities under Rule 144 or otherwise could negatively impact the market price of the common stock.

Our periodic financial results are subject to fluctuation, which could negatively affect the price of our common stock

      Our operating results have in the past and could in the future vary significantly from quarter to quarter. Our periodic operating results are likely to be particularly affected by the number of customers entering into service agreements for our products during any reporting period and the size of each transaction. Based on our prior experience, we anticipate the following factors will have most significant impact on our periodic operating results:


            our ability to attract and retain new customers and sell additional products and services to current customers;
            the renewal or non-renewal of service and maintenance contracts with our customers;
            the announcement or introduction of new products or services by us or our competitors;
            changes in the pricing of our products and services or those of our competitors;
            variability in the mix of our product and services revenue in any quarter; and the amount and timing of operating expenses and capital expenditures relating to the business.


      Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. In addition, we may be unable to forecast accurately our operating results because our business and the market in which we operate are changing rapidly. Such changes could adversely affect our forecasting ability. It is possible that, in some future periods, our revenue performance, expense levels, cash usage, and/or other operating results will be below the expectations of investors and/or analysts. If this occurs, the price of our common stock might decline.

We do not intend to pay dividends; you will not receive funds without selling shares

      We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you may not receive any funds without selling your shares.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board, which could affect our stockholders' ability to access trading information about our common stock

      The OTC Bulletin Board is separate and distinct from the Nasdaq Stock Market. Although the OTC Bulletin Board is a regulated quotation service operated by the NASD that displays real-time quotes, last sale prices, and volume information in over-the-counter equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative listing standards for our common stock to be quoted on the OTC Bulletin Board. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders' ability to access trading information about our common stock.

      The OTC Bulletin Board is generally considered to be a less efficient market than the established exchanges or the Nasdaq markets. While we anticipate seeking to be listed on the Nasdaq Stock Market or a national exchange at some time in the future, it is impossible at this time to predict when, if ever, such application will be made or whether such application will be successful.

Our common stock may be subject to penny stock rules, which make it more difficult for our stockholders to sell their common stock

      Our common stock is subject to certain rules and regulations relating to "penny stocks" (generally defined as any equity security that is not traded on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain non-exempt transactions (i.e., sales to persons other than established customers and "accredited investors"), which include, among certain other restrictions, the delivery of a standardized risk disclosure document relating to the penny stock market, a uniform two day waiting period following delivery of such disclosure document and receipt of a signed and dated acknowledgement of receipt of such disclosure document before such transaction may be effected, and monthly statements disclosing recent bid and offer quotations for the penny stock held in the account. If the broker-dealer is the sole market maker, the broker-dealer must disclose this, as well as the broker-dealer's presumed control over the market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. For as long as our securities are subject to the rules on penny stocks, the liquidity of our common stock could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future.

Our Articles of Incorporation and By-Laws protect directors from liability

      The limitations on director liability contained in our Articles of Incorporation and By-laws may discourage lawsuits against directors for alleged breach of fiduciary duty. Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our Articles of Incorporation provide, however, that our officers and directors shall not have any liability to our stockholders for losses sustained or liabilities incurred that arise from any transaction in their respective managerial capacities unless they engaged in intentional misconduct, knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper personal benefit from the transaction.

      Our Articles of Incorporation and By-Laws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Our Articles of Incorporation and By-Laws and state law contain provisions that could discourage a takeover

      In addition to state law, our Articles of Incorporation and By-Laws may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable. Our board is authorized to issue shares of preferred stock without stockholder approval, which means that our board could issue shares with special voting rights or other provisions that could deter a takeover. Further, cumulative voting, which would allow less than a majority of stockholders to elect director candidates, is not permitted. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of our common stock and dilute existing stockholders.


Because a limited number of stockholders together beneficially own approximately 52% of our voting stock, the voting power of other stockholders may be limited

      Our directors, officers and greater than 5% stockholders own, as of February 17, 2006, approximately 52% of our outstanding common stock and beneficially own approximately 64% assuming issuance of all currently unissued shares underlying convertible debt, options or warrants held by such directors, officers and stockholders holding greater than 5% of our common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that might be beneficial to our other stockholders, could delay or prevent an acquisition, and/or could cause the market price of our stock to decline. Some of these persons may have interests different than yours. For example, they could be more interested than our other stockholders in selling us to an acquirer or in pursuing alternative strategies.

      As a Nevada corporation, our directors, officers, and greater than 5% stockholders are subject to certain fiduciary duties and obligations to us and our stockholders, which are governed by the corporation law of the State of Nevada. Beyond the duties and obligations provided under the corporation law of the State of Nevada, however, our directors, officers and greater than 5% stockholders are not subject to any third-party agreement or obligation, nor have we implemented any procedure, for resolving actual or perceived conflicts of interest between such our directors, officers, and greater than 5% stockholders and our other stockholders.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the disposition of any of the shares being registered on behalf of the selling stockholders, nor will such proceeds be available for our use or benefit. We will not receive any proceeds in connection with a conversion of the convertible notes, when and if such conversion should occur. We will, however, reduce our total outstanding liability and experience a corresponding dilution of our common stock in the event of a conversion of such convertible notes.


      We currently expect that any proceeds received by us from the exercise of the warrants would be used to expand our sales and marketing efforts in the near future and for other general working capital purposes. We cannot provide any assurance that any of the warrants will be exercised and, if exercised, the amount of dilution, if any, to our stockholders as of such date. The number of shares of common stock underlying warrants subject to this Prospectus is 2,595,848 of which 48,000 warrants have an adjusted exercise price of $1.87 per share, 703,544 warrants have an adjusted exercise price of $4.27 per share, 1,144,304 warrants have an adjusted exercise price of $3.18 per share and the remaining 700,000 warrants have an initial exercise price of $2.00 per share. The weighted average exercise price of these warrants is $3.13 per share. On February 16, 2006, the last sales price of our common stock was $2.30. Except for the dilution that will result from the exercise of the warrants and/or the conversion of the convertible notes, our stockholders will not suffer any dilution through the disposition of the common stock covered by this Prospectus.


                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

                                 CAPITALIZATION

      The following table sets forth our capitalization on February 28, 2005.

                                                                           Shares              Shares
                                                                       Authorized          Outstanding           Amount
                                                                       ----------          -----------           ------
Preferred stock......................................                  10,000,000                   --               --
Common stock.........................................                  40,000,000           11,228,886           $1,123
Additional paid-in capital...........................                         --                    --       $8,769,202
Accumulated deficit..................................                         --                    --     $(7,327,821)
Total stockholders' equity...........................                         --                    --       $1,137,770


                           PRICE RANGE OF COMMON STOCK

      Our common stock has been quoted on the OTC Bulletin Board since December 2004, and is currently quoted under the symbol "ATTG". The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by Yahoo!(R) Finance. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.


                                                                                                                   Bid
                                                                                                                   ---
                                                                                                              High       Low
                                                                                                              ----       ---
Year ending February 28, 2006:
First Quarter...........................................................................                     $7.65      $3.50
Second Quarter..........................................................................                      4.45       1.17
Third Quarter...........................................................................                      1.60       0.81
Fourth Quarter(1).......................................................................                      2.75       0.81
Year ended February 28, 2005:
Fourth Quarter(2).......................................................................                      7.70       5.00

-----------


      (1)Through February 14, 2006.
      (2)Quotation of our common stock commenced on the OTC Bulletin Board in December 2004.

      On February 14, 2006, the last sales price of our common stock was $2.05.


Penny Stock Rules

      The Securities and Exchange Commission or the "SEC" has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or traded on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction (by a person other than an established customer or an "accredited investor") in a penny stock, among certain other restrictions, to deliver a standardized risk disclosure document prepared by the SEC, that; (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. In addition, the penny stock rules require a uniform two day waiting period following delivery of the standardized risk disclosure document and receipt of a signed and dated acknowledgement of receipt of such disclosure document before the penny stock transaction may be completed.

      The broker-dealer also must provide, prior to effecting any transaction (by a person other than an established customer or an "accredited investor") in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

      In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

      These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock


      As of February 16, 2006, there were approximately 500 holders of record of our common stock.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      The  following   discussion   should  be  read  in  conjunction  with  our
consolidated financial statements and related notes and the other financial information included elsewhere in this Prospectus.

Forward-Looking Statements

      Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended or the "Exchange Act". Actual results may differ materially from those included in the forward-looking statements. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "anticipate," "estimate," "project," "prospects," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally in the countries in which we operate, legislative/regulatory changes, the political climate in the foreign countries in which we operate, the availability of capital, interest rates, competition, and changes in accounting principles generally accepted in the United States of America ("GAAP"). These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on any such statements. Further information concerning us and our business; including additional factors that could materially affect our financial results, are included herein and in our other filings with the SEC.

Company Overview and Recent Trends

Company Overview

      We are in the telematics and geomatics sectors of the GPS industry. Our expertise is focused on advanced location-based IT products and services that combine positioning, wireless communications, and information technologies. We provide advanced positioning products, as well as monitoring and airtime services to industrial, commercial, governmental entities, academic/research institutions, and professional customers in a number of markets, including surveying, utility, construction, homeland security, military, intelligence, mining, agriculture, public safety, marine, and transportation. We own an assembly and testing facility with thirteen years of experience in position and wireless communication technology that has delivered in excess of 83,000 GPS/GSM (Global System for Mobile Telecommunications) fleet management products to customers.

Results of Operations for the Year Ended February 28, 2005 Compared to February 29, 2004

      Net sales were approximately $14.7 million for the twelve months ended February 28, 2005, an increase of approximately $4.7 million compared to the twelve months ended February 29, 2004 of approximately $10 million. Of the approximately $4.7 million increase in revenues, approximately $2.5 million is related to increased demand in traditional geomatics products, primarily in GPS survey equipment and mapping; increased sales of new products for construction and agriculture machine control; and approximately $0.4 million revenue related to the expansion into South East Asia. Approximately $1.3 million was related to increasing telematics business in South Africa; revenue related to the recent Suretrack acquisition; and approximately $0.5 million of revenue related to the expansion of the telematics business into South East Asia.

      Gross profit increased approximately $1.4 million to approximately $5.8 million for the twelve months ended February 28, 2005 compared to the twelve months ended February 29, 2004 of approximately $4.4 million. Total gross profit as a percentage of revenue decreased from approximately 44% to 40%. Geomatics margins decreased from approximately 41% to 36%, while telematics margins decreased from approximately 53% to 50%. Geomatics margins are affected by the proportion of product sold to customers in the construction and agriculture industries, which realizes approximately 3% lower margins than survey and mapping products. Our telematics business with traditional non-recurring original equipment manufacturer or OEM and sub- contract manufacturing business has been impacted by our moving to a service-based business model. While OEM profits are generated immediately upon sale, service-based profits are generated over the term of the contract. Thus, service-based sale transactions will result in reduced profits in the earlier part of the contract; however, profits will be generated in the future over the life of the contract.

      We are the sole distributor of Trimble products in South Africa. However, there are competing products in the market, and our geomatics business has faced increased competition from resellers of alternative equipment. Management believes that Trimble products compete favorably with other manufacturers in terms of technology and pricing strategy. In fiscal 2005, increased pressure to reduce selling prices became apparent to prevent migration of price-sensitive customers to competing products. Being primarily resellers of Trimble's geomatics equipment, we have limited ability to offset reduced selling prices with improved cost of sales. In addition, we have increased the use of resellers in the African market, which has reduced margins but, we believe, provides strategic revenue growth.

      The majority of our sales for years ended February 29, 2004 and February 28, 2005 are in South African Rand. These are converted to U.S. dollars for financial reporting purposes at the average rate prevailing during the year. The U.S. dollar weakened by approximately 13.4% against the Rand when comparing the average rate of 2005 with 2004. This has the effect of increasing both revenues and cost of sales in 2005 as compared to 2004. Because the change in the exchange rate impacts both sales and cost of sales, there is no material effect on gross profit.

      Selling general and administrative expenses for the year ended February 28, 2005 were approximately $11.4 million, an increase of approximately $7.6 million compared to the year ended February 29, 2004 of approximately $3.8 million. For the year ended February 28, 2005, approximately $1.0 million of this increase is directly related to fluctuations in foreign currency exchange rates. In South Africa, the increase resulted from the expansion of our business where overhead increased by approximately $0.8 million. In South East Asia (including Singapore, Malaysia, Brunei and Indonesia) and Europe the start up of businesses resulted in an overhead expense increase of approximately $1.4 million and $0.6 million, respectively. The majority of these expenses are specifically related to staffing, facilities and travel. Corporate overhead of approximately $3.8 million included public company expenses of approximately $1.5 million, investor relations and investment banker service expenses of approximately $0.5 million and administrative expenses of approximately $1.8 million. Public company expenses include audit expenses, legal fees, director fees and one time re-organization fees of approximately $0.6 million.
Administrative expenses primarily include marketing, salaries, facilities and travel expenses. For the year ended February 29, 2004, the $3.8 million was directly related to the South African operations covering, selling, general and administrative expenses.

      Research and development expenses increased to approximately $1.3 million in the year ended February 28, 2005 from approximately $0.4 million in the year ended February 29, 2004. This is due to the expansion of our hardware and software development staff and acceleration of the development of Geo-Location Platform or "GLP" derivatives.

      Our operating loss for the year ended February 28, 2005 was approximately $6.9 million, an increase of approximately $7 million over the prior year. This increase reflects the start-up costs of businesses in South East Asia and Europe; business expansion in South Africa; and corporate overhead relating to public company expenses, capital raising, and administrative expenses.

Net Results of Operations

      We reported approximately $50,000 in income from Barloworld Optron Technologies (Pty) Ltd or "BOT", our joint venture with Barloworld Equipment Company (Pty) Limited or "Barloworld". Since Astrata SA does not own a majority voting interest in BOT and does not otherwise have a controlling financial interest in it, we account for our investment in BOT using the equity method of accounting (see Note 10 to the fiscal 2005/2004 consolidated financial statements included elsewhere herein).

      We reported a net loss of approximately $7.3 million or $0.83 per common share for the year ended February 28, 2005 compared to a net loss of approximately $25,000 or less than one cent per common share for the year ended February 29, 2004.

Liquidity and Capital Resources

      Total assets increased by $6,659,236 from $7,671,771 as of February 29, 2004 to $14,331,007 as of February 28, 2005. The increase is due to the increase in cash of $1,016,997; an increase in accounts receivable of $191,982; an increase in inventory of $2,357,184, related to the manufacture and assembly of inventory in anticipation of the introduction of certain of our GLP products; deferred finance charges of $227,150; an increase in other assets of $242,687; an increase in property and equipment, net of $926,210; additional advances to an affiliate of $365,671; and an increase in goodwill and identifiable intangible assets of $1,331,497 related to two acquisitions.

      Total  liabilities  increased by $9,232,530 from $3,740,748 as of February
29, 2004 to $12,973,278 as of February 28, 2005. The increase is due to an increase in trade and accrued payables of $3,957,893, related to the manufacture and assembly of inventory in anticipation of the introduction of certain of our GLP products; an increase on a line of credit (secured by trade receivables) of $1,155,049; a net increase in a bridge loan of $1,369,125; liability for foreign exchange loss of $76,641; and an increase in notes payable of $2,035,050; and an increase of $1,010,434 for the reclassification of a Subsidiary's preferred stock out of minority interest into liabilities due to a current year redemption.

      In fiscal 2005, we increased our borrowings in order to finance (i) the development of infrastructure related to the expansion into the European and South East Asia markets, (ii) expansion of staff to support the marketing of our telematics products, and (iii) increased research and development capabilities.

      The substantial increase in our property, plant and equipment is directly attributable to the above-described expansion and increased research and development capabilities. In this regard, we principally acquired additional computer equipment, demonstration equipment, furniture, and leasehold improvements.

      Our operating activities used approximately $4.2 million in cash in fiscal 2005. Our net loss of $7.3 million was the primary component of our negative operating cash flow. Included in such loss were certain non-cash expenses such as the issuance of equity instruments for services, to subsidiaries related to the plan of reorganization, and in connection with capital-raising transactions in the total amount of approximately $2.2 million, and depreciation and amortization of approximately $0.6 million. Operating cash flow was further reduced by (i) increased inventories of approximately $2.3 million with the Company ramping up its inventory of GLP products in anticipation of sales in the Far East and Europe; offset by (ii) the increase in trade payables of approximately $2.6 million which includes $1 million related to the Company's acquisitions and $1.6 million related to the Company delaying payments to certain vendors.

      At February 28, 2005, the Company had negative working capital of approximately $3.5 million. The primary reason for the working capital deficit is the excess of the increase in trade accounts payable over the increase in inventory discussed above (which had a net positive effect of approximately $0.3 million on cash flow from operating activities), offset by an increase in the Company's credit facilities and notes payable to stockholders which had a negative effect of approximately $4.7 million on the working capital deficit and the same positive effect on cash flow from financing activities.

      Operating activities used approximately $1.4 million in cash in fiscal 2004. Operating cash flow was reduced primarily by the reduction of trade accounts payable of approximately $1.7 million, and the increase in trade receivables of approximately $0.2 million; offset by non-cash expense of in-process research and development of approximately $0.1 million and depreciation and amortization of approximately $0.4 million.

      Cash used in investing activities for fiscal 2004 related to the purchase of property and equipment during the year of approximately $0.5 million; investment in Barloworld Optron Technologies (Pty) Ltd for working capital of approximately $0.3 million; and cash payment of $0.6 million in the acquisition of Astrata Systems (Pty) Ltd.

      Cash flows provided by financing activities for fiscal 2004 consisted of approximately $0.6 million in notes payable for the acquisition of Astrata Systems (Pty) Ltd. and approximately $2 million of proceeds resulting from the issuance of common stock.

      It is apparent from this analysis that the Company relied on lines of credit and other loans to fund its operations in fiscal 2005. In order for the Company to finance operations and continue its growth plan, substantial additional funding will be required from external sources. Management plans on funding operations through a combination of equity capital, lines of credit, and collateralized debt facilities. Management is currently in negotiations with certain strategic investors, who have expressed an interest in making investments in the Company. In addition, in July 2005 management revised the Company's business plan and thereby reduced its cash requirements by using alternate channels to access Telematics markets in selected geographic locations. While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in the Company's future growth rate and profitability, if any.

      Since our expansion was substantially implemented in fiscal 2005, we do not anticipate material capital expenditures after the second quarter of fiscal 2006.

      Astrata SA has obtained a line of credit for use in its South African operations. This line of credit is secured by certain trade accounts receivable and allows for funding up to approximately $1.7 million based on current invoices. Interest on the outstanding balance is charged at the current prime rate in South Africa (11% as of February 28, 2005). Astrata SA has drawn approximately $1.2 million on the line of credit as of February 28, 2005. This allows it an additional source of funds of approximately $0.5 million.

Other Matters

      We have a contract with Romec Services Ltd. (51% owned by the Royal Mail of UK) to sell GLP units for placement with their customers, primarily the Royal Mail delivery fleet within the United Kingdom. Romec is currently phasing-out its existing suppliers and replacing us as its primary supplier. We estimate Romec Services Ltd. will acquire approximately 675 units between September 2005 and February 2006, which will generate recurring monthly revenues for us upon installation. Revenues generated during the year ending February 28, 2006 are expected to be immaterial. Management is presently reviewing applicable GAAP, and determining whether the service fees described below will have vendor-specific objective evidence ("VSOE") of fair value when the Romec transactions are consummated. When this process has been completed, the Company will define an appropriate revenue recognition accounting policy for the transactions outlined below.

      Our revenue from the transactions described in the preceding paragraph will be derived from two sources: (i) installation fees and (ii) service fees. Installation fees are intended to reimburse the Company for its direct labor costs incurred to complete the installation. Assuming that the Company has VSOE of fair value of the services fees, the installation-fee revenue would be fully recognized when the GLP unit is installed and accepted. Under those conditions, this revenue stream would approximate $84,000 for 675 units. Because the customer could purchase the services described below from a competitor, it is expected that the GLP unit will have full functionality in the customer's environment upon installation.

      The Company will also earn fees related to providing transmission and monitoring services for the customer under a contract. It is anticipated that the related revenue would be recognized on a monthly basis over the life of the contract. This would approximate $230,000 for the 675 units, depending on the number of months each unit is in service. Thus, the above transactions could generate a maximum of approximately $314,000 of revenue during the aforementioned period. Based on annualizing our revenue for the six months ended August 31, 2005, this would represent 2% of the Company's fiscal 2006 revenue.

      In any case, the revenue from the transactions summarized above will be recorded in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" and (where applicable) Statement of Position 97-2 in all material respects. In general, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met.

Liquidity and Going Concern Considerations

      For the year ended February 28, 2005, we had a net loss of approximately $7.3 million and negative cash flow from operating activities of approximately $4.2 million. In addition, we had a working capital deficit of approximately $3.5 million as of February 28, 2005.

      As disclosed in its Form 8-K filings, the Company implemented a revised business model in July 2005 when management executed agreements with distributors in Denmark and Italy. In addition, the Company adopted certain discretionary cost-cutting actions in the second quarter of fiscal 2006. Furthermore, when the first amendment of the Company's registration statement on Form SB-2 was filed in August 2005, management had received (and was then reviewing) three debt financing proposals. At that time and as of August 11, 2005, management reasonably believed that these actions and proposals - taken together - would be sufficient to meet the Company's financing requirements for the next twelve months. Because of the combination of these factors (and those discussed in the last paragraph of this section of management's discussion and analysis, as they existed in early June 2005), our independent auditors' initial doubt created by the Company's financial condition described in the preceding paragraph was alleviated.

      Subsequent to August 11, 2005, the growth of revenues from the Company's Southeast Asian subsidiaries continued to fall short of management's original forecasts. In addition, the Company's new placement agent found it increasingly difficult (as compared to their expectations) to raise immediate funds for the Company. More recently, the creditor reduced a debt transaction by approximately $2.2 million because the collateral would consist of assets located outside the United States. However, management is presently considering/developing plans which could generate fresh equity and/or debt capital from certain foreign and domestic investors. But until such plans have further matured, their success (if any) cannot be reliably determined. As of early December 2005, Astrata Group was negotiating a debt financing transaction that would provide funding of approximately $4,000,000. The terms of this transaction will be disclosed upon consummation, which we presently expect will occur in the fourth quarter of fiscal 2006. However, there is no assurance that a definitive agreement will be executed or that the Company will receive any funding as a result of this proposed transaction.

      Because of the matters discussed in the immediately preceding paragraph, the Company's independent public accountants have added a going concern paragraph to their re-issued audit report on our February 28, 2005 consolidated financial statements. The going concern paragraph states that there is substantial doubt about the Company's ability to continue as a going concern. Such financial statements have been prepared assuming that the Company will continue as a going concern (based upon management's plans discussed herein) which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the aforementioned financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern.

      A summary of the Company's annual contractual obligations and commercial commitments as of February 28, 2005 for the near-term future is approximately as follows (see Notes 4, 7, 9 and 11 to our fiscal 2005 consolidated financial statements included elsewhere herein for additional information):

                  Fiscal 2006                          $3.3 million

                  Fiscal 2007                           1.2 million

                  Fiscal 2008                            .5 million


      The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's products and services, the Company's ability to service its customers, the ability to maintain and expand its customer base, the level of resources required to expand the Company's marketing and sales organization, research and development activities and other factors. As more fully explained herein, management presently believes that cash generated from operations, combined with the Company's current credit facilities and the debt and/or equity financing proposals now under consideration, will be sufficient to meet the Company's liquidity requirements through February 2006, depending on operating results, the level of acceptance of our products/services, and the Company's operating expenses.

      Management is projecting significant growth in telematics sales during fiscal 2006. It is anticipated that this growth will be driven by the GLP product that was introduced in November 2004 and linked with international sales and a marketing infrastructure that was established in fiscal 2005. However, there can be no assurance that such sales growth will generate margins that provide an adequate return on our invested assets, if at all, or that we will have sufficient resources to produce the products and provide the services required to support any such growth. (See Risk Factors for a more detailed analysis of the risks attendant to our business and our growth.)

      In order for us to fund our operations and continue this growth plan, substantial additional funding will be required from external sources. Management intends to fund operations through a combination of equity, lines of credit, and collateralized debt facilities. In early June 2005, management was in negotiations with certain strategic investors, who had expressed an interest in making investments in the Company. These discussions are ongoing; however, there can be no assurance of the outcome of these negotiations. In the event that we are not able to secure financing on acceptable terms beyond the $3.9 million of net proceeds received in the first and third quarters of fiscal 2006 (plus the additional $1,050,000 of net proceeds to be received from the October 2005 debt financing transaction described elsewhere herein), management believes that we have the ability to access debt markets using sale and leaseback arrangements and/or collateralized debt facilities. In addition, management has revised our business plan and thereby reduced cash requirements by using distributors to access telematics markets in selected geographic locations (see additional discussion above). While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in our future growth rate and profitability, if any.

Off Balance Sheet Arrangements

      As of February 28, 2005, there were no off balance sheet arrangements. Please refer to the Commitments and Contingencies footnote (Note 11 to our fiscal 2005 consolidated financial statements included elsewhere herein) for additional information.

Inflation

      We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to offset fully such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial condition, and results of operations.

Foreign Currency Exchange Rate Risk

      The operation of our subsidiaries in international markets results in exposure to fluctuations in foreign currency exchange rates. The potential of volatile foreign currency exchange rate fluctuations in the future could have a significant effect on our results of operations. We purchase forward foreign exchange contracts to cover certain product purchase transactions denominated in U.S. dollars.

      Our principal foreign currency involved is the South African Rand. We translate all assets and liabilities at period-end exchange rates and income and expense accounts at average rates during the period. The U.S. dollar weakened against the Rand by approximately 13.5% for the year ended February 28, 2005. This increased both our revenue and costs as compared to previous periods. In fiscal 2005, we also had transactions denominated in the British Pound, the Singapore Dollar, the Malaysian Ringgit, and the Brunei Dollar.

Interest Rate Risk

      Since many of our credit facilities are directly based on various prime rates of interest, we are exposed to interest rate risk.

Critical Accounting Policies

      In December 2001, the SEC requested that all registrants explain their most "critical accounting policies" in Management's Discussion and Analysis of the Company's financial condition, changes in financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one which is both important to the portrayal of our financial condition and results, and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition:

Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or estimated market, and consist of raw materials, work in process and finished goods. Market is determined by comparison with recent sales or estimated net realizable value.

      Net realizable value is based on management's forecasts for sales of our products and services in the ensuing years and/or considerations and analysis of changes in the customer base, product mix, or other issues that may impact the estimated net realizable value. Should the demand for our products or services prove to be significantly less than anticipated, the ultimate realizable value of our inventories could be substantially less than reflected in the accompanying consolidated balance sheet.

Long-Lived Assets

      In July 2001, the Financial Accounting Standards Board or the "FASB" issued Statement of Financial Accounting Standards or "SFAS" No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. See below for additional information regarding the identification and measurement of impairment of certain long-lived assets governed by SFAS No. 144.

      As of February 28, 2005, management has determined that no such impairment exists, and therefore, no adjustments have been made to the carrying values of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our services and products will continue, which could result in impairment of long-lived assets in the future.

Intangible Assets

      SFAS No. 142, "Goodwill and Other Intangible Assets" addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition and after they have been initially recognized in the consolidated financial statements. SFAS No. 142 requires that goodwill and identifiable intangible assets that have indefinite lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their estimated useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about intangible assets in the years subsequent to their acquisition. See below for additional information regarding the identification and measurement of impairment of goodwill and identifiable intangible assets governed by SFAS No. 142.

      The principal effect of SFAS No. 142 on our financial statements included elsewhere herein is that the goodwill described in Note 5 to the annual consolidated financial statements is not required to be amortized.

Revenue Recognition

      Our revenues are recorded in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition." We recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met.

      When the ultimate outcome of a transaction is uncertain, revenue is recognized only to the extent that costs are recoverable from our customer. When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction is recognized by reference to the stage of completion of the transaction. The stage of completion is estimated by whichever of the following methods is considered most indicative of the physical completion under the circumstances of the specific transaction: a survey of the work performed, services completed as a percentage of total services required by the agreement, or costs incurred to date as a percentage of the most recent estimate of total costs to be incurred under the related contract or other agreement. Amounts which are billable under the terms of the contract may not reflect earned revenue under this accounting policy. Thus, amounts invoiced that have not been earned are reported as a liability in our consolidated balance sheet.

      Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents (and customer acceptance criteria, when applicable) are used to verify delivery. We assessed whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assessed collectibility based primarily on the credit worthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history.

      Our orders are generally shipped free-on-board destination, which means that such orders are not recognized as revenue until the product is delivered and title has transferred to the buyer. Free-on-board destination also means that we bear all costs and risks of loss or damage to the goods prior to their delivery.

      Revenue from distributors and resellers is recognized upon delivery, assuming that all other criteria for revenue recognition have been met. Distributors and resellers do not have the right of return.

      Customer incentive bonuses and other consideration received or receivable directly from a vendor for which we act as a reseller are accounted for as a reduction in the price of the vendor's products or services. Where such incentive is pursuant to a binding arrangement, the amount received or receivable is deferred and amortized on a systematic basis over the life of the arrangement.

Research and Development Costs

      Research and development costs relating to computer software products to be sold or otherwise marketed that are incurred before technological feasibility of the product has been established and after general release of the product to customers are expensed, as incurred.

      Management believes that technological feasibility is not established until a beta version of the product exists. Historically, costs incurred during the period from when a beta version is available until general release to the public have not been material. Thus we have not capitalized any software development costs.

Identifying and Measuring Impairment of Long-Lived Assets

Introduction

      We follow the substance of the procedures outlined below (which are specified in the aforementioned accounting pronouncements) in identifying and measuring impairment of our intangible and other long-lived assets.

      We test our intangible assets for possible impairment using a present value technique, which is based on estimated future cash flows. These cash flows (which are generally derived from the most recent internal budget) and the related fair values are measured for impairment purposes as discussed below. Projections of future cash flows are dependent on certain assumptions, and are inherently uncertain; such projections invariably include (of necessity) some estimates that are subjective in nature. Thus, there is a risk that future events may differ from the assumptions underlying management's estimates. In a given fiscal period, such differences could have a material effect on our consolidated financial statements.

Goodwill

      SFAS No. 142 establishes a two-step process that governs the review of goodwill for possible impairment at the reporting unit level. A reporting unit is either an operating segment (as defined in SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information"), or a component of an operating segment. A component must meet the definition of a "business" under the criteria established by GAAP. When applicable, other assets and asset groups (see "Identifiable Intangible Assets" and "Property and Equipment," below) are tested for impairment and any adjustment of the carrying values is reflected before the goodwill impairment test is performed.

      The first phase, which is only designed to identify potential impairment, requires a comparison of a reporting unit's carrying amount (including goodwill) with its estimated fair value. For this purpose, the traditional marketplace definition of fair value applies. If the reporting unit's estimated fair value exceeds its carrying amount, the related goodwill is considered not impaired; under these circumstances, the second step of the impairment test described in the following paragraph is unnecessary.

      In order to measure an impairment loss, the carrying amount of the reporting unit's goodwill is compared to its "implied fair value." An entity is required to estimate the implied fair value of its goodwill by allocating the reporting unit's total fair value to all of its assets (including unrecognized intangible assets) and liabilities as if (1) the reporting unit had been acquired in a business combination and (2) the reporting unit's fair value were the purchase price. The excess of the reporting unit's fair value over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. We apply step one of the goodwill evaluation process as described in the following paragraph.

      To estimate  the fair value of a group of net assets  (such as a reporting unit) as a whole, a five-year discounted cash flow analysis is developed based on available historical data, and management's current projections of future-year revenues. As of a given testing date, these projections may assume annual revenue growth at a level or declining rate during the forecast period, with modest growth thereafter. Management expects revenue growth during the five-year forecast period. However, for the fiscal 2005 impairment test, management's projections assumed zero revenue growth after fiscal 2006 during the forecast period.

      For goodwill-impairment testing purposes, the revenue projections include sales to both third-party customers and (for Astrata Systems only) Company subsidiaries consistent with traditional valuation methodology. Year-one cost of sales and operating expenses are estimated based on the reporting unit's most recent budget, and are generally consistent on a percentage basis during the remainder of the forecast period. Debt-free cash flow (including a "terminal value," when applicable) is then present-valued, using the weighted average cost of capital.

      Excluding research and development expenses, the majority of the Company's losses in fiscal 2005 and the first quarter of fiscal 2006 were incurred in the U.S. and Europe. Our operations in these regions do not have a direct impact on goodwill impairment testing as this asset (for all three entities) is specific to the Company's South African operations. The bulk of the fiscal 2005 increase in the scope of our operations related to the Company's Southeast Asian subsidiaries (including start-up costs), which - again - did not affect the achievability of the budgets used in testing goodwill for impairment.

      As of May 2005, management believed that the fiscal 2006 budgets for the Company's South African subsidiaries were based on reasonable and current information, and were achievable. The preparation of such budgets, which were used in testing goodwill for impairment as of February 29, 2005, was not completed until February 2005. Astrata Systems' expenses and external revenues for the March-April 2005 period were within budget. Astrata South Africa's ("Astrata SA") expenses were also within budget for the aforementioned period, but their revenues were unfavorable as compared to the budget. For reasons explained in the following paragraph, management then believed that Astrata SA's results described in the preceding sentence were not indicative of the full-year results of operations expected for fiscal 2006.

      During the first quarter of fiscal 2006, Astrata SA was constrained in its ability to purchase sufficient Trimble product to meet all the customers' demands because of the combination of our credit limit with this supplier, and the Company's cash flow deficit. Although this situation was alleviated in June 2005 (when Astrata SA obtained a new line of credit, representing approximately $1 million as of May 31, 2005), management estimates that this matter reduced revenue in the first quarter of fiscal 2006 by approximately $400,000 and increased second-quarter fiscal 2006 revenue by approximately the same amount. Sales of Trimble products represent the majority of Astrata SA's revenue.

      For reasons discussed above, we believe that the significant assumptions underlying the costs included in the February 2005 version of the fiscal 2006 budgets for Astrata Systems and Astrata SA were generally consistent with expenses incurred in fiscal 2005 and full-year expenses expected for fiscal 2006, which costs in turn were based in part on forecasted revenue.

      Based on the evaluation process summarized in the preceding paragraphs, it was determined that the reporting units' estimated fair value exceeded their carrying amounts. Thus, step two of the goodwill impairment test was not required by GAAP.

      The first update of the fiscal 2006 budget was completed in August 2005, after the Company's May 31, 2005 Current Report on Form 10-QSB was filed with the SEC. The revised fiscal 2006 budget suggests that the original fiscal 2006 budgets for our South African operations are not achievable. To the extent that this indicates the possibility an impairment of goodwill has occurred, management intends to conduct appropriate impairment tests as of August 31, 2005 of the goodwill recorded by the Company's South African subsidiaries using the latest forecast (for the remainder of fiscal 2006) and other current information.

Identifiable Intangible Assets

      Our only significant identifiable intangible assets are customer relationships, which arose in accounting for certain business combinations described in Note 5 to our annual consolidated financial statements included elsewhere herein. As contemplated by GAAP, a "customer relationship" exists when an entity has information about the customer and is in regular contact with the customer, who in turn has the ability to make direct contact with the entity. Since these assets are subject to amortization, management reviews customer relationship assets for impairment using the methodology of SFAS No. 144. As noted above, that pronouncement requires that an impairment loss be recognized when an asset's carrying amount is not recoverable and the carrying amount exceeds its estimated fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the total undiscounted future cash flows estimated to result from the asset's use (based on its existing service potential) and eventual disposition. As with goodwill, the traditional marketplace definition of fair value applies.

      Customer relationship assets are tested for impairment whenever events or changes in circumstances suggest that their carrying amount may not be recoverable. Examples of such trigger events include a significant adverse change in the manner in which a long-lived asset is being used and a current period operating loss or negative operating cash flow. We generally apply the impairment testing required by SFAS No. 144, as summarized below.

      A cash flow projection for a period approximating the estimated remaining useful life of the asset is prepared, based on available historical data and management's current estimate of future-year revenues associated with the acquired customers which are still in place on the testing date. Total annual revenues are typically forecasted to increase at a constant or decreasing rate based on the above criteria (and with due consideration of expected inflation), with the percentage attributable to existing customers declining over the estimated life of the customer relationship asset. Cost of sales and operating expenses for the first year of the forecast period are based on the entity's most recent budget; in subsequent years, these amounts are generally consistent with the year-one amounts on a percentage basis.

      In fiscal 2005, only about 25% of Astrata Systems ("Systems") revenue was derived from our internal sales transactions with our other subsidiaries. However, as budgeted for fiscal 2006 and thereafter, substantially all of Systems' revenue is expected to result from internal sales. Nevertheless, the Systems cash flow projection developed for impairment testing purposes includes only sales to third-party customers -- thus eliminating the need to prepare second-tier forecasts of product re-sales by the purchasing subsidiaries. Systems estimated its revenue from customer relationships during the forecast period on a specific customer-by-customer basis. Because of this factor and the migration of Systems to primarily an R&D operation, revenues from acquisition-date customers are sometimes projected to increase in a given future year but not necessarily for the forecast period as a whole.

      The estimated revenue attributable to existing customers considered the forecasted attrition rate separately for contractual and non-contractual customers, and assumed an average renewal pattern for customer contracts when it was considered appropriate under the circumstances. After subtracting the estimated requisite return on invested assets (using marketplace assumptions and available objective criteria) and a provision for income taxes, debt-free cash flow attributable to customer relationships was derived.

Property and Equipment

      When applicable factors suggest that the carrying amount of our property and equipment may not be recoverable, management reviews such assets for impairment using the methodology of SFAS No. 144. Approximately 80% of our property and equipment at February 28, 2005 was purchased during the year then ended, with almost 60% of the year-end total having been acquired during the third quarter. Most of these assets were purchased by or for our subsidiaries outside of South Africa. In general, these subsidiaries have either only recently commenced their planned principal operations, or had not done so as of February 28, 2005. Thus, from an impairment testing standpoint at the asset group/reporting unit level, the fact that these recently formed subsidiaries incurred an operating loss and/or experienced negative cash flow from operations (if any) in fiscal 2005 does not necessarily indicate that an event or change in circumstances that would trigger the requirement to test such assets for recoverability has occurred. For the reasons explained above, management concluded that there were not any events or changes in circumstances during fiscal 2005 or 2004 that indicated that the carrying amount of our property and equipment may not be recoverable.

Recently Issued Accounting Pronouncements

      In January 2003, the FASB issued Interpretation or "FIN" No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities, or "VIE's"), and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either (1) the equity investor does not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers or "SBI's", are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; and (b) For all other VIE's: periods ended after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIE's. Management has concluded that we do not have a significant variable interest in any VIE's.

      In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This pronouncement is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions), and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position or "FAS" 150-03 or FSP 150-3, which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 on the aforementioned effective dates. Based on this pronouncement and other considerations, the redeemable preferred stock of a subsidiary has been reported as a liability in our February 28, 2005 consolidated balance sheet.

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an Amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. In Chapter 4 of ARB 43, paragraph five previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of "so abnormal" (an undefined term). This pronouncement also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred in years beginning after June 15, 2005.

      In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," which requires that the compensation costs relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. SFAS No. 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123-R replaces SFAS No. 123, and supersedes Accounting Principles Board or APB Opinion No. 25. Small Business Issuers are required to apply SFAS No. 123-R in the first interim reporting period that begins after December 15, 2005. Thus, our consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted after February 28, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value.

      In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." The American Institute of Certified Public Accountants or the AICPA concurrently issued Statement of Position or SOP 04-2 entitled "Accounting for Real Estate Time-Sharing Transactions." SFAS No. 152 amends SFAS No. 66 to reference the accounting and reporting guidance in SOP 04-2. As amended, SFAS No. 67 states that its guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions; these matters will now be governed by SOP 04-2. SFAS No. 152 and SOP 04-2 are effective for years beginning after June 15, 2005.


      In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets, an Amendment of APB No. 29, "Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has "commercial substance" if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 and FASB Statement No. 3. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154.

      Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

Results of Operations for the Three Months Ended November 30, 2005 and 2004

Revenues


      Total revenues were approximately $3.9 million for the three months ended November 30, 2005; a decrease of approximately $0.2 million compared to the three months ended November 30, 2004 of approximately $4.1 million. This reflects a 4.9% decrease quarter to quarter.

      Our geomatics segment revenue reflects a decrease of 25.8% quarter to quarter. While we have increased revenues in our construction ranges of approximately $0.1 million, and approximately $0.3 million in Asia; these have been offset by reduced volumes in GPS survey (approximately $0.3 million), mapping and GIS (approximately $0.2 million), laser scanning (approximately $0.2 million), and precision farming (approximately $0.3 million).

      Our telematics segment revenue reflects a 100% increase quarter to quarter, primarily from expansion into the Asia and Europe markets.

      On July 20, 2005, the Company announced that it had signed an agreement with Danish Asset/Vehicle Management specialists, North Securities ApS of Kaas, Denmark. Shipments began in August 2005. Under this agreement, Astrata is the exclusive supplier to North Securities of new advanced technological solutions for track/trace and vehicle fleet management systems. In addition, North Securities and Astrata have agreed to combine their respective capabilities to develop solutions that target opportunities across several industries, including mail delivery, property development, transport, electronic security, police and the defense sector. The Company expects that this contract will contribute to our future revenues.

      On July 28, 2005, the Company announced that it had been awarded a contract by Italy's Motivegeeks for 3,600 GLP units. Shipments began in August 2005. As part of the contract, Motivegeeks, a specialist security and vehicle tracking organization, will distribute the Astrata-GLP for asset tracking and fleet management applications throughout Italy, and will also bring to this market a new range of services, including personal and medical information, using the iButton(r) devised by Dalsemi-Maxim (Dallas Semiconductor Corp. and Maxim Integrated Products). Such technology will be integrated by using Astrata's optional secondary processor unit, which has a 'Dallas Semiconductor' interface (a built-in means of communication). The Company expects that this contract will contribute to our future revenues.

Gross Profits

      Gross profit decreased approximately $0.3 million to approximately $1.3 million for the three months ended November 30, 2005 compared to the three months ended November 30, 2004 of approximately $1.6 million. As more fully explained in the next two paragraphs, gross profit overall as a percentage of revenue decreased from 40% to 34%.

      Our geomatics margins are subject to changes in product mix of geographic information systems and mapping products; optics and accessories; and our ability to expand into other geographic markets. Our geomatics margins have declined from 32% to 27%. The South African region decreased from 32% to 29% quarter to quarter, primarily due to competitive pressures; our contract with Brunei Shell in Asia has significantly lower geomatics margins due to the direct overhead costs associated with the project. This Asia contract relates to the provision of geomatics equipment as well as various other services which do not generate margins as traditional equipment sales would. With respect to our overall product mix during the current quarter, a greater percentage of sales have been on survey products.

      Our telematics location-based service Geo-Location devices are installed for the tracking of customers' remote assets; these devices use cellular networks for the transmission of data from the asset to the client or control center. Our telematics margins have decreased from 79% to 46%. Due to the change in our telematics model from hardware sales to a service based business and the global expansion into Europe and Asia, these margins are not directly comparable.


Selling, General and Administrative Expenses



      Selling general and administrative expenses for the three months ended November 30, 2005 were approximately $3.3 million, an increase of approximately $1.0 million compared to the three months ended November 30, 2004 of approximately $2.3 million. In Africa, overhead was approximately $1.7 million. As part of our commitment to global expansion, the Company entered South East Asia (including Singapore, Malaysia, Brunei and Indonesia) and Europe during the latter part of fiscal 2005. This includes facilities in Singapore, Malaysia and Brunei with sales staff of 46 individuals; and facilities for Europe in London and Crawley with sales staff of 22 individuals. The cost of establishing our new operations has been largely in line with expectations; however the time to market and sales penetration was slower than planned and our revenues have been below budget. Our revenues in Europe and Asia have not been sufficient to cover our operating and start-up costs and in turn have resulted in operating losses in excess of budget. Our management believed that while these regions were gaining in penetrating their respective markets, implementation of reductions in the overhead cost base toward the end of the August 31, 2005 quarter were necessary. The South East Asia staff has been reduced from 46 to 41 individuals, and the facilities for Europe in Crawley have been closed and the staff of 22 individuals reduced to 15 who are now housed in our London facility. Our operations in South East Asia and Europe for the quarter ended November 30 2005 incurred overhead expenses of approximately $0.4 million and $0.6 million, respectively. These expenses are primarily related to staffing, facilities and travel costs. Corporate overhead of approximately $0.6 million included public company expenses of approximately $0.2 million and administrative expenses of approximately $0.4 million for the quarter ended November 30, 2005. Public company expenses include audit expenses, legal fees, and director fees. Administrative expenses primarily include marketing, salaries, facilities and travel expenses.

      For the three months ended November 30, 2004, the $2.3 million was related to the African operations covering selling, general and administrative expenses of approximately $1.5 million; start-up costs for South East Asia and Europe of approximately $0.8 million.


Research and Development


      Research and development expenses were approximately $0.5 million for the three months ended November 30, 2005, and approximately $0.4 million for the three months ended November 30, 2004. Our research and development activities are currently related to the expansion of our hardware and software development staff and acceleration of the development of GLP derivatives and supplements.


Interest Expense


      Interest expense for the three months ended November 30, 2005 was approximately $1 million. The current quarter includes the finance costs of approximately $0.3 million directly associated with the October 2005 debt financing (see Note 5 to the condensed consolidated financial statements included elsewhere herein) and other debt financing expenses of approximately $0.5 million.


Operating Results


      Our operating loss for the three months ended November 30, 2005 was approximately $2.5 million, an increase of approximately $1.5 million over the three months ended November 30, 2004 of approximately $1 million. This increase reflects the operating costs of businesses in Asia and Europe; business expansion in Africa; and corporate overhead relating to public company expenses, capital raising, and administrative expenses.

      We are reporting a net loss of approximately $3.4 million or $0.27 per common share for the three months ended November 30, 2005 compared to a net loss of approximately $1.3 million or $0.13 per common share for the three months ended November 30, 2004.

   Results of Operations for the Nine Months Ended November 30, 2005 and 2004

Revenues

      Total revenues were approximately $12.2 million for the nine months ended November 30, 2005; and increase of approximately $1.1 million compared to the nine months ended November 30, 2004 of approximately $11.1 million. This reflects a 10% growth period to period.

      Our geomatics segment revenue reflects a decrease of approximately 4.1% for the nine months ended November 30, 2005 compared to the nine months ended November 30, 2004. While we have increased revenues by approximately $1.8 million in Asia and approximately $0.3 million in Europe, this has been offset by reduced volumes of approximately $1.0 million in South Africa. Although our GPS survey, optics and construction ranges have maintained consistent levels of revenue, we have faced declining revenues in mapping and GIS (approximately $0.2 million), precision farming (approximately $0.5 million), and Itronix (approximately $0.1 million). We attribute these declines to increased lead times from order to market.

      Our telematics segment revenue reflects a 63% increase for the nine months ended November 30, 2005 compared to the nine months ended November 30, 2004, primarily from expansion into the Asia and Europe markets.

      On July 20, 2005, the Company announced that it had signed an agreement with Danish Asset/Vehicle Management specialists, North Securities ApS of Kaas, Denmark. Shipments began in August 2005. Under this agreement, Astrata is the exclusive supplier to North Securities of new advanced technological solutions for track/trace and vehicle fleet management systems. In addition, North Securities and Astrata have agreed to combine their respective capabilities to develop solutions that target opportunities across several industries, including mail delivery, property development, transport, electronic security, police and the defense sector. The Company expects that this contract will contribute to our future revenues.

      On July 28, 2005, the Company announced that it had been awarded a contract by Italy's Motivegeeks for 3,600 GLP units. Shipments began in August 2005. As part of the contract, Motivegeeks, a specialist security and vehicle tracking organization, will distribute the Astrata-GLP for asset tracking and fleet management applications throughout Italy, and will also bring to this market a new range of services, including personal and medical information, using the iButton(R) devised by Dalsemi-Maxim (Dallas Semiconductor Corp. and Maxim Integrated Products). Such technology will be integrated by using Astrata's optional secondary processor unit, which has a 'Dallas Semiconductor' interface (a built-in means of communication). The Company expects that this contract will contribute to our future revenues.

Gross Profits

      Gross profit was approximately $4.4 million for the nine months ended November 30, 2005 and 2004. As more fully explained in the next two paragraphs, gross profit overall as a percentage of revenue decreased from 40% to 36%.

      Our geomatics margins are subject to changes in product mix of geographic information systems and mapping products; optics and accessories; and our ability to expand into other geographic markets. Our geomatics margins of 33% decreased slightly for the nine months ended November 30, 2005, compared to the gross margins for the nine months ended November 30, 2004 of 34%. This primarily was due to the South African region improving their average margins period to period while our contract with Brunei Shell in Asia had lower margins in this segment during the nine month period. With respect to our overall product mix during the nine months ended November 30, 2005, we saw a higher proportion of revenue generated from our geographic information systems and mapping products which have higher margins, which was partly offset by an increase in optics and accessories sales which are at lower margin levels. The proportion of revenue from our construction machine control declined, which have lower margins on average as compared to the Geomatics division as a whole.

      Our telematics margins have decreased from 60% to 42%. Due to the change in our telematics model from hardware sales to a service based business, these margins are not directly comparable. This reflects the geographic expansion of telematics business beyond South Africa. Our telematics location-based service Geo-Location devices are installed for the tracking of customers' remote assets; these devices use cellular networks for the transmission of data from the asset to the client or control center. By default, our GLP uses general packet radio service (or GPRS) for the transmission of data; however, if this is not available or if an immediate emergency transmission is required, the GLP uses short message service or SMS. The fees charged by the cellular providers for SMS transmission are considerably higher than GPRS. The use of SMS for data routing is, however, anticipated to be minimal. During the quarter ended May 31 2005, a significant number of our GLP devices were incorrectly using SMS transmissions when GPRS was available; we incurred excessive airtime costs which could not be recovered from our clients. Once this problem was identified, a software program adjustment was implemented to correct the transmission selection.


Selling, General and Administrative Expenses


      Selling general and administrative expenses for the nine months ended November 30, 2005 were approximately $10.0 million, an increase of approximately $3.4 million compared to the nine months ended November 30, 2004 of approximately $6.6 million. In Africa, overhead was approximately $4.1 million, approximately $0.9 million of which was attributable to the expansion of our telematics business. As part of our commitment to global expansion, the Company entered South East Asia (including Singapore, Malaysia, Brunei and Indonesia) and Europe during the latter part of fiscal 2005. This includes facilities in Singapore, Malaysia and Brunei with sales staff of 46 individuals; and facilities for Europe in London and Crawley with sales staff of 22 individuals. The cost of establishing our new operations has been largely in line with expectations; however the time to market and sales penetration was slower than planned and our revenues have been below budget. Our revenues in Europe and Asia have not been sufficient to cover our operating and start-up costs and in turn have resulted in operating losses in excess of budget. Our management believed that while these regions were gaining in penetrating in their respective markets, implementation of reductions in the overhead cost base toward the end of the August 31, 2005 quarter was necessary. The South East Asia staff has been reduced from 46 to 41 individuals, and the facilities for Europe in Crawley have been closed and the staff of 22 individuals reduced to 15 who are now housed in our London facility. Our operations in South East Asia and Europe for the nine months ended November 30 2005 incurred overhead expenses of approximately $1.4 million and $2.4 million, respectively. These expenses are primarily related to staffing, facilities and travel costs. Corporate overhead of approximately $2.3 million included public company expenses of approximately $1.0 million and administrative expenses of approximately $1.3 million for the nine months ended November 30, 2005. Public company expenses include audit expenses, legal fees, and director fees. Administrative expenses primarily include marketing, salaries, facilities and travel expenses.

      For the nine months ended November 30, 2004, the $6.6 million was related to the expansion of South Africa which increased operating costs approximately $1.0 million; the start-up costs for South East Asia and Europe of approximately $1.6 million; increased marketing, trade show and re-branding expenses of approximately $1.5 million; non-recurring expenses related to the issuance of shares through the reverse merger valued at approximately $1 million; and the African operations covering selling, general and administrative expenses of approximately $2.0 million.


Research and Development


      Research and development expenses were approximately $1.5 million for the nine months ended November 30, 2005, and approximately $0.9 million for the nine months ended November 30, 2004, an increase of approximately $0.6 million. This is due to the expansion of our hardware and software development staff and acceleration of the development of GLP derivatives and supplements.


Operating Results


      We are reporting an operating loss of approximately $7.1 million for the nine months ended November 30, 2005 compared to $3.1 million for the nine months ended November 30, 2004. This increase reflects the operating costs of businesses in Asia and Europe; business expansion in Africa; and corporate overhead relating to public company expenses, capital raising, and administrative expenses.

Interest Expense


      Interest expense for the nine months ended November 30, 2005 was approximately $1.8 million. This increase includes the finance costs of approximately $1.2 million directly associated with the bridge loan and other debt financing (see Notes 4 and 5 to the condensed consolidated financial statements included elsewhere herein) and interest expense of approximately $0.6 million.


Certain Non-Operating Items


      See "Foreign Currency Exchange Rate Risk" below for discussion of forward foreign exchange contracts.


Net Results of Operations


      We are reporting a net loss of approximately $8.7 million or $0.72 per common share for the nine months ended November 30, 2005 compared to a net loss of approximately $3.2 million or $0.39 per common share for the nine months ended November 30, 2004.


Liquidity and Capital Resources


      Total assets decreased by $1,516,147 from $14,331,007 as of February 28, 2005 to $12,814,860 as of November 30, 2005. The decrease is due to an increase in trade receivables, net of $938,415; and an increase in property and equipment, net of $209,509; offset by a reduction in cash of $430,227; a decrease in inventory of $678,208; a decrease in deferred finance costs of $122,150 related to debt financing and the bridge loan; a decrease in other assets of $42,976; a decrease in goodwill of $593,604 related to the SureTrack transaction; the amortization of intangible assets of $439,638; and a decrease in our investment in an affiliate of $357,268.

      Total liabilities increased by $3,241,334 from $12,973,278 as of February 28, 2005 to $16,214,612 as of November 30, 2005. The increase is due to an increase in trade and accrued payables of $3,390,166; an increase in lines of credit of $491,703; notes payable received from stockholders of $431,776 for working capital; proceeds from the issuance of $1,488,000 in debentures; an increase of $132,273 in the redeemable preferred stock of a subsidiary; offset by the repayment of $1,369,125 on a bridge loan; and an increase in debt issue discount of $1,191,000 related to debenture funding.

      Operating activities used approximately $3.7 million in cash for the nine months ended November 30, 2005. Our net loss of $8.7 million was the primary component of our negative operating cash flow. Included in such loss were certain non-cash expenses such as the issuance of equity instruments for services of approximately $0.4 million, $0.7 million of deferred finance costs and debt discount related to the $1.5 million bridge loan other debt financing (see below), amortization of deferred compensation cost of $0.3 million, and depreciation and amortization of approximately $0.7 million. The effect of the non-cash expenses described in the preceding sentence was reduced by an unrealized foreign exchange gain of $0.1 million. Negative operating cash flow was further increased by the increase of approximately $4.5 million in trade payables with the extension of payment terms to vendors; offset by the increase of $1.2 million in trade receivables.

      Cash used in investing activities during the nine months ended November 30, 2005 principally related to the purchase of property and equipment of approximately $0.6 million for our expansion into Europe and Southeast Asia; offset by the reduction of investment in an affiliate of approximately $0.2 million.

      Cash flows provided by financing activities during the nine months ended November 30, 2005 consisted of approximately $3.1 million of proceeds from the issuance of common stock; approximately $0.6 million advanced on lines of credit; approximately $1.2 million of debenture funding; approximately $0.6 million of advances by certain Company stockholders for working capital. Of this total, $1.5 million was used to repay the aforementioned bridge loan in April 2005 and $0.1 million of advances by certain Company stockholders.

      At November 30, 2005, the Company had negative working capital of approximately $7.4 million. The primary reason for the working capital deficit is the increase in trade accounts payable of approximately $4.5 million.

      It is apparent from this analysis that the Company primarily relied on equity capital, loan proceeds and extended payment terms with certain vendors to fund its operations during the nine months ended November 30, 2005. In order for the Company to finance operations and continue its growth plan, substantial additional funding will be required from external sources. Management plans on funding operations through a combination of equity capital, lines of credit, and collateralized debt facilities. Management is currently in negotiations with certain strategic investors, who have expressed an interest in making investments in the Company. In addition, management has revised the Company's business plan and thereby reduced its cash requirements by using alternate channels to access Telematics markets in selected geographic locations. While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in the Company's future growth rate and profitability, if any.

      Astrata SA has secured a line of credit for use in its South Africa operations. The line of credit is secured by certain trade accounts receivable and allows for funding up to 70% of the outstanding accounts receivable with a maximum of R10,000,000 (approximately $1.5 million at November 30, 2005). Interest on the outstanding balance is charged at the current prime rate in South Africa (10.5% as of November 30, 2005). The outstanding balance is approximately $1.0 million as of November 30, 2005, and is included in lines of credit in the accompanying condensed consolidated balance sheet.

      In  June  2005,   Astrata  SA  obtained  a   R7,000,000   line  of  credit
(approximately $1.1 million as of November 30, 2005) with a South African finance company. This revolving facility is repayable within sixty days of funding with interest at 2% above the South African prime rate plus a 3% fee on each advance, and is secured by subordination of certain intercompany liabilities of Astrata SA and its subsidiary, and a bond secured by certain assets (up to R12,000,000) of the Company's South African subsidiaries. The outstanding balance is approximately $0.6 million as of November 30, 2005, and is included in lines of credit in the accompanying condensed consolidated balance sheet.


Liquidity and Future Funding Requirements


      The Company's condensed (interim) consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. For the nine months ended November 30, 2005, we had a net loss of approximately $8.7 million and negative cash flow from operating activities of approximately $3.7 million. In addition, we had a working capital deficit of approximately $7.4 million as of November 30, 2005. Our independent auditors have included a going concern paragraph in their re-issued audit report on our February 28, 2005 consolidated financial statements. The going concern paragraph states that there is substantial doubt about the Company's ability to continue as a going concern. Such financial statements and the accompanying November 30, 2005 condensed consolidated financial statements were prepared assuming that the Company will continue as a going concern (based upon management's plans discussed herein) which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the aforementioned financial statements do not included any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern.

      Management is projecting growth in our Telematics sales during fiscal 2006. It is anticipated that a substantial amount of our growth will be generated by our GLP product, which was first introduced in November 2004 and subsequently supported with international sales and a marketing infrastructure in fiscal 2005. Comparison of Telematics revenue and gross margin for the first nine months of fiscal 2006 with our original budget is no longer meaningful as an assumption in that budget was based on an accelerated roll-out program which in turn assumed raising a specified amount of capital between January and March of 2005. To date, we have only been able to raise a portion of our anticipated capital requirements.

      Based on our revised forecast of Telematics revenues, which grew by 63% during the nine months ended November 30, 2005 as compared to the nine months ended November 30, 2004, such revenues exceeded our expectations. Margins, primarily due to higher communication costs experienced earlier in the year, as disclosed in the 10-QSB for the quarter ended May 31, 2005, were below our expectations.

      There can be no assurance that revenue growth under the revised forecast will generate margins that provide an adequate return on our invested assets, if at all, or that we will have sufficient resources to produce the products and provide the services required to support any such growth.

      We have various debt facilities which we are currently in negotiations for extension of the due dates (see Note 4 to the condensed consolidated financial statements included elsewhere herein).

      We continue to require funding in an amount substantially equivalent to the funding that we sought earlier in calendar 2005, less the amounts that we received in the April/May funding of the Rodman/Westminster Private Placement and the October 2005 series of secured convertible notes with estimated proceeds (net of fees and costs) of $1.75 million.

      In order for us to fund our operations and continue this growth plan, substantial additional funding will be required from external sources. Management intends to fund operations through a combination of equity, lines of credit, and collateralized debt facilities. Management is currently in negotiations with certain strategic investors, who have expressed an interest in making investments in us. These discussions are ongoing, and one of the potential creditors has recently concluded its due diligence procedures. However, there can be no assurance of the outcome of these negotiations. In the event that we are not able to secure financing on acceptable terms beyond the $3.9 million of net proceeds received in the first and third quarters of fiscal 2006 (plus the additional $550,000 of net proceeds to be received from the October 2005 debt financing transaction described immediately below), management believes that it has the ability to access debt markets using sale and leaseback arrangements and/or collateralized debt facilities.


Debt Financing Transaction


      In October 2005, the Company completed a private placement financing transaction and agreed to issue secured convertible notes payable to a group of accredited investors in the total amount of $2,170,000. The Company received $700,000 in cash on October 7, 2005, and $500,000 on November 22, 2005. The remaining $550,000 of net proceeds have been placed in an escrow account and will be released when the related registration statement (see below) is declared effective by the SEC. These notes payable, which are due October 2008, are convertible into shares of the Company's common stock at any time at the holder's option at a price of not less than $0.78 per share.

      The excess of the face amount of the notes payable over the net proceeds principally represents interest at a rate of approximately 5.7% per annum. If such notes payable are not repaid when due, the interest rate increases by an additional 15% per annum. These notes payable are secured by all of the Company's property and equipment, trade and other accounts receivable, inventory, general intangible assets (including but not limited to all licenses, distributorship agreements, customer lists, goodwill, trade names, patents and patent applications), and all of the Company's other intellectual property including software code and related documentation, trade secrets, and copyrights. However, there is no security in favor of the lenders at the level of Astrata's Group's subsidiaries. Such notes payable are also collateralized by the assignment of 900,000 shares of the Company's common stock owned by certain members of our executive management team.

      In connection with the transaction described above, the Company also issued five-year warrants to purchase a total of up to 480,000 shares of its common stock at an exercise price of $2.00 per share. Such warrants vested and became fully exercisable upon issuance. Concurrently with the Company's receipt of the remaining tranche of net proceeds under the secured convertible notes payable, the Company will deliver additional warrants to purchase up to an additional 220,000 shares of its common stock, for an aggregate issuance of warrants to purchase a maximum of 700,000 shares. However, the exercise of such warrants and/or the conversion of the related notes payable may not result in ownership (other than unexercised warrants and any unconverted notes payable) by any creditor and its affiliates of more than 4.99% of the Company's then outstanding shares of common stock.

      The creditors/warrant holders in the above transaction have certain registration rights for the common stock underlying both the warrants and the convertible debt. The related registration rights agreement includes financial penalties since the Company failed to meet the registration statement effectiveness deadline date, which was January 16, 2006. Such penalty, which is 2% per month (approximately $43,000/month), can be paid in common stock at the option of the Company. See Note 14 to the condensed consolidated financial statements included elsewhere herein for additional information.

      Under the circumstances described in the following sentence, the Company would be in default of the aforementioned notes payable. As explained above, the Company failed to meet the registration statement effectiveness-date deadline; if and when the creditors provide the Company with the contractually required notice to that effect, this condition will become an "Event of Default" as defined in the underlying debt agreements. When a default event exists, the notes become immediately due and payable. The Company would then be obligated to pay, within forty five days of the receipt of any such notice, the sum of (a) 130% of the then outstanding principal amount, (b) additional interest at an annual rate of 15% (commencing on the forty-sixth day after receipt of the notice), (c) any unpaid liquidated damages for failure to meet the registration statement deadline, and (d) certain other penalties if the Company had previously been unable to timely deliver the common stock required to effect a partial or complete conversion of any of the notes payable.

Proposed Strategic Financing Transaction


The Company is presently negotiating a potential debt/equity financing transaction with a U.S.-based entity. Under the proposed terms, Astrata Group, Inc. ("AGI") would issue a maximum of $20 million of junior convertible notes payable which would mature in five years. In addition, a to-be-formed wholly-owned South African subsidiary of AGI (the "Subsidiary") would issue $5.5 million of notes payable, which would be guaranteed by AGI and would mature in four years. These notes payable would be secured by all the assets of the Company and the Subsidiary, and would require monthly payments of interest (at 14%) and principal. Management anticipates that a fixed conversion price per share for the convertible notes payable would be negotiated prior to consummating the proposed transaction, if at all.

Under the proposed terms, AGI would also issue detachable warrants (the "AGI warrants") to purchase 28% of its fully-diluted outstanding common stock (to be defined in the transaction documents) at an exercise price of $2.00 per share. Management expects that the holder of the AGI warrants would be granted certain demand registration rights for the common stock underlying such warrants. As of November 30, 2005, management estimates that the AGI warrants would be exercisable into approximately 5.7 million shares of AGI common stock. The Subsidiary would also issue warrants to acquire 30% of its fully-diluted common stock (to be defined in the transaction documents). If this transaction is consummated under the terms described above, management is considering a "re-set" to $2.00 per share of (i) the exercise price for all outstanding warrants and options whose current exercise price is greater than $2.00 per share, and (ii) the conversion price for all outstanding convertible debt whose current conversion price is greater than $2.00 per share; all other terms of such equity instruments and debt agreements would remain unchanged. However, since a definitive agreement has not been executed, and because there is no assurance that this proposed transaction will be consummated under the terms described above (if at all), management has not made any final decision regarding the proposed "re-set" of the exercise and conversion prices described in the preceding sentence.

If any transaction with terms similar to those described above is consummated and the common stock underlying the convertible notes payable and the AGI warrants is issued, there may be a change in control of the Company.


Off Balance Sheet Arrangements


      As of November 30, 2005, there were no off balance sheet arrangements. Please refer to the Commitments and Contingencies footnote to the Company's condensed consolidated financial statements included elsewhere herein.


Inflation


      We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to offset fully such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial condition, and results of operations.


Foreign Currency Exchange Rate Risk


      The operation of the Company's subsidiaries in international markets results in exposure to fluctuations in foreign currency exchange rates. The potential of volatile foreign currency exchange rate fluctuations in the future could have a significant effect on our results of operations. The Company purchases forward foreign exchange contracts to cover certain product purchase transactions denominated in U.S. dollars.

      The principal foreign currency involved is the South African Rand. The Company translates all assets and liabilities at period-end exchange rates and income and expense accounts at average rates during the period. The U.S. dollar strengthened against the Rand by approximately 12% during the nine months ended November 30, 2005; and the U.S. dollar weakened by approximately 10.5% during the nine months ended November 30, 2004. The average U.S. dollar rate strengthened against the Rand by approximately .1% for the nine months ended November 30, 2005 compared to the nine months ended November 30, 2004. This increases both our revenue and costs as compared to previous periods. During the nine months ended November 30, 2005, the Company also had transactions denominated in the British Pound, the Singapore dollar, the Malaysian Ringgit, the Brunei dollar, and the New Zealand dollar.


Interest Rate Risk


      Since many of the Company's credit facilities are directly based on various prime rates of interest, the Company is exposed to interest rate risk.

                             DESCRIPTION OF BUSINESS

Overview

      We were incorporated in Nevada on March 13, 1996 as Sportsman's Wholesale Company and changed our name to Cetalon Corporation on March 12, 2001. Until 2003, Cetalon was as an operator of health food and fitness retail stores located within various Sears Roebuck & Co. locations throughout California and Canada. On January 15, 2003, Cetalon filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Los Angeles Division. After a hearing on May 27, 2004, the Bankruptcy Court entered an order confirming Cetalon's Second Amended Disclosure Statement and Plan of Reorganization followed by confirmation of the Plan by the Bankruptcy Court on May 28, 2004. On June 8, 2004, the Plan became effective, and the Cetalon Corporation Liquidating Trust was created.

      Pursuant to the Plan of Reorganization, all equity interests of Cetalon that existed prior to June 8, 2004 (including, but not limited to, common stock, warrants, conversion rights under debt agreements, and options) were cancelled on and as of June 8, 2004. Under the Plan of Reorganization, if all unpaid creditor claims that were assigned to the Cetalon Corporation Liquidating Trust are satisfied in full with interest, Cetalon's pre-petition equity holders will be entitled to a pro rata distribution of any remaining assets of the Cetalon Corporation Liquidating Trust based on their pre-petition ownership of Cetalon.

      Under the terms of the Plan of Reorganization, effective August 2, 2004, Cetalon combined with (i) Cadogan Investments Limited or "Cadogan", a London-based company that owned Astrata SA; and (ii) Optron Technologies, Inc. or "Optron Technologies", a Nevada corporation. The subsidiaries of Optron Technologies, which were established shortly before June 8, 2004, are located in Singapore, Malaysia, Brunei, and England. Prior to the completion of the
Cetalon, Cadogan and Optron Technologies combination transaction, Optron Technologies and its subsidiaries were engaged in the marketing and sale of various telematics and geomatics products and devices manufactured by Astrata SA. As a result of the Cetalon, Cadogan and Optron Technologies combination transaction, Optron Technologies was merged with and into Cetalon and the Optron Technologies subsidiaries became subsidiaries of Cetalon. In connection with the August 2 transactions, the following day Cetalon, as the surviving entity of the Cetalon, Cadogan and Optron Technologies combination, changed its name to our current name, Astrata Group Incorporated.

      In  June  2004,  we  (see  discussion  below  regarding   "Reverse  Merger
Accounting") issued (i) approximately 6,275,000 post-reorganization common shares to the shareholders of Cadogan, and (ii) 1,800,000 post-reorganization common shares to the stockholders of Optron Technologies in exchange for 100% ownership of those two entities. We issued an additional 156,000 post-reorganization shares of common stock to the Cetalon Corporation Liquidating Trust for distribution pursuant to the terms of the Plan of Reorganization (62,400 shares for pro rata distribution to Class Two creditors, and 93,600 shares for other creditors and Cetalon Corporation Liquidating Trust expenses.). We also issued 609,000 post-reorganization shares of common stock in satisfaction of approximately $520,000 of bankruptcy administration fees. Lastly, we issued an additional 1,560,000 post-reorganization shares of common stock in satisfaction of approximately $53,000 of administrative-claim notes payable and accrued interest.

      The shares issued through the bankruptcy proceedings for services rendered principally related to bankruptcy administrative expenses, and to satisfy other liabilities incurred by Cetalon. The transactions described in the preceding sentence were measured by exchange ratios that resulted from arm's-length negotiations among unrelated parties during the bankruptcy proceedings. The form and substance of such transactions were effectively mandated by the Bankruptcy Court, through their inclusion in Cetalon's confirmed reorganization plan. Therefore, management concluded that the amounts established by these parties represented estimated fair value, and the expenses and the issuances of common stock were recorded on that basis.

      As a result of the cancellation of all pre-petition equity instruments and issuance of the post-reorganization common shares of Cetalon, a change in control occurred.

      On December 16, 2004, the Bankruptcy Court closed the Cetalon Chapter 11 case.

Reverse Merger Accounting

      Because of the structure of the Cetalon, Cadogan and Optron Technologies combination transaction, Cetalon's acquisition of Cadogan (including its subsidiary) and Optron Technologies (and its subsidiaries) was accounted for as a "reverse merger" by Cetalon because the stockholders of Cadogan and Optron Technologies, as the legal acquirees, obtained more than 50% voting control of Cetalon, the legal acquiror. Because the shareholders of Cadogan obtained majority voting control of Cetalon, for accounting purposes, Cadogan was treated as the continuing reporting entity and the accounting acquiror in the Cetalon, Cadogan and Optron Technologies combination transaction. This accounting treatment resulted in Cetalon adopting the February 28/29 fiscal year-end of Cadogan.

         Subsequent to the closing of the Cetalon, Cadogan and Optron Technologies combination transaction, our consolidated statements of operations have been those of Astrata Group Incorporated and its wholly-owned and majority-owned subsidiaries. The consolidated balance sheet represents the net assets of the aforementioned entities (including majority-owned subsidiaries since their acquisition dates) reported at historical cost. All capital stock shares and amounts and per-share data have been retroactively restated to reflect the exchange ratio in the Cetalon, Cadogan and Optron Technologies combination transaction.

Our Organizational Structure

         The following table summarizes our current organizational structure:

                                                         ---------------------------
                                                                Astrata Group
                                                                Incorporated
                                                         ---------------------------
                                                                     |
                                                                     |
             |-------------------------------------------------------------------------------------------------------
             |                                                    |                                                  |
---------------------------                            -------------------------                         ---------------------------
          Cadogan                                         Astrata Europe Ltd                                    Astrata (Asia
     Investments Ltd                                   -------------------------                              Pacific) Pte Ltd
---------------------------                                                                              ---------------------------
             |                                                                                                         |
             |                                                 --------------------------------------------------------|
             |                                                 |                            |                          |
---------------------------                       ---------------------------   -------------------------   ------------------------
       Astrata South                              Astrata (Singapore) Pte Ltd       Astrata Malaysia             Astrata (B) Sdn
     Africa (Pty) Ltd                                                                    Sdn Bhd                       Bhd
---------------------------                                                     -------------------------   ------------------------
             |                                    ---------------------------                                      |
             |---------------------------------------------------------                                            |
             |                            |                           |                                            |
---------------------------   ---------------------------   ---------------------------                  ---------------------------
     Barloworld Optron             CyberPro Software           Astrata Systems (Pty)                         Astrata GeoTrax Sdn
  Technologies (Pty) Ltd          Solutions (Pty) Ltd         Ltd, formerly known as                                 Bhd
   (50% owned by Astrata      ---------------------------    Nicon Systems (Pty) Ltd                     ---------------------------
  South Africa (Pty) Ltd)                                   ---------------------------
       (Terminated)
---------------------------


      Our subsidiaries can be categorized in two separate groups, which serve distinct functions. The subsidiaries of Cadogan - Astrata SA, Astrata Systems
(Pty) Ltd (formerly Nicon Systems (Pty) Ltd), CyberPro Software Solutions (Pty) Ltd and Barloworld Optron Technologies (Pty) Ltd - are primarily engaged in the manufacturing and research and development of our GPS technologies, as well serving as sales, marketing and product support roles throughout Europe and Africa. Our remaining subsidiaries - Astrata (Asia Pacific) Pte Ltd, Astrata (Singapore) Pte Ltd, Astrata Malaysia Sdn Bhd, Astrata (B) Sdn Bhd and Astrata GeoTrax Sdn Bhd - operate primarily in the sales and marketing roles of our products throughout Asia. See Notes 8 and 14 to the Company's November 30, 2005/2004 condensed consolidated financial statements included elsewhere herein for additional information.


Nature of Operations

      We are in the telematics and geomatics sectors of the GPS industry. Our expertise is focused on advanced location-based IT products and services that combine positioning, wireless communications, and information technologies. We provide advanced positioning products, as well as monitoring and airtime services to industrial, commercial, governmental entities, academic/research institutions, and professional customers in a number of markets including surveying, utility, construction, homeland security, military, intelligence, mining, agriculture, public safety, marine, and transportation. We manufacture proprietary products, and are a distributor of certain Trimble Navigation Limited products. We lease facilities which accommodate the assembly, testing, and research and development personnel with thirteen years of experience in position and wireless communication technology that has delivered in excess of 83,000 GPS/GSM (Global System for Mobile Telecommunications) fleet management products to customers.

      Examples of our products and services include surveying instrumentation using GPS and other augmenting technologies, such as wireless communication and lasers; fleet management for specialized machines, such as guidance for earth-moving equipment; positioning and IT technology for remote asset management and telematics products, field data collection equipment, and products and airtime communications services for high volume track and trace applications.

      Positioning technologies employed by us include laser, optical and inertial navigation systems. Communication techniques employed by us include both public networks such as GSM cellular and private networks such as paging or point-to-point private wireless networks and satellite communications.

      We believe that we add value to our products and services through the development of proprietary information technologies, such as applications and software that allow the customer to make use of the positioning information in a location of his choice.

      One of our predecessor entities was founded in 1986 as a reseller of Sokkia products, a Japanese manufacturer of survey instruments. Astrata South Africa (Pty) Limited was a distributor of Sokkia non-GPS technology optical instruments and Trimble GPS technology products until 1989; when the Astrata entity ceased its distribution of Sokkia products in order to become an international dealer for the Trimble GPS technology product line. Sokkia has since become a competitor of Trimble in the GPS products market. In 1988-89, we integrated GPS products into our portfolio and became one of the first international dealers of Trimble Navigation Limited in 1989. In 1998, we began developing our own software and proprietary products for the demanding commercial high precision positioning market. We sell geo-information technology or "Geo IT" products and services to commercial customers in the mining, surveying, utility, government, agriculture, oil and gas, construction, and offshore fleet markets often in demanding environments. Our products include proprietary products and services as well as products from Trimble Navigation Limited, Nikon Surveying Instruments, Aquila, Thrane and Thrane, Itronix, and Optech. In addition, we provide ongoing communications and IT services (e.g., we are a satellite services provider for Telenor) for our customers with comprehensive service, training, and technical assistance.

      As new positioning and wireless technologies have been introduced in recent years, we have grown by incorporating them into a product line to meet the expanding market. In two transactions during 2002 and 2003, we purchased 100% of CyberPro Software Solutions (Pty) Ltd, a software solutions house with experience in systems integration, large-scale database applications and Internet technologies, which launched our web-based communications IT services for vehicle tracking and monitoring and controlling offshore and onshore fleets.

      The results have been organic growth and our concentration on two operating segments: 1) geomatics and 2) telematics.

      Geomatics

      High precision surveying/positioning instruments are required for surveying and construction professionals, the mining industry, government agencies, utility companies and municipalities. We supply and support these markets with current products and factory certified technicians. We offer a full spectrum of after-sales service and training programs that help build and maintain long-term relationships with customers and suppliers.

      We incorporate GPS positioning and critical performance and monitoring information from field equipment and personnel into earth-moving, mining, and construction machines to lower costs, boost productivity, increase profits, and improve remote site management and operational control. Products in this segment automate certain functions in such machines and apply to the initial survey, earthmoving, and building phase of construction.

      This segment also supports our joint venture with Barloworld, the exclusive distributor of Caterpillar Corporation in South Africa. In October 2003, Astrata SA and Barloworld entered into an agreement, pursuant to which BOT was formed. Astrata SA and Barloworld each own 50% of BOT (see Note 10 to the fiscal 2005/2004 consolidated financial statements and Note 8 to the August 31, 2005/2004 condensed consolidated financial statements included elsewhere herein for additional information).

      We are the sole distributor for Trimble Geomatics equipment in Southern Africa. Representative products marketed and sold by us and our subsidiaries include: GPS Survey Products and related accessories; Geographic Information System or "GIS" Mapping Products and related accessories; Nikon Total Stations, Automatic Levels, Thedolites; Itronix Products; Ag Leader Products; Chicago Steel Accessories; Garmin Handheld GPS Units; Optech; and Caterpillar Technology Products.

      The geomatics segment also includes products, accessories and services related to the business of measurement and setting out (i.e. Survey, Mapping and
GIS) and precise position monitoring (such as scanning excavations and industrial plants). Also included within this segment are the machine guidance products, accessories and services related to the business of guiding, controlling and monitoring machinery, including moving machinery such as graders, dump trucks and drills as well as agricultural products which have tractor and crop-spraying guidance in them.

Telematics

      Telematics products, accessories and services are related to the business of remote monitoring of assets, frequently in real-time (including tracking and tracing) whereby position, attributes, status and communication are involved. Telematics products often focus on people and assets in hostile and demanding environments such as monitoring hazardous materials for homeland security purposes. This segment addresses the market for fleet management, workforce management, remote asset management and tracking, meter reading, and emergency services by providing hardware for GPS information and data collection, as well as the software needed to access and analyze the data through the Internet. Our products combine positioning, wireless, and information technology and add measurable value to location-based information. We offer airtime to communicate data from the vehicle or field location to the customer's data center or provides access over the Internet to the data and application software. This allows critical real-time performance and monitoring data to be accessed and analyzed by supervisory, maintenance, or financial users and make real-time decisions for productivity improvement, cost reductions, safety improvement, or other critical decisions to be fed to the field.

      In addition, we offer a range of rugged mobile computing, wireless and location-based solutions, which combine GPS and GSM technologies. The services markets for location-based technologies include workforce management, remote asset management and tracking, meter reading and emergency services. We offer custom built solutions as well as "off-the-shelf" products to meet the specific needs of our customers.

      The telematics segment also includes our seventh generation GPS/GSM transceiver, or our" GLP", that enables users to track, monitor, and control mobile platforms or remote assets such as trucks, vessels, containers, trailers, and other vehicles (see below for additional information about our GLP).

Technology Overview

      A major portion of our business is the application of GPS to terrestrial applications. GPS is a system of 24 orbiting satellites and associated ground control that is funded and maintained by the U.S. Government and is available worldwide free of charge. GPS positioning is based on a technique that precisely measures distances from four or more satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver measures distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver, and then uses those distances to compute its position. Under normal circumstances, a stand-alone GPS receiver is able to calculate its position at any point on earth, in the earth's atmosphere, or in lower earth orbit, to within approximately ten meters, 24 hours a day. Much better accuracies are possible through a technique called
"differential   GPS".  In  addition,   GPS  provides   extremely  accurate  time
measurement.

      GPS technology is dependent upon the reception by a receiver of the GPS signals, which requires line-of-sight visibility between the satellites and the receiver. Buildings, hills, and dense foliage can block this line-of-sight visibility. The receiver must have a line-of-sight to at least four satellites to determine its latitude, longitude, altitude, and time. Distortion of GPS signals from atmospheric conditions, intentional or inadvertent signal interference, or Selective Availability may also limit the accuracy of GPS. Selective Availability, which was the largest component of GPS distortion, is controlled by the U.S. Department of Defense and was deactivated on May 1, 2000.

      The convergence of our position, wireless, and information technologies enables us to add significant value to location-based information. At the same time, wireless communications have become far less expensive in recent years. This allows the low-cost efficient transfer of the GPS receiver's position data (combined with critical performance and monitoring information from the field equipment or personnel) to locations distant from the positioning receiver. This in turn permits the data to be accessed by supervisory, maintenance, or financial users and thereby allows productivity improving, cost reducing, safety-related, or other critical real time data to be fed to the field.

      Laser and optical products sold and serviced by us measure distances and angles accurately using light. Laser diodes create light beams for distance measurement and precision mechanics and software algorithms in these products combine to give accurate distance and angle measurements for a variety of agricultural, surveying, academic research and construction applications.

Technical Support Services

      We maintain workshops staffed with factory-trained personnel to service and repair the equipment sold by us. We also provide technical support by means of dedicated personnel via e-mail, telephone and in-house, and offers product training.

Recent Trends

Geographic Expansion

      We recently expanded our geomatics business into the Asia Pacific region with offices in Singapore, Malaysia, and Brunei.

      Astrata (Asia Pacific) Pte Ltd ("Astrata AP") was incorporated on October 6, 2003 and is a wholly owned subsidiary of ours. The subsidiary serves as our Asia Pacific Regional Headquarters and also as the holding entity for our other subsidiaries, joint ventures, and strategic partnerships located in Malaysia, Brunei, and Indonesia.

      Astrata (Singapore) Pte Ltd was incorporated on October 6, 2003 and was originally owned 51% by Astrata AP and 49% by PCS Security Pty Ltd (a Singapore security consultancy company), the management of which has served with various security and intelligence organizations in the Singapore government.

      Our strategy is to deploy our leading edge technologies into the homeland security, hazardous materials, and civil defense markets in the Asia Pacific region by providing our customers with comprehensive solutions to their needs.

      In November 2005, the minority stockholder and Astrata AP entered into an agreement, whereby Astrata AP acquired the 49% minority interest in Astrata Singapore. The principal terms and conditions of the agreement are as follows:

      Astrata AP purchased all of the minority stockholder's common stock (294,000 shares) in Astrata Singapore at a price of S$1.10 per share, for total consideration of S$323,400 (about $190,000 as of November 14, 2005). The purchase price is payable (without interest) as follows:

      o     S$50,000 upon consummation of the agreement;

      o     S$100,000 by December 31, 2005;

      o     S$100,000 by January 31, 2006; and

      o     S$73,400 by February 28, 2006.

      Any outstanding trade debts between Astrata AP and the minority stockholder will be settled on terms to be negotiated by the parties. In connection with the November 2005 transaction, Astrata AP may not off-set any payments due from the minority stockholder against the unpaid portion of the purchase price. Astrata AP has released the minority stockholder from all Astrata Singapore liabilities and obligations.

      Under the terms of the agreement, all of the minority stockholder's rights
(i) as the exclusive Singapore distributor for certain telematics and GPS products of the Company, and (ii) for research and development relating to GPS products under its agreement with Astrata Singapore were terminated. Both of the minority stockholder-appointed directors of Astrata Singapore have resigned, and have executed waivers in favor of Astrata Singapore.

Geo-Location Platform or GLP

      The GLP is a GPS/GSM transceiver that enables users to track, monitor and control mobile platforms or remote assets such as trucks, vessels, containers and trailers. The device has been designed to meet certain international and domestic homeland security requirements and to be capable of handling vehicles carrying hazardous materials. The device has a number of input/outputs that allow connectivity to third party sensors on board the platform being tracked. Such sensors include temperature, ignition on/off, oil pressure, door open/close, tire pressure, and engine revolutions. The GPS receiver provides accurate positional, time, speed and directional information. All of these variables are used to make real-time Boolean type decisions and the GSM engine is used to communicate the result to a remote software application. The unit uses proprietary on-board software executing on a Linux operating system to manage the operation of the unit.

      Management believes that the GLP is the smallest, lowest cost, fully integrated, state-of-the-art GPS location and GSM/CDMA (Code Division Multiple Access) wireless system, with on board over the air programmable intelligence operating on the MC Linux operating system. It combines a GPS system, a GSM phone, and a computer operating system integrated into a single package approximately half the size of a pack of cigarettes. The built-in wireless communication options include quad-band GSM, General Packet Radio Switching or "GPRS", Short Message Service or "SMS", circuit switched data or "CSD", Bluetooth, and wireless Local Area Networks or "LAN". The GLP is the backbone of our telematics product line and the foundation of our location-based services or "LBS" research and development plan.

      The telematics segment also includes our seventh generation GPS/GSM transceiver that enables users to track, monitor and control mobile platforms or remote assets such as trucks, vessels, containers, trailers and other vehicles. Our GLP is based on ten years of experience designing, manufacturing, and supporting over 83,000 GLP units for major global commercial telematics companies, such as Thales. Management believes that the GLP sets a new standard of capability and functionality, more expandability, and high reliability, while at the same time dramatically reducing the cost of LBS. Management believes that customers can reduce costs, increase productivity, and monitor and control virtually any equipment, vehicles, assets, or persons using state-of-the-art monitoring, routing, control or other real-time information systems. Our GLP platform allows us to integrate customized applications for virtually any requirement in markets such as container tracking for homeland security and employees for compliance with the Department of Transportation legislation relating to driving hours.

      Astrata Systems built the first 100 of the seventh generation GLP units in May 2004 for field-testing and then built 1,000 additional GLP units in September 2004 for initial commercial release. Our GLP system, comprising the complete software, firmware, and hardware was launched globally to customers in November 2004.

Joint Venture with Barloworld (Terminated)

      In October 2003, Astrata SA entered into an agreement with Barloworld, the exclusive distributor for Caterpillar Corporation in South Africa, pursuant to which Barloworld Optron Technologies (Pty) Limited or "BOT" was formed. Astrata SA and Barloworld each owned 50% of BOT. Barloworld's core business is the sale, rental, service, and maintenance of new and used Caterpillar commercial equipment and related parts in South Africa and other African countries. The principal business of BOT was the supply of products and services to the mining industry in southern Africa.

      BOT's initial capitalization principally consisted of interest-bearing loans by the stockholders represented by (i) a contribution of inventory by Astrata SA with an agreed-upon value of approximately $200,000 and (ii) an equal amount in cash to be provided by Barloworld as needed for working capital requirements.

      Since Astrata SA did not own a majority voting interest in BOT and did not otherwise have a controlling financial interest therein, we accounted for Astrata SA's investment in BOT using the equity method of accounting. BOT had a September 30 fiscal year end.

      Effective October 1, 2005, Barloworld and we agreed to dissolve BOT. All subsequent BOT-related operations were transferred to an entity owned by Barloworld. The employees who had previously worked for BOT and who had been our employees were transferred to the new Barloworld entity and all BOT assets were transferred to such entity. The evaluation of such assets will be determined as a result of an audit of BOT. Our loan account to BOT has been settled in full by funding provided by Barloworld, and management believes that we will have no further obligations to and will derive no further economic benefits from Barloworld in respect of BOT's assets.

SureTrack Acquisition and Separation Agreement

      In January 2005, Astrata SA closed the purchase of SureTrack, a satellite-based tracking and communications enterprise, whose technology facilitates cross-border fleet management services, particularly in remote areas. In November 2005, the former owner of SureTrack, Nanini 209 CC, or Nanini, and we agreed to partially unwind the acquisition. The principal terms and conditions of the separation agreement are outlined below.

      We have agreed (1) to waive our claim against Nanini for approximately R580,000 (about $88,000 as of November 4, 2005) relating to uncollectible trade accounts receivable sold to Astrata by Nanini and (2) to transfer to Nanini all of the rights to the Satellit Assisted Machine Management System ("SAMMS") software acquired in the original transaction, along with the associated customer relationship asset. We will retain the Global Telemetry Monitoring System software along with the telematics business, including the related customer base.

      Nanini and its sole stockholder, William B. McKenzie, have agreed to (1) waive their claim to the remaining R2 million cash portion of the purchase price, which approximated $391,000 at February 28, 2005 (and was otherwise due in equal installments in January 2006 and January 2007), (2) return approximately 160,000 shares of our common stock issued in connection with the original transaction, (3) not use the "SureTrack" name in conducting any future business, and (4) execute a one year non-compete agreement in favor of us.


      The Company accounted for the separation transaction in a manner that will restore both parties to the position that would have existed if the SAMMS business had not been sold in the original acquisition. Accordingly, the Company recorded a debit to accounts payable of approximately $213,000 to reduce the liability owed to William B. McKenzie (approximately R1.4 million), reduced the deferred tax liability in an amount approximating 30% of the unamortized balance of the customer relationship asset recorded in connection with the SureTrack acquisition, a debit to treasury stock of approximately $484,000 which represents the return of approximately 160,000 shares of the Company's common stock issued in the original transaction, a credit to other intangible assets of approximately $136,000 (representing the unamortized balance of the SAMMS customer relationship asset), and a credit to goodwill of approximately $601,000.

      The Company did not recognize a gain in accounting for the SureTrack separation agreement. Thus, the adjustment of goodwill noted in the preceding paragraph includes the effect of the Company having returned to Nanini an estimated 30% of the SureTrack business in exchange for a proportionately larger reduction of the total purchase price in the original transaction.


      SureTrack's Global Telemetry Monitoring System - renamed Solaris - integrates satellite communications capability with our GLP, the world's smallest advanced fleet management and real-time vehicle tracking device, which integrates a GPS receiver, a GSM cell phone, and a sophisticated computer operating system into a single package approximately 50% the size of a modern mobile phone. Our GLP can monitor and control fleets of virtually any equipment, vehicles, assets, shipping containers, as well as the status of individuals and personnel. Solaris was developed by SureTrack as a fleet management and vehicle monitoring software solution for the VISTA (MT2000) satellite communications platform. The application is designed to interface seamlessly with various on-board devices and biometric control systems. SureTrack was established in 2001 and was based in Centurion, South Africa.

LoJack Corporation Teaming Agreement

      On November 9, 2005, the Company signed an exclusive teaming agreement with LoJack Corporation ("LoJack"). Under the terms of the agreement, the Company, on an exclusive basis, will support LoJack in seeking the award of contracts to provide federal and state governments with complete solutions for locating tracking and recovering vehicles that transport hazardous materials in various jurisdictions in the US, by combining the Company's services and systems, LoJack's tracking and recovery systems and other technologies. The Company and LoJack will collaborate on contract bids for services, equipment networks, and systems in this market segment. LoJack would be the prime contractor under relevant government contracts and the Company would be a subcontractor.

      If a contract is awarded during the initial one-year term of the teaming agreement, the Company will be responsible for the design, customization, and provision of software to use and analyze available information relative to a shipment to assess relative risks associated with transporting hazardous materials. Also, the Company would design, customize, and provide a hazmat security solution that monitors driver verification, route deviation, accident, hijacking/stealing, unauthorized driver, driver behavior, cargo tampering, and unauthorized delivery, and assesses risk allowing authorities to be notified accordingly.

      Additionally, the Company would design, customize, manufacture, and provide hardware components based on its GLP, Sub-Processing Unit / Inertial Navigation Systems (SPU/INS) and the Rapid Deployment Unit (RDU), as well as back-end hardware, software, web applications that leverage the Company's GEO-IT platform. Other solution integration may be required as the relationship develops.

Principal Suppliers

      We are a distributor in sub-Saharan Africa for Trimble Navigation Limited's line of products and Trimble represents our largest single supplier. Our Trimble (Geomatics) products generated approximately 57% of our total (consolidated) revenue in fiscal 2005, and are principally comprised of (i) land surveying equipment; (ii) optics; (iii) laser scanning; (iv) mapping and geographic information systems (MGIS) equipment; (v) construction related instruments with machine control; and (vi) water management and precision farming instruments.

Competition

      The markets for navigation, communications, and information products are highly competitive. We believe the principal competitive factors impacting the market for our products are design, functionality, quality and reliability, customer service, price, time-to-market, and availability. For reasons explained in the following paragraph, we believe that we generally compete favorably in these areas.

      We conduct an annual market analysis in which we review our market share. Inherent in this analysis is a review of our competition and level of competitiveness in the market. We are resellers of Trimble equipment, which comprises the majority of our geomatics revenue. Trimble is a market leader in design, functionality and quality of GPS-enabled technology. As distributors of Trimble products, we have not found local distributors of other products to have our level of technical support and expertise, which allows us to provide a high level of customer satisfaction. The majority of our geomatics equipment is imported into the markets in which we act as resellers.

      While we believe our products and services offer superior features, there is no certainty that we will establish ourselves in the international market. A number of our competitors, as detailed below, offer products that provide some of the functionality of our products. While we do not believe that any one of our competitors has a dominant position in our market as a whole, we may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical, and other resources. Substantially all of our principal competitors are international entities and are larger and more established than we are.

      We believe that our principal competitors for telematics lines are @ Road, Inc, Xata Corporation, Trimble, Minor Planet Systems plc, Navman NZ Limited, Digicore Holdings Ltd, Seimens VDO Automotive (the automotive component arm of Siemens AG), CET and SES Systems Pte Ltd (subsidiaries of Singapore Technologies Electronics Limited), and Thales Telematics (part of the Thales Group). We believe that our principal competitors for our geomatics technology product lines are Lecia, Topcon, Sokkia and Riegal.

Research and Development

      Research and development costs relating to computer software products to be sold or otherwise marketed that are incurred before technological feasibility of the product has been established and after general release of the product to customers are expensed as incurred.

      Company management believes that technological feasibility is not established until a beta version of the product exists. Historically, costs incurred during the period from when a beta version is available until general release have not been material. Accordingly, we have not capitalized any software development costs. Research and development costs were approximately $1.3 million and $0.5 million for the years ended February 28, 2005 and February 29, 2004, respectively.

Employees

      We currently have approximately 205 employees. Our employees are not represented by labor unions or collective bargaining agreements. We believe that our labor relations are good.

Properties

      We are currently leasing our executive offices, sales offices and manufacturing facilities. Our executive office is located at 1801 Century Park East, Suite 1830, Los Angeles, California 90067.

      We are currently leasing facilities at the following locations:

      o     England: Chelsea Harbour, London, approximately 3,000 square feet

      o     Brunei: Kuala Belait, approximately 3,000 square feet

      o     Malaysia: Kuala Lumpur, approximately 1,500 square feet

      o Singapore: Suntec Tower One, Singapore, approximately 4,700 square feet

      o     South Africa: Stellenbosch, approximately 8,400 square feet

      o     South Africa: Johannesburg, approximately 5,500 square feet

      We believe that these facilities are sufficient for our operating purposes for the foreseeable future.

                                   MANAGEMENT

Executive Officers and Directors


      The following table sets forth certain information regarding our executive officers and directors as of February 17, 2006:



Name                                        Age      Position
----                                        ---      --------
Anthony J. Harrison....................      46      Chairman of the Board
Martin Euler*..........................      51      Chief Executive Officer, Chief Financial Officer, Secretary, and
                                                     Director
Anthony J.A. Bryan.....................      82      Non-Executive Vice-Chairman of the Board
Paul Barril............................      59      Director
William Corn...........................      61      Director
Stefanie Powers........................      62      Director


* Mr. Venter resigned as the Chief Executive Officer and Mr. Euler was appointed acting Chief Executive Officer effective on January 23, 2006.


Anthony J. Harrison, Chairman of the Board

      Mr. Harrison currently serves as our Chairman of the Board, a position that he has held since June 2005. He joined our board of directors in November 2004 and served as our Chief Executive Officer between November 2004 and June 2005. Prior to joining us, Mr. Harrison had been employed in various management capacities by Thales S.A. (a CAC 40 company) and, prior to its acquisition by Thales, by various subsidiaries of Racal Electronics Plc. for approximately 23 years, most recently (2002 and 2003) as the Chief Operating Officer of Thales GeoSolutions Ltd., a division of Thales S.A. During 2002, Mr. Harrison served as the Managing Director Group Marketing & Business Development (Racal Survey Group Ltd.) and, between 1998 and 2002, as the President of Racal Survey USA and Regional Director of the Americas (which was a board position of the Racal Survey Group Ltd.).

Martin Euler, Chief Financial Officer and acting Chief Executive Officer


      Mr. Euler currently serves as our acting Chief Executive Officer, Chief Financial Officer and Secretary, positions that he has held since January 2004 and January 2005, respectively. He has also been a member of our board of directors since August 2004. During the three years prior to his joining us, Mr. Euler served as Regional Director and member of the Executive Committee for Thales GeoSolutions with responsibility for the Americas Region. From 1998 to 2001, he served in various management capacities with Racal Electronics plc. Mr. Euler holds a Degree in Accounting and Financial Management from the University of Sheffield, England.


Anthony J.A. Bryan, Non-executive Vice-Chairman of the Board


      Mr. Bryan currently serves as our non-executive Vice-Chairman of the Board, a position that he has held since June 2005, having initially served as the Chairman of our Board since January 2005. He has also served as the non-executive Chairman of the Board of 360 Global Wine Company since November 2003. Mr. Bryan is the former Chairman and Chief Executive Officer of Copperweld Corporation, a bimetallic wire and steel tubing company, and the former Chief Executive Officer of Cameron Iron Works, a company in the oil service business. He has also served on the Boards of Directors of Federal Express Corporation, between 1987 and 1996; Chrysler Corporation (now, DaimlerChrysler Corporation), between 1975 and 1991; The PNC Financial Services Group, Inc., between 1978 and 1989; ITT Corporation; Koppers Inc.; Hamilton Oil Company Ltd.; First City National Bank of Houston; Imetal; and as Chairman of the Executive Committee of Hospital Corporation International (formerly the international division of Hospital Corporation of America), between 1991 and 1992. Mr. Bryan received his Masters Degree in Business Administration from the Harvard Business School.


Paul Barril, Director

      Capitaine Barril currently serves as a member of our board of directors, a position that he has held since January 2005. He also serves as Chief Executive Officer of Groupe Barril Securite, a global security firm that he founded in 1984, and serves as a security advisor to various Heads of State. Capitaine Barril founded G.I.G.N. (Groupement d'Intervention de la Gendarmerie Nationale - the French gendarmerie intervention group). He holds a law degree from the University of Paris in Sorbonne.

William Corn, Director

      Mr. Corn has served as an Executive Consultant for Management & Investment Services since 2004. From 2001 until 2004, Mr. Corn served as a consultant to Thales GeoSolutions. In 1981, Mr. Corn founded Marsat Service Limited and Marsat Servicos Submarinos Limitada and, until the sale of Marsat Service Limited and Marsat Servicos Submarinos Limitada in 2001 to Thales GeoSolutions, served as its President and Chief Executive Officer. Mr. Corn is a graduate of Hillfield College in Ontario, Canada.

Stefanie Powers, Director

      Ms. Powers currently serves as a member of our board of directors, a position that she has held since January 2005. Ms. Powers has been an actor since the age of 15. She serves as a director of two mutual funds, co-founded and currently serves as President of the William Holden Wildlife Foundation, and is a director of the Mount Kenya Game Ranch.

Term of Office

      Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our by-laws.

      Our executive officers are appointed by our board of directors and hold office until removed by the board.

Audit Committee Financial Expert

      We are not currently a listed company within the meaning of Rule 10A-3 of the Exchange Act and, therefore, are not required to have an audit committee or, accordingly, an audit committee financial expert. Nevertheless, our Board of Directors, a majority of whose members are currently independent directors, performs the functions of an audit committee, and Martin Euler, our Chief Financial Officer and one of our directors, serves in a capacity similar to that of an audit committee financial expert.

Executive Compensation

      The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal year ended February 28, 2005.


                           Summary Compensation Table

--------------------------------------------------------------------------------------------------------------
                                          Annual Compensation                      Long Term Compensation
--------------------------------------------------------------------------------------------------------------
                                                           Other Annual    Restricted
                                                           Compenstion(4)    Stock     Options/    All Other
                                        Salary   Bonus                      Awarded      SARs    Compensation
           Name                Year       $        $           $               $          #            $
--------------------------------------------------------------------------------------------------------------
Anthony Harrison (1)           2005    203,500         -           -          500       250,000         -
 Chief Executive Officer       2004     27,700         -           -            -             -         -
                               2003          -         -           -            -             -         -
--------------------------------------------------------------------------------------------------------------
Trevor Venter (2)              2005    128,900         -       5,875          500        75,000         -
Chief Executive Officer        2004    120,500         -       5,346            -             -         -
Chief Operating Officer        2003     70,100    92,500       3,320            -             -         -
--------------------------------------------------------------------------------------------------------------
Martin Euler                   2005    168,200         -           -          500       125,000         -
 Chief Financial Officer       2004     20,200         -           -            -             -         -
                               2003          -         -           -            -             -         -
--------------------------------------------------------------------------------------------------------------
Alexander Borthwick (3)        2005    180,000         -           -          500        25,000         -
 Chief Operating Officer       2004     30,000         -           -            -             -         -
                               2003          -         -           -            -             -         -
--------------------------------------------------------------------------------------------------------------

* Effective January 23, 2006, Mr. Venter resigned as Chief Executive Officer and Mr. Euler was appointed acting Chief Executive Officer.


(1) Mr. Harrison served as our Chief Executive Officer between November 15, 2004 and June 6, 2005 and currently serves as our Chairman of the Board.

(2) Mr. Venter served as our Chief Operating Officer between November 15, 2004 and June 6, 2005 and currently serves as our Chief Executive Officer.
(3) Mr. Borthwick served as our Chief Operating Officer until November 15, 2004 and served as our Regional Director of the Asia Pacific Region until January 31, 2006.
(4) Consists of funds contributed to a defined contribution plan on behalf of the executive.

Compensation of Directors

      During 2005, each non-employee member of our Board of Directors received a one-time grant of an option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value at the time of the grant and 50,000 shares of our restricted common stock. At February 28, 2005, the closing market price of our common stock was $7.00 per share, or $350,000 for 50,000 shares. In addition, Anthony J.A. Bryan received an additional stipend of $18,000.

      The following table sets forth the individual grants of stock options that we made during the year ended February 28, 2005 to our executive officers:

                     Options/SAR Grants in Last Fiscal Year
                                Individual Grants

---------------------------------------------------------------------------------------------
                             Number of    Percent of total      Exercise
                            securities      options/SARs        or base
           Name             underlying       granted to        price ($/Sh)   Expiration date
                           options/SARs     employees in
                            granted (#)     fiscal year
---------------------------------------------------------------------------------------------
Anthony Harrison               250,000         19.1%         $     5.00         01/03/2015
---------------------------------------------------------------------------------------------
Martin Euler                   125,000          9.5%         $     5.00         01/03/2015
---------------------------------------------------------------------------------------------
Trevor Venter                   75,000          5.7%         $     5.00         01/03/2015
---------------------------------------------------------------------------------------------
Alexander Borthwick             25,000          1.9%         $     5.00         01/03/2015
---------------------------------------------------------------------------------------------


      The following table sets forth options exercised by our executive officers during the year ended February 28, 2005, and the value (market price less exercise price) of their unexercised in-the-money options at February 28, 2005.

----------------------------------------------------------------------------------------------------------------
                                                         Number of securities       Value of unexercised in-the-
                                                        underlying unexercised        money options/SARs at FY-
                                                      options/SARs at FY-end (#)               end ($)
----------------------------------------------------------------------------------------------------------------
                           Shares
                         acquired
                         on exercise   Value realized
        Name                (#)              ($)        Exercisable    Unexercisable  Exercisable  Unexercisable
----------------------------------------------------------------------------------------------------------------
  Anthony Harrison              -              -            250,000           -         500,000          -
----------------------------------------------------------------------------------------------------------------
    Martin Euler                -              -            125,000           -         250,000          -
----------------------------------------------------------------------------------------------------------------
    Trevor Venter               -              -             75,000           -         150,000          -
----------------------------------------------------------------------------------------------------------------
 Alexander Borthwick            -              -             25,000           -          50,000          -
----------------------------------------------------------------------------------------------------------------


      With the approval of the Board of Directors, on October 7, 2005 the Company entered into employment agreements with its Executive Chairman of the Board ("Harrison"), Chief Executive Officer ("Venter"), and Chief Financial Officer ("Euler"). Under the terms of such agreements, these employees are entitled to annual salaries as follows: Harrison: (British pounds) 140,000;
Venter: (British pounds) 110,000; and Euler: $215,000. These agreements provide for an annual performance bonus of up to 100% of the employee's base salary, subject to approval by the Compensation Committee of the Board of Directors. The Compensation Committee was established by the Board of Directors on October 7, 2005.

      The above employment agreements may be terminated by the Company at any time without cause. Under such circumstances, each employee is entitled to a severance payment equal to twenty four months of his salary. Harrison and Venter may terminate their employment agreement at any time upon 180 days' written notice. Additionally, under the terms of the employment agreements described above, each employee is entitled to certain benefits (including paid vacation and health care), and is eligible to receive incentive equity grants approved by the Compensation Committee. In the event the employment relationship is terminated within six months of a change-of-control transaction, each employee will be entitled to a payment equal to two years' salary.

      Because of Trevor Venter's resignation as the Company's Chief Executive Officer (see Note 12 to the November 30, 2005/2004 condensed consolidated financial statements included elsewhere herein for additional information), his employment agreement described above was cancelled effective January 23, 2006. In the opinion of management, the Company does not owe any severance pay to Mr. Venter under the terms of such agreement. Management presently intends to negotiate a new employment agreement with Trevor Venter.




                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Nevada Revised Statutes or NRS, Chapter 78

      NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

      NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      NRS 78.7502 (3) Provide that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

      NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a)      By the stockholders;

      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      NRS 78.751 (2) provides that the articles of incorporation, the by-laws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and


      (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. Articles of Incorporation

      Our Articles of Incorporation, as amended, limit the personal liability of directors and officers from damages for breach of fiduciary duty as a director or officer but such provision does not eliminate or limit the liability of a director or officer for:

      (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

      (ii)  the payments of distributions  in violation of NRS 78.300.

      Specific provisions relating to the indemnification of our directors and officers are provided for in our By-Laws as specified below.

By-laws

      Article VIII, Section 1 of our By-Laws provides that any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a director, officer, or employee of ours, or of any corporation for which he, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by him or imposed on him in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of his duty.

      Our By-Laws further provide that determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-Laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of a quorum of our Board of Directors without counting in such majority any directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of a quorum of the directors entitled to vote at any meeting; or (e) Order of any Court having jurisdiction over us. Additionally, our By-Laws provide that such right of indemnification shall not be exclusive of any other right that our directors, officers, and employees and the other persons above mentioned may have or hereafter acquire, including their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under article VIII, section 1 of our By-Laws. The provisions of article VIII, section 1 of our By-Laws apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a director, officer or employee.

SEC Policy on Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

      Except as disclosed below, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

      In November 2004, we accepted an unsecured advance from an officer/stockholder, Martin Euler, our chief financial officer, in the amount of $41,378. This advance accrues interest at the London Inter-Bank Offered Rate ("LIBOR") plus three percent and was payable in full on March 1, 2005 with no prepayment restrictions. This unsecured advance and accrued interest has not been repaid as of March 1, 2005, and is being extended until June 30, 2005. This loan is currently outstanding and Mr. Euler has agreed to extend the maturity date by providing for payment in full upon demand.

      In September 2004, one of our stockholders, Walter Jared Frost (who then beneficially owned approximately 5.5% of our outstanding common stock), lent $1.5 million to us. Concurrently with our receipt of the loan proceeds, we agreed to grant the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 48,000 shares of our common stock at an initial exercise price of $2.00 per share. We recorded the warrants as a finance charge of $139,000 using the Black-Scholes option-pricing model to estimate the fair value. In connection with granting the warrants, we also agreed to provide certain registration rights for a period not to exceed five years in respect of the shares underlying the warrants and for certain other shares then owned by Mr. Frost. The registration rights agreement does not contain any specific deadlines or financial penalties relating to the filing or effectiveness of the registration statement. In November 2004, with retroactive effect to the date of the original borrowing, the loan arrangement was amended such that the due date was extended to June 30, 2005, and the principal and accrued interest became convertible into shares of our common stock at the initial rate of $5.00 per share (which is subject to reduction in the event of certain dilutive issuances). Mr. Frost's conversion privilege expires when we have privately issued our common stock for an aggregate consideration of at least $10 million. Interest at the rate of 15%, compounded annually, continues to be due and payable concurrently with the principal. In connection with amending the loan arrangement, we also granted Mr. Frost two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 32,000 shares of our common stock at an initial exercise price of $5.00 per share. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to a single accredited investor. This loan is currently outstanding. Mr. Frost has verbally agreed to extend the due date, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

      We also provided Mr. Frost with certain "piggy-back" and "S-3" registration rights for the shares underlying the note and the warrant, as well as for the shares underlying the amended $1.5 million note agreement and the 32,000 shares underlying the warrant granted to the holder in connection with such amendment. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date.

      In December 2004, we sold a $384,000 convertible demand note to Mr. Frost, who then beneficially owned approximately 6% of our outstanding common stock and had previously lent us $1.5 million on an unsecured basis (see above). Such note is convertible into shares of our common stock at the initial rate of $5.00 per share (which is subject to reduction in the event of certain dilutive issuances). Mr. Frost's conversion privilege expires when we have privately issued our common stock for an aggregate of at least $10 million. The principal is due upon 15 days' written demand, but no later than June 30, 2005. Interest at the rate of 15%, compounded annually, is due and payable concurrently with the principal. In connection with the sale of the note, we granted warrants (which vested and became fully exercisable on the grant date) to Mr. Frost to purchase up to 12,000 shares of our common stock with an initial exercise price of $5.00 per share. We recorded the warrants as a finance charge of $28,000 using the Black-Scholes option-pricing model to estimate the fair value. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to an accredited investor. This loan is currently outstanding. Mr. Frost has verbally agreed to extend the loan, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

      In December 2004, we entered into an agreement pursuant to which we sold 100,000 units of our securities to a then-existing stockholder, Pointe Capital Limited, at $5.25 per unit, for an aggregate of $525,000 in gross proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of our common stock at an initial exercise price of $5.00 per share. The warrants vested and became fully exercisable on the issuance date. We also granted the stockholder certain "piggy-back" and "S-3" re-sale registration rights for the common stock and the shares of common stock underlying the warrants, as well as for other shares then owned by such stockholder for a period not to exceed three years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to a single accredited investor.

         Subsequent to February 28, 2005, Anthony Harrison, Chairman of our Board of Directors, Trevor Venter, then our chief executive officer, Martin Euler, our chief financial officer, and Johann Erbe, a director of two of our wholly-owned subsidiaries, provided unsecured short-term loans to four subsidiaries of the Company totaling $333,000. Of this amount, loans of approximately $168,500 and $50,000 were originally due on August 31, 2005 and June 30, 2005, respectively; the remaining loans do not currently have a scheduled due date. The $168,500 loan bears interest at LIBOR plus 3%. The total borrowings also include a loan of approximately $97,000, which bears interest at the rate of 11% per annum (the prime rate of interest when the transaction was consummated). The other $67,500 of loans described in the first sentence of this paragraph are non-interest bearing. The $50,000 loan described above is currently outstanding. Mr. Harrison, as lender of the $50,000 loan has verbally agreed to extend the loan, and has not taken nor does he intend to take any action against the Company until the loan is renewed. Mr. Euler, as the lender of the currently outstanding $168,500 loan, has verbally agreed to extend the due date and has agreed not to initiate any action to collect the loan. Management expects that new agreements will be reached with these conditions in the near future.

         In October 2004, we entered into an agreement with Pointe Capital Limited, one of our stockholders, pursuant to which Pointe Capital agreed to lend $600,000 to the Company, as an unsecured credit facility. The note accrues interest at 3% above the prime rate. The note has no prepayment penalty and may be paid in full before the due date. The outstanding balance of this credit facility was $151,000 as of February 28, 2005 and is included in the notes payable to stockholders in the accompanying balance sheet. Principal and accrued interest are payable by June 30, 2005. This loan is currently outstanding. Pointe Capital Limited has verbally agreed to extend the loan, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Securities Authorized for Issuance Under Equity Compensation Plans:

         The following table provides information about our compensation plans under which shares of common stock may be issued upon the exercise of options and warrants as of February 28, 2005. (See Note 8 to the fiscal 2005/2004 consolidated financial statements included elsewhere herein.)

---------------------------------------------------------------------------------------------------------------
                                        Equity Compensation Plans as of February 28, 2005
---------------------------------------------------------------------------------------------------------------
                                                                                      Number of securities
                         Number of securities to    Weighted-average exercise     remaining available for future
                         be issued upon exercise      price of outstanding           issuance under equity
                         of outstanding options,     options, warrants and       compensation plans (excluding
                           warrants and rights               rights             securities reflected in columns
                                                                                               (a))
---------------------------------------------------------------------------------------------------------------
      Plan Category                 (a)                       (b)                             (c)
---------------------------------------------------------------------------------------------------------------
Equity Compensation plans
approved by security                 -                         -                                -
holders
---------------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved
by security holders              1,924,748(1)                $ 5.00                         263,400
---------------------------------------------------------------------------------------------------------------
          Total                  1,924,748                   $ 5.00                         263,400
---------------------------------------------------------------------------------------------------------------

(1) Includes 1,296,600 options to purchase common stock at $5.00 per share, and 628,148 warrants to purchase common stock between $2.00 and $5.00 per share.

Rule 144

      In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell within any three-month period a number of shares that does not exceed one percent of the then outstanding shares of common stock, or approximately 125,000 shares as of February 17, 2006.

      Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements and the availability of current public information about our Company. In August 2005, approximately 6.9 million shares of our common stock, which were "restricted securities," became eligible for and may be sold into the public markets in compliance with an exemption from the registration requirements of the Securities Act provided by Rule 144. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144 as this will depend on the market price of our common stock, the personal circumstances of the stockholders and other factors.

Rule 144(k)

      Under Rule 144(k), in general, a stockholder who has beneficially owned shares of our common stock for at least two years and who, at the time of the sale of such shares, is not then, or at any time during the 90 days immediately preceding such sale was not, an officer, director or affiliate of our Company may sell such shares without complying with the manner of sale provisions, notice requirements, public information requirements or volume limitations of Rule 144.

Beneficial Ownership / Management

      The following table sets forth, as of February 17, 2006, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 12,669,931 shares of common stock issued and outstanding on February 17, 2006.


               ----------------------------------------------------------- --------------------------- ----------
               Name and address                                                    Amount of            Percent
               of beneficial owner                                          beneficial ownership (1)   of class
               ----------------------------------------------------------- --------------------------- ----------
               Executive Officers & Directors:
               ----------------------------------------------------------- --------------------------- ----------
               Anthony J. Harrison
               47 Warriner Gardens                                            1,110,600 shares (2)        8.6%
               London, UK SW11 4 EA
               ----------------------------------------------------------- --------------------------- ----------
               Martin Euler
               P.O. Box 941844                                                  985,600 shares (3)        7.7%
               Houston, Texas  77094-8844
               ----------------------------------------------------------- --------------------------- ----------
               Anthony J.A. Bryan
               2525 N. Ocean Blvd                                                75,000 shares (4)           *
               Gulf Stream, Florida  33483
               ----------------------------------------------------------- --------------------------- ----------
               Paul Barril
               207 Bd Pereire                                                    75,000 shares (5)           *
               Paris, France  75017
               ----------------------------------------------------------- --------------------------- ----------
               William Corn
               1801 Century Park East, Suite 1830                                50,000 shares               *
               Los Angeles, California 90067
               ----------------------------------------------------------- --------------------------- ----------
               Stephanie Powers
               10400 Wilshire Blvd.                                              75,000 shares (6)           *
               Los Angeles, California  90024
               ----------------------------------------------------------- --------------------------- ----------
               Total of All Directors and Executive Officers (six             2,371,200 shares (7)       18.0%
               persons)
               ----------------------------------------------------------- --------------------------- ----------
               More than 5% Beneficial Owners:
               ----------------------------------------------------------- --------------------------- ----------
               Infomax Co. Ltd.
               38 Hertfort Street                                             1,080,000 shares            8.5%
               London, England W1J 7SG
               ----------------------------------------------------------- --------------------------- ----------
               Walter Jared Frost
               TTEE FBO The Frost 1987 Rev Trust DTD 9/11/87
               Jalan Adityawarman No. 40A, Kebayoran Baru                     1,068,173 shares (8)        8.1%
               Jakarta 12160 Indonesia
               ----------------------------------------------------------- --------------------------- ----------
               Tevor Venter
               P.O. Box 1462                                                    935,600 shares (9)        7.3%
               Rivonia, South Africa  2128
               ----------------------------------------------------------- --------------------------- ----------
               Alexander Borthwick
               8 Temasek Blvd., #29-03 Suntec Town One                          885,600 shares (10)       7.0%
               Singapore
               ----------------------------------------------------------- --------------------------- ----------
               Pointe Capital Limited
               38 Hertford Street                                               794,744 shares (11)       6.3%
               London W1J7SG, UK
               ----------------------------------------------------------- --------------------------- ----------
               Global Master Investments
               Suite 2002A, 18 Harbour Road                                     655,200 shares            5.2%
               Wanchai, Hong Kong
               ----------------------------------------------------------- --------------------------- ----------
               AJW Offshore, Ltd.
               c/o 1044 Northern Boulevard, Suite 302                         1,883,790 Shares (12)      12.9%
               Roslyn, New York 11576
               ----------------------------------------------------------- --------------------------- ----------
               AJW Qualified Partners, LLC
               c/o 1044 Northern Boulevard, Suite 302                         1,121,220 Shares (13)       8.1%
               Roslyn, New York 11576
               ----------------------------------------------------------- --------------------------- ----------

*      Constitutes less than 1%
(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table (except as described in Notes 12 and 13 to this table), a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
(2) Includes 860,600 shares of common stock beneficially owned by Mr. Harrison and 250,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter. In connection with the October 2005 Private Placement, Mr. Harrison has pledged 225,000 shares of his common stock as security for the Company's obligations thereunder (see description under the heading "Selling Stockholders").
(3) Includes 860,600 shares of common stock beneficially owned by Mr. Euler and 125,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter. In connection with the October 2005 Private Placement, Mr. Euler has pledged 225,000 shares of his common stock as security for the Company's obligations thereunder (see description under the heading "Selling Stockholders").
(4) Includes 50,000 shares of common stock beneficially owned by Mr. Bryan and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.
(5) Includes 50,000 shares of common stock beneficially owned by Mr. Barril and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.
(6) Includes 50,000 shares of common stock beneficially owned by Ms. Powers and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.
(7)    Includes all shares and options described in notes 2 through 8, above.
(8) Includes 489,672 shares of common stock beneficially owned by Walter Jared Frost as trustee for the benefit of The Frost 1987 Revocable Trust dated 9/11/87, 92,000 shares of common stock underlying warrants that are exercisable as of the date set forth above or within 60 days thereafter, and 486,501 shares of common stock underlying two convertible promissory notes that are convertible as of the date set forth above or within 60 days thereafter.
(9) Includes 860,600 shares of common stock beneficially owned by Mr. Venter and 75,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter. Mr. Venter is the beneficial owner of the above mentioned shares. Such shares are held in the record name of Retnev Trust, for which Mr. Venter is the sole trustee. In connection with the October 2005 Private Placement, the Retnev Trust has pledged 225,000 shares of its common stock as security for the Company's obligations thereunder (see description under the heading "Selling Stockholders"). Effective January 23, 2006, the Company appointed Martin Euler as its acting Chief Executive Officer ("CEO") while the Board of Directors seeks a permanent CEO. Mr. Euler replaces Trevor Venter in that position; Mr. Venter is now president of the Company's Geomatics business, and managing director for its South African operations. Mr. Euler continues as the Company's Chief Financial Officer and Secretary, positions he has held since January 2004 and January 2005, respectively.
(10) Includes 860,600 shares of common stock beneficially owned by Mr. Borthwick and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter. Mr. Borthwick is the beneficial owner of the above mentioned shares. Such shares are held in the record name of Wick Trust, for which Mr. Borthwick is the sole trustee. In connection with the October 2005 Private Placement, the Wick Trust has pledged 225,000 shares of its common stock as security for the Company's obligations thereunder (see description under the heading "Selling Stockholders").
(11) Includes 753,472 shares of common stock beneficially owned by Pointe Capital Limited and 41,272 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.
(12) Includes 1,505,090 shares of common stock underlying convertible notes and 378,700 shares of common stock underlying warrants. The shares described herein include 473,028 shares of common stock underlying convertible notes and 119,020 shares of common stock underlying warrants, which are issuable upon effectiveness of the registration statement to which this Prospectus relates. Pursuant to the terms of such warrants and the callable secured convertible note, the investor is prohibited from exercising the warrants and/or converting its convertible note to the extent that, upon giving effect to such transactions, such investor would own greater than 4.99% of our then outstanding common stock.
(13) Includes 895,820 shares of common stock underlying convertible notes and 225,400 shares of common stock underlying warrants. The shares described herein include 281,543 shares of common stock underlying convertible notes and 70,840 shares of common stock underlying warrants, which are issuable upon effectiveness of the registration statement to which this Prospectus relates. Pursuant to the terms of such warrants and the callable secured convertible note, the investor is prohibited from exercising the warrants and/or converting its convertible note to the extent that, upon giving effect to such transactions, such investor would own greater than 4.99% of our then outstanding common stock.

                          DESCRIPTION OF CAPITAL STOCK


      Our amended certificate of incorporation authorizes 40,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of February 17, 2006, we had 12,669,931 shares of common stock issued and outstanding.


Common Stock

      Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

      Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Preferred Stock

      We have not designated the rights and preferences of our preferred stock. We have no present intention to issue any shares of our preferred stock.

                              SELLING STOCKHOLDERS

      For ease of reference, the term "selling stockholder" also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this Prospectus.

      Beginning in December 2004, we engaged in and completed the following private placement transactions for the sale of our common stock, warrants and convertible debt securities which are the subject of this prospectus:

Convertible Debt Placements

      In September 2004 and in December 2004, we completed a private transaction, exempt under Rule 506 of Regulation D of the Securities Act, for the issuance of (i) certain convertible demand notes in the aggregate principal amount of $1,884,000, convertible into an aggregate of 486,501 shares of our common stock (subject to adjustment under certain circumstances) and (ii) warrants to purchase an aggregate of 92,000 shares of our common stock, to one accredited investor.

Regulation D Private Placements

      Commencing in December 2004, we engaged in a series of private placement transactions, exempt under Rule 506 of Regulation D of the Securities Act, for the sale of 329,571 shares of our common stock and warrants to purchase an equivalent number of shares of our common stock, to certain accredited investors.

Regulation S Private Placement

      In January 2005, we completed a private placement transaction, exempt under Regulation S or Section 4(2) of the Securities Act, for the sale of an aggregate of 100,720 shares of our common stock and warrants to purchase an equivalent number of shares of our common stock, to certain non-U.S. persons.

Bridge Loan Transaction


      In February 2005, in connection with a bridge loan financing in the aggregate amount of $1,500,000, we issued 15,000 shares of our common stock and warrants to purchase 150,000 shares of our common stock at an exercise price of $4.27 to certain accredited investors in a transaction exempt under Rule 506 of Regulation D of the Securities Act. In connection with the bridge loan financing, we issued an additional 12,500 shares of our common stock to various investors and warrants to purchase 30,000 shares of our common stock at an exercise price of $4.27 to Westminster Securities and The Watley Group LLC, as a finder's fee for the bridge loan financing.


Rodman/Westminster Private Placement

      In April 2005 and, upon exercise of a green shoe option in May 2005, we completed a private placement transaction, exempt under Rule 506 of Regulation D of the Securities Act, for the sale of 979,963 shares of our common stock and warrants to purchase an equivalent number of shares of our common stock, with Rodman & Renshaw, LLC and Westminster Securities Corporation, acting as co-placement agents, to certain institutional investors. Additionally, in connection with this private placement, we issued warrants to purchase 120,094 shares of our common stock to Rodman & Renshaw LLC and Westminster Securities Corporation in connection with their services as co-placement agents and The Watley Group LLC, as a finder, under the private placement.

Consulting Shares

      In connection with various transactions described above, we also issued 248,200 shares of our common stock as compensation to certain consultants for various services performed in connection with such private placements.

October 2005 Private Placement

      On October 7, 2005 (as reformed in November 2005), we completed a private placement transaction, exempt under Rule 506 of Regulation D of the Securities Act, with four accredited investors for the sale of (i) secured convertible notes in the aggregate principal amount of $2,170,000, convertible into not more than 2,782,050 shares of our common stock, and (ii) warrants to purchase up to 700,000 shares of common stock with an exercise price of $2.00 per share for an aggregate subscription amount of $1,750,000. The aforementioned notes payable, which are due October 2008, are convertible into shares of the Company's common stock at any time at the holder's option at a price of not less than $0.78 per share. The warrants expire on the fifth anniversary of their issuance.

      On October 7, 2005, we received $700,000 of the purchase price and we released notes in the principal amount of $868,000 and warrants to acquire up to 280,000 shares of common stock. On November 22, 2005, upon the filing of a pre-effective amendment to the Registration Statement, of which this Prospectus forms a part, we received an additional $500,000 of the purchase price and we released additional notes in the principal amount of $620,000 and warrants to acquire up to an additional 200,000 shares of common stock. An additional $550,000 of net proceeds have been placed in an escrow account and will be released when the Registration Statement, of which this Prospectus forms a part is declared effective by the SEC, whereupon we will release additional notes in the principal amount of $682,000 and warrants to acquire up to an additional 220,000 shares of common stock.

      Additionally, in connection with this private placement, we issued warrants to purchase 93,500 shares of our common stock with a per share exercise price of $1.50 to H.C. Wainwright & Co., Inc. in connection with its services as placement agent under the private placement.

      Finally, as a condition to the closing of the October 2005 Private Placement, Trevor Venter, acting through the Retnev Trust for which Mr. Venter is the sole trustee, Martin Euler, Anthony Harrison, and Alexander Borthwick, acting through the Wick Trust for which Mr. Borthwick is the sole trustee, each pledged 225,000 shares of common stock currently owned by such person or trust to the investors under the October 2005 Private Placement as security for our obligations thereunder.

      We have prepared this prospectus for the registration of the shares described herein in connection with certain registration rights obligations to certain of our stockholders and creditors. Pursuant to such registration rights obligations, we are subject to certain liquidated damages equivalent to 1.5% of the purchase price of the securities sold in connection with the Rodman/Westminster Private Placement for each month (approximately $55,000 per month) after September 26, 2005 that this registration statement and the accompanying prospectus has not been declared effective by the SEC.

      Pursuant to the transactions described above, we have issued an aggregate of 1,685,954 shares of our common stock, warrants to purchase 2,595,848 shares of our common stock, and convertible demand notes in the aggregate principal amount of $4,054,000, convertible into an aggregate of 3,268,551 shares of our common stock.

      We are registering 8,752,225 shares of our common stock, consisting of the above-mentioned shares, shares underlying the above-mentioned warrants, and shares underlying the above mentioned convertible notes, as well as 1,201,872 other shares of our common stock that we previously issued, all for sale by the selling stockholders identified under the heading "Selling Stockholders" beginning on page 51. The number of shares subject to this Prospectus represents 69% of our issued and outstanding common stock as of February 17, 2006 and 47%, assuming issuance of all currently unissued shares included in this Prospectus. There can be no assurance that any or all of the unissued shares will be issued.

      The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of February 17, 2006. We have determined beneficial ownership in accordance with the rules of the SEC.


      Except as otherwise indicated in this Prospectus, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. The shares being registered by this Prospectus may be offered for sale from time to time by the selling stockholders named below.

                                           Number of      Number of                                    Number of
                                              Shares    such Shares                     Number of         Shares
                                        Beneficially     Underlying                        Shares   Beneficially
                                               Owned    Warrants or   Percentage of    Registered          Owned   Percentage of
                                              Before    Convertible     Outstanding      for Sale          After     Outstanding
Name                                        Offering         Notes+          Shares        Hereby       Offering          Shares
----                                        --------         ------          ------        ------       --------          ------
Walter Jared Frost TTEE FBO The Frost
1987 Rev Trust DTD 9/11/87(1)......        1,068,173        578,501            8.2%     1,068,173              0               *
Pointe Capital Limited(2(2a).......          794,744         41,272            6.3%       794,744              0               *
Spirit Ltd. (3) (3a)...............          200,000        100,000               *       200,000              0               *
Traditions LP(3) (3b)..............           80,000         40,000               *        80,000              0               *
Universal Telecommunications(3)(3c)           80,000         40,000               *        80,000              0               *
Robert Graham Muir(3)..............           30,000         15,000               *        30,000              0               *
Colin David Pressdee(3)............           15,000          7,500               *        15,000              0               *
Bruce D. Bohuny(3).................            9,522          4,761               *         9,522              0               *
Ronnie Gaston Kelly(3).............           35,790         17,895               *        35,790              0               *
Jeannie Sprecher(3)................          114,286         57,143               *       114,286              0               *
Trevor Daniels(3)..................           12,000          6,000               *        12,000              0               *
Frank Bartlett(4)..................              800            400               *           800              0               *
Bradley James Bastard(4)...........            4,800          2,400               *         4,800              0               *
Pieter Conradie(4).................              200            100               *           200              0               *
Jochem Erasmus(4)..................            4,800          2,400               *         4,800              0               *
Christiaan Johannes Fourie(4)......              600            300               *           600              0               *
Dennis John Kattowitz(4)...........            9,000          4,500               *         9,000              0               *
John George Kemp(4)................            1,300            650               *         1,300              0               *
Viura Trust(4).....................           39,000         19,500               *        39,000              0               *
Stephanus Philippus Malan(4).......            6,600          3,300               *         6,600              0               *
Charles Mark Meyer(4)..............              800            400               *           800              0               *
Willem Daniel Myburgh(4)...........              200            100               *           200              0               *
Frank Pienaar(4)...................              800            400               *           800              0               *
Danie du Preez(4)..................              400            200               *           400              0               *
Ilze du Preez(4)...................              400            200               *           400              0               *
Lizette Retief(4)..................            1,240            620               *         1,240              0               *
Hannah van Niekerk(4)..............            1,960            980               *         1,960              0               *
Ian du Toit(4).....................              200            100               *           200              0               *
Dawid Van Rooy van den Berg(4).....              400            200               *           400              0               *
Willie Vermeulen(4)................              200            100               *           200              0               *
Ronelle de Villiers(4).............              200            100               *           200              0               *
Wilco de Villiers(4)...............              200            100               *           200              0               *
Abraham Hermanus de Vries(4).......              800            400               *           800              0               *
Maurice Borer(4)...................            6,800          3,400               *         6,800              0               *
Mashuri Lambana(4).................              600            300               *           600              0               *
Teck Boon Lim(4)...................            4,000          2,000               *         4,000              0               *
Febrita Suwardy(4).................            2,000          1,000               *         2,000              0               *
William Thornton(4)................            2,220          1,110               *         2,220              0               *
Gregory Henry van Laun(4)..........           16,000          8,000               *        16,000              0               *
Giacomo Oliver Squintani(4)........           10,000          5,000               *        10,000              0               *
Mark Michell(4)....................            2,000          1,000               *         2,000              0               *
Teresa M. Nelson(4)................            4,000          2,000               *         4,000              0               *
Anthony William Irwin(4)...........            7,420          3,710               *         7,420              0               *
Roonie G. & Rosemary A. Kelly(4)...           71,500         35,750               *        71,500              0               *
AJ Investors(5)(5a)................          110,000        100,000               *       110,000              0               *
Anthony Pintsopolous(5)............            5,500          5,000               *         5,500              0               *
DAS Consulting LLC(5)(5a)..........            5,500          5,000               *         5,500              0               *
David & Marian Fass(5).............            2,750          2,500               *         2,750              0               *
Felicia Lew(5).....................            2,750          2,500               *         2,750              0               *
Hanka Lew(5).......................            2,750          2,500               *         2,750              0               *
Jay & Bernice Salomon(5)...........            5,500          5,000               *         5,500              0               *
Jeffrey & Jamie Schnapper(5).......            2,750          2,500               *         2,750              0               *
John O'Shea(5)(11).................            5,500          5,000               *         5,500              0               *
Kaare Kolstad(5)...................            2,750          2,500               *         2,750              0               *
Stuart Michael(5)..................            2,750          2,500               *         2,750              0               *
Todd DeMatteo(5c)(12)..............          109,774         21,844               *       109,774              0               *
AS Capital Partners, LLC(6)(6a)....           30,000         15,000               *        30,000              0               *
Cranshire Capital, L.P. (6)(6b)....          120,000         60,000               *       120,000              0               *
Enable Growth Partners LP(6)(6c)...          300,000        150,000            2.3%       300,000              0               *
Enable Opportunity Partners LP(6)(6c)         43,500         21,750               *        43,500              0               *
FK Capital Partners LLC(6)(6d).....          150,000         75,000             1.2       150,000              0               *
Iroquois Master Fund Ltd. (6)(6e)..           80,000         40,000               *        80,000              0               *
Lindsey A. Rosenwald, M.D. (6).....           75,000         37,500               *        75,000              0               *
Nite Capital LP(6)(6f).............          150,000         75,000             1.2       150,000              0               *
Omicron Master Trust(6)(6g)........          214,284        107,142             1.7       214,284              0               *
SIBEX Capital Fund Inc. (6)(6h)....          220,000        110,000             1.7       220,000              0               *
Truk International Fund, LP(6)(6i).            6,858          3,429               *         6,858              0               *
Truk Opportunity Fund, LLC(6)(6i)..          107,428         53,714               *       107,428              0               *
Perritt Emerging Opportunities Fund
Ltd. (6)(6j).......................          120,000         60,000               *       120,000              0               *
Stellar Capital Fund LLC(6)(6k)....          160,000         80,000             1.3       160,000              0               *
Basso Multi-Strategy Holding Fund
Ltd. (6)(6l).......................           80,000         40,000               *        80,000              0               *
Basso Private Opportunity Holding
Fund Ltd. (6)(6l)..................           62,856         31,428               *        62,856              0               *
JR Squared LLC(6)(6m)..............           40,000         20,000               *        40,000              0               *
Rodman & Renshaw LLC(6)(6n)(15)....           39,358         39,358               *        39,358              0               *
Westminster Securities
Corporation(7)(7a)(15).............           99,610         54,270               *        99,610              0               *
The Watley Group LLC(8)(8a)........           69,406         38,406               *        38,406         31,000               *
Starobin Partners(9)(9a)...........            7,000              0               *         7,000              0               *
Dr. Robin Smith(13)(14)............            7,500          5,000               *         7,500              0               *
WestPark Capital Inc. (9)(9b)(15)..            1,750              0               *         1,750              0               *
Neal Scott(9)(14)..................              500              0               *           500              0               *
Michelle-Lee Cona(9)...............              675              0               *           675              0               *
Marissa McKelvey(9)................              575              0               *           575              0               *
Mario Caietta(10)..................           20,000              0               *        20,000              0               *
Thomas A. Wagner(10)...............           72,795              0               *         9,000         63,795               *
Robert J. Onesti(21)(21a)..........           93,146          6,216               *        93,146              0               *
AJW Partners, LLC(16)(16a).........          424,810        424,810            3.2%       424,810              0               *
AJW Offshore, Ltd.(17)(17a)........        1,883,790      1,883,790           13.1%     1,883,790              0               *
AJW Qualified Partners, LLC (18)(18a)      1,121,220      1,121,220            8.2%     1,121,220              0               *
New Millennium Capital Partners II,
LLC(19)(19a).......................           52,230         52,230               *        52,230              0               *
H.C. Wainwright & Co., Inc.
(15)(20)(20a)......................           93,500         93,500               *        93,500              0               *


                                 Total     8,847,020      5,864,399                     8,752,225         94,795

----------

*     represents less than one percent.


+ Represents that number of shares of common stock underlying warrants or convertible notes that are exercisable as of the date set forth above or within 60 days thereafter, which underlying common stock has been included in the number of shares described under the heading "Number of Shares Beneficially Owned Before the Offering".

(1) Includes 92,000 shares of common stock underlying warrants and 486,501 shares of common stock underlying convertible notes issued in connection with the Convertible Debt Placement.

(2) Includes 41,272 shares of common stock and 41,272 shares of common stock underlying warrants issued in connection with the Regulation D Private Placement.


(2a) We believe that Anthony Erwin is the person who has voting or investment control over the shares listed in the table.


(3) The shares and warrants described herein were issued in connection with the Regulation D Private Placement.

(3a) We believe that Paul Ettlinger is the person who has voting or investment control over the shares listed in the table.

(3b) We believe that Tim Harmon is the person who has voting or investment control over the shares listed in the table.

(3c) We believe that Bryan Thomson is the person who has voting or investment control over the shares listed in the table.

(4) The shares and warrants described herein were issued in connection with the Regulation S Private Placement.

(5) The shares and warrants described herein were issued in connection with the Bridge Loan Transaction.


(5a) We believe that Adam Katz is the person who has voting or investment control over the shares listed in the table.


(5b) We believe that Deborah Salerno is the person who has voting or investment control over the shares listed in the table.


(5c) Includes 97,930 shares of common stock and 10,000 shares of common stock underlying warrants issued in connection with the Bridge Loan Transaction. Additionally, includes 10,374 shares of common stock underlying warrants issued as a finder's fee in connection with the Bridge Loan Transaction and 1,470 shares of common stock underlying warrants issued as a finder's fee in connection with the Rodman/Westminster Private Placement.

(6) The shares and warrants described herein were issued in connection with the Rodman/Westminster Private Placement.

(6a) We believe that Michael Coughlan is the person who has voting or investment control over the shares listed in the table.

(6b) We believe that Mitch Kopin is the person who has voting or investment control over the shares listed in the table.

(6c) We believe that Brendan O'Neil is the person who has voting or investment control over the shares listed in the table.

(6d) We believe that Fred Ketcher is the person who has voting or investment control over the shares listed in the table.

(6e) We believe that John Silverman is the person who has voting or investment control over the shares listed in the table.

(6f) We believe that Keith Goodman is the person who has voting or investment control over the shares listed in the table.

(6g) We believe that Bruce Bernstein is the person who has voting or investment control over the shares listed in the table.

(6h) We believe that Oleg S. Krasnoshchek is the person who has voting or investment control over the shares listed in the table.

(6i) We believe that Michael Fein is the person who has voting or investment control over the shares listed in the table.

(6j) We believe that Michael Corbett is the person who has voting or investment control over the shares listed in the table.

(6k) We believe that Richard Schmidt is the person who has voting or investment control over the shares listed in the table.

(6l) We believe that Howard I. Fischer is the person who has voting or investment control over the shares listed in the table.

(6m) We believe that Jeffrey Maricowitz is the person who has voting or investment control over the shares listed in the table.

(6n) We believe that John Borer is the person who has voting or investment control over the shares listed in the table.

(7) Includes (i) 45,340 shares issued as a consulting fee, (ii) 5,880 shares of common stock underlying warrants issued as a finder's fee in connection with the Bridge Loan Transaction, and (iii) 48,390 shares of common stock underlying warrants issued as a finder's fee in connection with the Rodman/Westminster Private Placement.


(7a) We believe that John O'Shea is the person who has voting or investment control over the shares listed in the table.

(8) Includes 9,000 shares of common stock underlying warrants issued as a finder's fee in connection with the Bridge Loan Transaction and 29,406 shares of common stock underlying warrants issued as a finder's fee in connection with the Rodman/Westminster Private Placement.

(8a) We believe that A. John A. Bryan, Jr. is the person who has voting or investment control over the shares listed in the table.

(9) The shares described herein were issued as a finder's fee in connection with the Bridge Loan Transaction

(9a) We believe that Dr. Smith and Mr. Scott are the persons who share voting or investment control over the shares listed in the table.

(9b) We believe that Richard Rappaport is the person who has voting or investment control over the shares listed in the table.

(10) The shares and warrants described herein were issued in connection with certain consulting services provided to us.

(11) Mr. O'Shea also serves are President of Westminster Securities, a selling stockholder under this Prospectus andplacement agent in connection with the Rodman/Westminster private placement.

(12)  Mr.  DeMatteo  is  an  employee  of  Westminster  Securities,   a  selling
      stockholder under this Prospectus and placement agent in connection with the Rodman/Westminster private placement.

(13) Includes 500 shares of common stock and 5,000 shares of common stock underlying warrants issued in connection with the Bridge Loan Transaction and 2,000 shares of common stock issued as a finder's fee in connection with the Bridge Loan Transaction.

(14) Dr. Smith and Mr. Scott each own a 10% or greater interest in Starobin Partners.

(15)  Identified as a broker-dealer.

(16) AJW Partners, LLC beneficially owns 339,410 shares of common stock underlying convertible notes and 85,400 shares of common stock underlying warrants issued in connection with the October 2005 Private Placement. The shares described herein include 106,672 shares of common stock underlying convertible notes and 26,840 shares of common stock underlying warrants, which are issuable upon effectiveness of the registration statement to which this Prospectus relates. The number of shares underlying the convertible notes is calculated by dividing (i) the aggregate amounts of the callable secured convertible notes made in favor of the selling stockholder, by (ii) a price of not less than $0.78 per share. The conversion price is based on the minimum conversion price specified in the callable secured convertible notes.


(16a) We believe that Cory Ribotsky is the person who has voting or investment control over the shares listed in the table.


(17) AJW Offshore, Ltd. beneficially owns 1,505,090 shares of common stock underlying convertible notes and 378,700 shares of common stock underlying warrants issued in connection with the October 2005 Private Placement. The number of shares underlying the convertible notes is calculated by dividing (i) the outstanding aggregate amounts of the callable secured convertible notes made in favor of the selling stockholder, by (ii) a price of not less than $0.78 per share. The conversion price is based on the minimum conversion price specified in the callable secured convertible notes.


(17a) We believe that Cory Ribotsky is the person who has voting or investment control over the shares listed in the table.


(18) AJW Qualified Partners, LLC beneficially owns 895,820 shares of common stock underlying convertible notes and 225,400 shares of common stock underlying warrants issued in connection with the October 2005 Private Placement. The number of shares underlying the convertible notes is calculated by dividing (i) the outstanding aggregate amounts of the callable secured convertible notes made in favor of the selling stockholder, by (ii) a price of not less than $0.78 per share. The conversion price is based on the minimum conversion price specified in the callable secured convertible notes.


(18a) We believe that Cory Ribotsky is the person who has voting or investment control over the shares listed in the table.


(19) New Millennium Capital Partners II, LLC beneficially owns 41,730 shares of common stock underlying convertible notes and 10,500 shares of common stock underlying warrants issued in connection with the October 2005 Private Placement. The shares described herein include 13,115 shares of common stock underlying convertible notes and 3,300 shares of common stock underlying warrants, which are issuable upon effectiveness of the registration statement to which this Prospectus relates. The number of shares underlying the convertible notes is calculated by dividing (i) the aggregate amounts of the callable secured convertible notes made in favor of the selling stockholder, by (ii) a price of not less than $0.78 per share. The conversion price is based on the minimum conversion price specified in the callable secured convertible notes.


(19a) We believe that Cory Ribotsky is the person who has voting or investment control over the shares listed in the table.

(20) The warrants described herein were issued as a placement agent fee in connection with the October 2005 Private Placement.

(20a) We believe that Gregory Dryer is the person who has voting or investment control over the 44,412 shares held of record and beneficially by H.C. Wainwright & Co. Inc., the 4,675 shares held beneficially by its "employee pool, and the 35,530 shares held beneficially by him. We believe that Alexandar Dimitriyevitch is the person who has voting or investment control over the 6,662 shares held beneficially by him. We believe that Ari Fuchs is the person who has voting or investment control over the 2,221 shares held beneficially by him.


(21) Includes 86,930 shares of common stock issued in connection with the Bridge Loan Transaction. Additionally, includes 4,746 shares of common stock underlying warrants issued as a finder's fee in connection with the Bridge Loan Transaction and 1,470 shares of common stock underlying warrants issued as a finder's fee in connection with the Rodman/Westminster Private Placement.

(21a) Mr. Onesti is an employee of Westminster Securities, a selling stockholder
      under  this   Prospectus  and  placement  agent  in  connection  with  the
      Rodman/Westminster private placement.


                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the effective date of the registration statement of which this Prospectus is a part;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

      Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement is declared effective by the SEC.

                                   LITIGATION

      From time to time, we may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. We are not currently a party to any material legal proceedings.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered in this Prospectus will be passed upon by Bryan Cave LLP, Irvine, California.

                                     EXPERTS

      Squar, Milner, Reehl & Williamson, LLP, an independent registered public accounting firm, has audited our financial statements for the year ended February 28, 2005, as stated in their report appearing elsewhere herein, which have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      BKR Logista Incorporated, an independent registered public accounting firm, has audited our financial statements for the year ended February 29, 2004, as stated in their report appearing elsewhere herein, which have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to certain informational requirements of the Exchange Act. As a result, we file annual, quarterly and current reports, and other information with the SEC. We are not required to deliver an annual report to our stockholders but voluntarily send to our stockholders our Annual Report on Form 10-KSB in connection with our annual meeting, which includes audited financial statements. Here are ways you can reach us and obtain copies of this information:

         WHAT IS AVAILABLE                                               WHERE TO GET IT
         -----------------                                               ---------------
                                                                   SEC's Public Reference Room
                                                                         100 F Street, NE
                                                                      Washington, D.C. 20549
 Paper copies of information

                                                                  SEC's Pacific Regional Office
                                                               5670 Wilshire Boulevard, 11th Floor
                                                                    Los Angeles, CA 90036-3648

On-line information, free of charge                        SEC's Internet website at http://www.sec.gov
 Information about the SEC's Public
          Reference Rooms                                         Call the SEC at 1-800-SEC-0330

      This Prospectus is part of a registration statement on Form SB-2 we filed with the SEC. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You can get a copy of the registration statement from the sources listed above.

                           ASTRATA GROUP INCORPORATED
                          INDEX TO FINANCIAL STATEMENTS

Index to Consolidated Financial Statements:

        Audited Financial Statements:

            F-2    Report of Independent Registered Public Accounting Firm

            F-3    Independent Auditor's Report

            F-4    Consolidated Balance Sheet as of February 28, 2005

            F-5 Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended February 28, 2005 and February 29, 2004

            F-6 Consolidated Statements of Stockholders' Equity for the years ended February 28, 2005 and February 29, 2004

            F-7 Consolidated Statements of Cash Flows for the years ended February 28, 2005 and February 29, 2004

            F-9    Notes to Consolidated Financial Statements


   Unaudited Financial Statements:

            F-44   Condensed Consolidated Balance Sheet as of November 30, 2005

            F-45 Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended November 30, 2005 and 2004

            F-46 Condensed Consolidated Statements of Cash Flows for the nine months ended November 30, 2005 and 2004


            F-48   Notes to Condensed Consolidated Financial Statements

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders

Astrata  Group  Incorporated   (Formerly  Known  As  Cetalon   Corporation)  and
Subsidiaries

      We have audited the accompanying consolidated balance sheet of Astrata Group Incorporated and Subsidiaries (collectively the "Company") as of February 28, 2005, and the related consolidated statements of operations and comprehensive income (loss) (as restated), stockholders' equity and cash flows (as restated) for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Astrata Group Incorporated and Subsidiaries as of February 28, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

      As  more  fully  explained  in  Note  16,  the  accompanying  fiscal  2005 statements of operations and cash flows have been restated. The fiscal 2005 statement of operations has been restated only because of the effect of re-computing weighted average shares outstanding on the previously reported loss per common share.

      The accompanying fiscal 2005 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company had negative working capital of approximately $3.5 million at February 28, 2005, a net loss of $7.3 million for the year then ended, and experienced negative operating cash flow in fiscal 2005. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The aforementioned financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

June 6, 2005 (except for Note 16 and the fourth paragraph of this report, as to which the date is August 3, 2005; and the fifth paragraph of this report and the "Liquidity and Going Concern Considerations" section of Note 1, as to which the date is September 12, 2005)

Newport Beach, California

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Astrata Group Incorporated

We have audited the accompanying consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows (as restated) of Astrata Group Incorporated and Subsidiaries [formerly Cadogan Investments
Limited and Subsidiaries] (collectively the "Company") for the year ended February 29, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with South African auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and their cash flows for the year ended February 29, 2004 in conformity with accounting principles generally accepted in the United States of America.

As more fully explained in Note 16, the accompanying fiscal 2004 consolidated statement of cash flows has been restated.

/s/  BKR Logista Incorporated
Chartered Accountants (S.A.)

September 27, 2004 (except for Note 16 and the fourth paragraph of this report, as to which the date is September 12, 2005)

Stellenbosh, South Africa

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 2005

                                     ASSETS

Current assets:
   Cash and cash equivalents                                       $  1,281,064
   Trade and other receivables, net                                   2,608,779
   Inventories                                                        3,990,966
   Deferred financing costs, net                                        227,150
   Other assets                                                         247,517
                                                                   ------------
Total current assets                                                  8,355,476
Property and equipment, net                                           1,311,372
Intangible assets, net                                                1,817,208
Goodwill                                                              2,481,280
Investment in and advances to affiliate                                 365,671
                                                                   ------------
Total assets                                                       $ 14,331,007
                                                                   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $  6,398,157
   Line of credit                                                     1,155,049
   Bridge loan, net of debt issue discount                            1,369,125
   Income taxes payable                                                 204,523
   Unrealized foreign exchange loss                                      76,641
   Notes payable to stockholders                                      2,035,050
   Advance from stockholder                                              42,781
   Current portion of redeemable preferred stock                        467,610
   Other liabilities                                                     78,856
                                                                   ------------
Total current liabilities                                            11,827,792
Redeemable preferred stock                                              542,824
Deferred tax liability                                                  553,673
Other long-term liabilities                                              48,989
                                                                   ------------
Total liabilities                                                    12,973,278
                                                                   ------------
Minority interest                                                       219,959
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $0.0001 par value, 10,000,000 shares
     authorized, none issued or outstanding                                  --
   Common stock, $0.0001 par value, 40,000,000 shares
     authorized, 11,228,886 issued and outstanding                        1,123
   Additional paid-in capital, net                                    8,769,202
   Deferred compensation cost                                          (687,500)
   Accumulated deficit                                               (7,327,821)
   Accumulated other comprehensive income                               382,766
                                                                   ------------
Total stockholders' equity                                            1,137,770
                                                                   ------------
Total liabilities and stockholders' equity                         $ 14,331,007
                                                                   ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
             FOR YEARS ENDED FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

                                                   February 28,    February 29,
                                                       2005
                                                  (As Restated)       2004
                                                   ------------    ------------
Net sales                                          $ 14,677,230    $ 10,036,803
Cost of goods sold                                    8,885,885       5,668,395
                                                   ------------    ------------
Gross profit                                          5,791,345       4,368,408
Selling, general and administrative expenses         11,427,291       3,818,716
Research and development                              1,255,361         380,934
Purchased in-process research and development                --         102,578
                                                   ------------    ------------
Operating (loss) income                              (6,891,307)         66,180
                                                   ------------    ------------
Other income (expense):
   Interest expense                                    (536,850)        (10,436)
   Other income                                         110,132          33,582
                                                   ------------    ------------
Total other (expense) income                           (426,718)         23,146
                                                   ------------    ------------
Income (loss) before provision for income
   taxes and minority interest                       (7,318,025)         89,326
Income tax provision                                     38,010         105,349
                                                   ------------    ------------
(Loss) before minority interest and
   equity income                                     (7,356,035)        (16,023)
Minority interest                                        (3,749)         (8,724)
Equity in net earnings of affiliate                      48,324              --
                                                   ------------    ------------
Net (loss)                                         $ (7,311,460)   $    (24,747)
                                                   ============    ============
Comprehensive income (loss) and
its components consist of the following:
   Net (loss)                                      $ (7,311,460)   $    (24,747)
   Foreign currency translation
   adjustment, net of tax                              (127,805)        341,859
                                                   ------------    ------------
Comprehensive income (loss)                        $ (7,439,265)   $    317,112

Loss per common share*:
   Basic                                           $      (0.83)            $--
   Diluted                                                (0.83)             --
Weighted average common shares outstanding*:
   Basic                                              8,774,980       6,275,000
                                                   ------------    ------------
   Diluted                                            8,774,980       6,275,000
                                                   ============    ============

*Restated as to fiscal 2005

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR YEARS ENDED FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

                                                                                                        Accumulated
                                        Common Stock         Additional     Deferred                      Other
                                -------------------------     Paid-in    Compensation    Accumulated   Comprehensive
                                   Shares        Amount       Capital        Cost          Deficit         Income          Total
                                -----------   -----------   -----------   -----------    -----------   -------------    -----------
Balance, March 1, 2003                5,000   $     5,000   $        --   $        --    $     8,386   $     168,712    $   182,098

Additional investment by sole
stockholder                              --            --     2,000,000            --             --              --      2,000,000

Net loss                                 --            --            --            --        (24,747)             --        (24,747)
Foreign currency translation
adjustment, net of tax                   --            --            --            --             --         341,859        341,859
                                -----------   -----------   -----------   -----------    -----------   -------------    -----------
Balance, February 29, 2004            5,000         5,000     2,000,000            --        (16,361)        510,571      2,499,210

Effect of change in par value
related to reverse merger            (5,000)       (5,000)           --            --             --              --         (5,000)

Issuance of common stock in
exchange for subsidiary stock     8,075,000           808     2,007,330            --             --              --      2,008,138

Issuance of common stock in
connection with reverse
merger                            2,325,000           232       519,505            --             --              --        519,737

Issuance of common stock for
services rendered                   226,600            22     1,132,978      (750,000)            --              --        383,000

Issuance of common stock in
private placements                  367,148            37     1,894,990            --             --              --      1,895,027

Issuance of common stock in
connection with bridge loan          15,000             2        95,623            --             --              --         95,625

Issuance of common stock in
connection with acquisitions        220,138            22       783,776            --             --              --        783,798

Estimated fair value of
warrants issued in connection
with debt financing                      --            --       335,000            --             --              --        335,000

Amortization of deferred
compensation cost                        --            --            --        62,500             --              --         62,500

Net loss                                 --            --            --            --     (7,311,460)             --     (7,311,460)

Foreign currency translation
adjustment, net of tax                   --            --            --            --             --        (127,805)      (127,805)
                                -----------   -----------   -----------   -----------    -----------   -------------    -----------
Balance, February 28, 2005       11,228,886   $     1,123   $ 8,769,202   $  (687,500)   $(7,327,821)  $     382,766    $ 1,137,770
                                ===========   ===========   ===========   ===========    ===========   =============    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR YEARS ENDED FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

                                                      February 28, 2005    February 29, 2004
                                                       -----------------    -----------------
                                                         (As Restated)        (As Restated)

CASH FLOW FROM OPERATING ACTIVITIES:
     Net (loss)                                        $      (7,311,460)   $         (24,747)
          Gain on sale of assets                                 (20,845)                  --
     Adjustments to reconcile net loss to net cash
     used in operating activities:
          Depreciation and amortization                          641,820              423,601
          In-process R&D                                              --              102,578
          Issuance of stock for services                       1,125,987                   --
          Issuance of stock for reorganization                   850,294                   --
          Warrants issued for services                           243,000                   --
          Equity in net earnings of affiliate                    (48,324)                  --
          Minority interest                                        3,749                8,724
          Deferred income taxes                                  (53,327)                  --
          Unrealized foreign currency exchange loss               76,641                   --
     Changes in operating assets and liabilities:
          Accounts receivable                                    327,462             (238,654)
          Inventories                                         (2,331,389)             152,639
          Other assets                                          (444,593)              (3,536)
          Deferred tax liability                                 122,000              (50,000)
          Accounts payable and accrued expenses                2,636,072           (1,730,862)
                                                       -----------------    -----------------
Net cash used in operating activities                         (4,182,913)          (1,360,257)
                                                       -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                       (1,130,846)            (450,711)
     Purchase of subsidiary                                     (318,861)            (600,000)
     Investment in affiliates                                   (317,347)            (313,800)
     Cash of acquired company                                    678,608                   --
                                                       -----------------    -----------------
Net cash (used in) investing activities                       (1,088,446)          (1,364,511)
                                                       -----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from notes payable                                 153,152              600,000
     Proceeds from notes payable to shareholders               2,035,050                   --
     Proceeds from advance from shareholder                       42,202                   --
     Proceeds from bridge loan                                 1,500,000                   --
     Proceeds from line of credit, net                         1,155,049                   --
     Proceeds from issuance of common stock                    1,895,027            2,000,000
     Repayments on notes payable                                 (35,707)             (20,305)
     Repayments of preferred stock                              (380,785)                  --
                                                       -----------------    -----------------
Net cash provided by financing activities                      6,363,988            2,579,695
                                                       -----------------    -----------------


               The accompanying notes are an integral part of the
                       consolidated finanical statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR YEARS ENDED FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

(Continued)

                                                      February 28, 2005    February 29, 2004
                                                      -----------------    -----------------
                                                        (As Restated)        (As Restated)


Effect of foreign currency exchange rate
     changes on cash and cash equivalents              $         (75,632)   $         129,632
Net increase (decrease) in cash and cash equivalents           1,016,997              (15,441)
Cash and cash equivalents at beginning of year                   264,067              279,508
                                                       -----------------    -----------------
Cash and cash equivalents at end of year               $       1,281,064    $         264,067
                                                       =================    =================
Supplemental disclosure of cash flow information
Cash paid for:
     Interest                                          $          53,830    $          10,436
                                                       =================    =================
     Income taxes                                      $         156,892    $         152,885
                                                       =================    =================
Supplemental Disclosure of Non-Cash Activities:

Optron Technologies:
     Purchase price in common stock                    $       1,048,844
     Assets excluding cash                                      (739,132)
     Liabilities                                                 193,802
     Minority interest                                           175,094
                                                       -----------------
               Cash of acquired company                $         678,608
                                                       =================

Suretrack:
     Purchase price                                    $       1,190,000
     Issuance of common stock                                   (483,798)
     Assets                                                   (1,763,593)
     Liabilities                                                 738,530
                                                       -----------------
          Cash used in purchase of subsidiary          $        (318,861)
                                                       =================

Geotrax:
     Purchase price in common stock                    $         300,000
     Assets                                                     (300,000)
                                                       -----------------
                                                       $              --
                                                       =================
Astrata Systems (Pty) Ltd.
     Redeemable preferred stock                                             $       1,400,000
     In-process R&D                                                                  (102,578)
     Assets                                                                        (2,389,536)
     Liabilities                                                                      492,114
                                                                            -----------------
          Cash used in purchase of subsidiary                               $        (600,000)
                                                                            =================


  See accompanying notes for other non-cash investing and financing activities.

               The accompanying notes are an integral part of the
                       consolidated finanical statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

1. ORGANIZATION AND NATURE OF OPERATIONS

Organization

      On January 15, 2003, Cetalon Corporation ("Cetalon") filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the "Bankruptcy Court"). After a hearing on May 27, 2004, the Bankruptcy Court entered an order confirming Cetalon's Second Amended Disclosure Statement and Plan of Reorganization (the "Plan") followed by confirmation of the Plan by the Bankruptcy Court on May 28, 2004. On June 8, 2004 (the "Effective Date"), the Plan became effective, and the Cetalon Corporation Liquidating Trust (the "Trust") was created.

      Pursuant to the Plan, all equity interests of Cetalon that existed prior to the Effective Date (including, but not limited to, common stock, warrants, conversion rights under debt agreements and options) were cancelled on the Effective Date. Under the Plan, if all unpaid creditor claims that were assigned to the Trust are satisfied in full with interest, Cetalon's pre-petition equity holders will be entitled to a pro rata distribution of any remaining Trust assets based on their pre-petition ownership of Cetalon.

      Under the terms of the Plan, effective August 2, 2004 Cetalon combined with (i) Cadogan Investments Limited ("Cadogan"), a London based company that owns Astrata South Africa (Pty.) Limited ("Astrata SA"); and (ii) Optron Technologies, Inc. ("Optron Technologies"), a Nevada corporation (collectively, the "Merger Transaction"). The subsidiaries of Optron Technologies, which have only recently been established, are located in Singapore, Malaysia, Brunei, and England. As of August 2, 2004, Optron Technologies was merged into Cetalon and the subsidiaries of Optron Technologies became subsidiaries of Cetalon.

      In June 2004, the Company (as defined below in "Reverse Merger Accounting") issued (i) approximately 6,275,000 post-Effective Date common shares to the shareholders of Cadogan, and (ii) 1,800,000 post-Effective Date common shares to the stockholders of Optron Technologies in exchange for 100% ownership of those two entities. The Company issued an additional 156,000 post-Effective Date shares of common stock to the Trust for distribution pursuant to the terms of the Plan (62,400 shares for pro rata distribution to Class Two creditors, and 93,600 shares for other creditors and Trust expenses.). The Company also issued 609,000 post-Effective Date shares of common stock in satisfaction of approximately $520,000 of bankruptcy administration fees. Lastly, the Company issued an additional 1,560,000 post-Effective Date shares of common stock in satisfaction of approximately $53,000 of administrative-claim notes payable and accrued interest.

      The shares issued through the bankruptcy proceedings for services rendered principally related to bankruptcy administrative expenses, and to satisfy other liabilities incurred by Cetalon. The transactions described in the preceding sentence were measured by exchange ratios that resulted from arm's-length negotiations among unrelated parties during the bankruptcy proceedings. The form and substance of such transactions were effectively mandated by the Bankruptcy Court, through their inclusion in Cetalon's confirmed reorganization plan. Therefore, management concluded that the amounts established by these parties represented estimated fair value, and the expenses and the issuances of common stock were recorded on that basis.

      As a result of the cancellation of all pre-petition equity instruments and issuance of the post-Effective Date common shares of Cetalon, a change in control occurred.

      On December 16, 2004 the Bankruptcy Court closed the Cetalon Chapter 11 case.

Reverse Merger Accounting

      Because of the structure of the Merger Transaction, Cetalon's acquisition of Cadogan (including its subsidiary) and Optron Technologies was accounted for as a "reverse merger" by Cetalon because the stockholders of Cadogan and Optron Technologies, as the legal acquirees, obtained more than 50% voting control of Cetalon, the legal acquiror. Since the shareholders of Cadogan obtained majority voting control of Cetalon, for accounting purposes Cadogan has been treated as the continuing reporting entity and the accounting acquiror in the Merger Transaction. This accounting treatment resulted in Cetalon adopting the February 28/29 fiscal year-end of Cadogan. In connection with the transactions described above, on August 3, 2004 Cetalon changed its name to Astrata Group Incorporated ("Astrata Group"). The Astrata Group and all of its majority-owned subsidiaries are sometimes hereinafter collectively referred to as the "Company", "we", "us", and "our".

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      Subsequent to the closing of the Merger Transaction, the historical consolidated statements of operations are those of the Astrata Group and its majority-owned subsidiaries. The consolidated balance sheet reflects the net assets of the aforementioned entities (including majority-owned subsidiaries since their acquisition dates) reported at historical cost. All capital stock shares and amounts and per share data have been retroactively restated to reflect the exchange ratio in the Merger Transaction.

Acquisition of Optron Technologies("Optron")

      For the period from inception (October 2003) to July 31, 2004, Optron's operating revenues were nominal, and principally resulted from one non-recurring transaction with a single customer. Since Optron (via its majority-owned subsidiaries) had not commenced its planned principal operations as of July 31, 2004, management concluded that Optron was a development stage enterprise as of the aforementioned merger date; thus, Optron was not a "business" (as defined) at that time. Accordingly, the acquisition of Optron was accounted for as described in the following paragraph.

      When we issued our common stock to acquire Optron, the Company was a newly formed group of entities. Our common stock was not quoted on the Over-The-Counter Bulletin Board until mid-December 2004, and none of the Company's common stock had been recently issued in any arm's-length transactions prior to the reverse merger discussed above. For those reasons, management concluded that in early August 2004 the fair value of the Company's common stock was not determinable within reasonable limits. Thus, we measured the transaction based on the estimated fair value of the net assets received. Since the vast majority of Optron's assets at July 31, 2004 were monetary in nature (cash, and advances to recently formed foreign subsidiaries), management concluded that the historical carrying value of Optron's net assets on the acquisition date was a reasonable approximation of their fair value. The Company did not record any intangible assets in accounting for the acquisition of Optron Technologies.

Nature of Operations

      The Company, which is in the telematics and Global Positioning System ("GPS") industry, is focused on advanced location-based IT products and services that combine positioning, wireless communications, and information technologies. GPS positioning is based on a technique that precisely measures distances from four or more satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver measures distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver, and uses those distances to compute its position. The positional data acquired from the GPS satellites are transmitted in real time using data links over cellular telephone networks, or satellite communication when a cellular network is not available.

      The Company provides advanced positioning products, as well as monitoring and airtime services to industrial, commercial, governmental entities, academic/research institutions, and professional customers in a number of markets including surveying, utility, construction, homeland security, military, intelligence, mining, agriculture, marine, public safety, and transportation. The Company leases facilities which accommodate the assembly, testing; and research and development personnel with thirteen years of experience in position and wireless communication technology that has delivered more than 80,000 GPS/GSM fleet management products to customers. GSM (Global System for Mobile Telecommunications) is the dominant cellular telephone standard currently developed throughout the world.

      A major portion of the Company's business is the application of GPS positioning technology to terrestrial applications. GPS is a system of twenty-four orbiting satellites and associated ground control that is funded and maintained by the United States Government; this system has been fully operational since March 1995. A significant reduction in the number of operating satellites would impair the current ability of the GPS system, and the growth of existing and potential market opportunities. In addition, the United States Government may not remain committed to the operation and maintenance of the GPS satellites over an extended period, and the policy of the United States Government for the world wide use of GPS without charge may change.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      Since some of the Company's sales and purchase transactions are denominated in currencies other than the South African Rand, the Company is exposed to foreign currency risk. Astrata SA purchases forward foreign exchange contracts to cover certain product - purchase transactions denominated in U.S. dollars.

      Under the currency controls of the Republic of South Africa, certain overseas remittances are subject to advance review and approval by the Central Banking Authorities. Advance review and approval from the South African Reserve Bank is required for certain remittances to and from companies that are domiciled in South Africa. Generally, such approval is delegated by the Reserve Bank to the commercial banks operating in that country. While our ability to transfer funds from our South African companies to the U.S. parent or to subsidiaries outside of South Africa is subject to advance approval, all past transactions between these entities have received prior approval; management does not believe that there is any reason such approval would be withheld for future transactions.

Liquidity and Going Concern Considerations

      For the year ended February 28, 2005, the Company had a net loss of approximately $7.3 million and negative cash flow from operating activities of approximately $4.2 million. In addition, the Company had a working capital deficit of approximately $3.5 million as of February 28, 2005.

      As disclosed in its Form 8-K filings, the Company implemented a revised business model in July 2005 when management executed agreements with distributors in Denmark and Italy. In addition, the Company adopted certain discretionary cost-cutting actions in the second quarter of fiscal 2006. Furthermore, when the first amendment of the Company's registration statement on Form SB-2 was filed in August 2005, management had received (and was then reviewing) three debt financing proposals. At that time and as of August 11, 2005, management reasonably believed that these actions and proposals - taken together - would be sufficient to meet the Company's financing requirements for the next twelve months. Because of the combination of these factors (and those discussed in the last paragraph of this section of Note 1, as they existed in early June 2005), our independent auditors' initial doubt created by the Company's financial condition described in the preceding paragraph was alleviated.

      Subsequent to August 11, 2005, the growth of revenues from the Company's Southeast Asian subsidiaries continued to fall short of management's original forecasts. In addition, the Company's new placement agent found it increasingly difficult (as compared to their expectations) to raise immediate funds for the Company. More recently, the creditor reduced a debt transaction by approximately $2.2 million because the collateral would consist of assets located outside the United States. However, management is presently considering/developing plans which could generate fresh equity and/or debt capital from certain foreign and domestic investors. But until such plans have further matured, their success (if any) cannot be reliably determined.

      Because of the matters discussed in the immediately preceding paragraph, the Company's independent public accountants have added a going concern paragraph to their re-issued audit report on the accompanying February 28, 2005 consolidated financial statements. The going concern paragraph states that there is substantial doubt about the Company's ability to continue as a going concern. Such financial statements have been prepared assuming that the Company will continue as a going concern (based upon management's plans discussed in this Note) which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the aforementioned financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern.

         A summary of the Company's annual contractual obligations and commercial commitments as of February 28, 2005 for the near-term future is approximately as follows (see Notes 4, 7, 9 and 11 for additional information):

             Fiscal 2006                         $3.3 million

             Fiscal 2007                          1.2 million

             Fiscal 2008                           .5 million

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004


      The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's products and services, the Company's ability to service its customers, the ability to maintain and expand its customer base, the level of resources required to expand the Company's marketing and sales organization, research and development activities and other factors. Management presently believes that cash generated from operations, combined with the Company's current credit facilities and the debt and/or equity financing proposals now under consideration, will be sufficient to meet the Company's liquidity requirements through October 2006, depending on operating results, the level of acceptance of our products/services, and the Company's operating expenses.

      Management of the Company is projecting growth in telematics sales during fiscal 2006. It is anticipated that this growth will be driven by the Astrata Geo-Location Platform ("GLP") product that was introduced in November 2004, linked with international sales and a marketing infrastructure that was established in fiscal 2005.

      In order for the Company to fund its operations and continue this growth plan, substantial additional funding will be required from external sources. Management intends to fund operations through a combination of equity, lines of credit, and collateralized debt facilities. In early June 2005, management was in negotiations with certain strategic investors, who expressed an interest in making investments in the Company. These discussions are ongoing; however, there can be no assurance of the outcome of these negotiations. In the event that the Company is not able to secure equity financing on acceptable terms beyond the $4.3 million of gross proceeds received in the first and third quarters of fiscal 2006 (see Note 15), management believes that it has the ability to access debt markets using sale and leaseback arrangements and/or collateralized debt facilities. In addition, management has the flexibility to revise the Company's business plan and thereby reduce its cash requirements by using distributors to access telematics markets in selected geographic locations (see additional discussion above). While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in the Company's future growth rate and profitability, if any.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. Such consolidated financial statements and accompanying notes are the representation of the Company's management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation

      The consolidated financial statements include the accounts of Astrata Group Incorporated and its majority-owned subsidiaries in which it has a controlling financial interest. All significant intercompany transactions and balances have been eliminated in consolidation.

Equity investments in which the Company owns at least 20% of the voting interest, or otherwise exercises significant influence over the investee, but in which the Company does not have a controlling financial interest are accounted for using the equity method.

Use of Estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include current and deferred income taxes, the deferred tax asset valuation allowance, allowance for doubtful accounts, and realization of inventories and long-lived assets. Actual results could materially differ from these estimates.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Concentrations

      The financial instrument that potentially exposes the Company to a concentration of credit risk principally consists of cash. The Company deposits its cash with high credit financial institutions, principally in the Republic of South Africa. This country does not have any institutional depository insurance comparable to the United States, which insures bank balances up to $100,000. At February 28, 2005, the Company's bank balances approximated $1,357,000. The Company had approximately $87,000 in bank accounts in the U.S., which is covered by the Federal Deposit Insurance Corporation limit of $100,000.

      The Company does not require collateral from its customers, but performs ongoing credit evaluations of its customers' financial condition. Credit risk with respect to the accounts receivable is limited because of the large number of customers included in the Company's customer base and the geographic dispersion of those customers. The Company also performs periodic reviews of collectibility and provides an allowance for doubtful accounts receivable. Management considers the allowance for doubtful accounts receivable at February 28, 2005 of approximately $76,000 to be adequate.

      The following table lists principal suppliers of the Company for the years ended:

                                     February 28, 2005     February 29, 2004
                                     -----------------     -----------------
Trimble Navigation Int'l Ltd.               44%                    57%
Siemens Ltd.                                 9%                     0%
RF Design                                    7%                     0%

Translation of Foreign Currencies

      The Company uses the U.S. dollar as its functional currency. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at period-end exchange rates, and revenues and expenses are translated at average rates prevailing during the periods presented. In accordance with SFAS No. 52, "Foreign Currency Translation," such adjustments are reported as a component of stockholders' equity.

Derivative Instruments and Hedging Activities

      The Company records all derivative financial instruments in its consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in the results of operations or in stockholders' equity as a component of accumulated other comprehensive income, depending on whether the derivative instrument qualifies for hedge accounting as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. Changes in the fair value of derivatives not qualifying for hedge accounting are included in the results of operations as they occur.

Fair Value of Other Financial Instruments

      The carrying amount of the Company's trade accounts receivable, trade accounts payable, accrued expenses, and credit facilities approximates their estimated fair values due to either the short-term maturities of those financial instruments or the fact that the credit facilities bear market interest rates. In the opinion of management, the fair value of payables to related parties cannot be estimated without incurring excessive costs; for that reason, the Company has not provided such disclosure. Other information about related-party liabilities (such as the carrying amount, the interest rate, and the maturity date) is provided, where applicable, elsewhere in these notes to the consolidated financial statements.

Cash and Cash Equivalents

      The Company considers all highly liquid short-term investments with original maturities of three months or less when purchased, to be cash equivalents.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or estimated market, and consist of raw materials, work in process and finished goods. Market is determined by comparison with recent sales or estimated net realizable value. Net realizable value is based on management's forecasts for sales of the Company's products and services in the ensuing years and/or consideration and analysis of any change in the customer base, product mix, or other factors that may impact the estimated net realizable value. Should the demand for the Company's products and/or services prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than reflected in the accompanying consolidated balance sheet.

Property and Equipment

      Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the assets, which generally range between three and seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease terms. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement, other disposition of property and equipment or termination of a lease, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Deferred Financing Costs

      Direct costs of securing debt financing are capitalized and amortized over the term of the related debt using the straight-line method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to operations. During the year ended February 28, 2005, the Company recorded approximately $139,000 of finance charges in relation to the unamortized portion of deferred financing costs for the debt that was refinanced (see Note 7).

Goodwill and Other Intangible Assets

      Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets", addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and identifiable intangible assets that have indefinite lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their estimated useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment, and expands the disclosure requirements about intangible assets in the years subsequent to their acquisition.

      The principal effect of SFAS No. 142 on the Company's accompanying consolidated financial statements is that the goodwill described in Note 5 below is not required to be amortized.

      For additional information, see the discussion in "Long-Lived Assets" immediately below.

Long-Lived Assets

      SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      As of February 28, 2005, management has determined that no such impairment indicators exists and therefore, no adjustments have been made to the carrying values of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's services and products will continue which could result in impairment of long-lived assets in the future.

Business Combinations

      SFAS No. 141, "Business Combinations," eliminated the pooling of interest method of accounting for business combinations and requires that all business combinations be accounted for using the purchase method.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Revenue Recognition

      The Company's revenues are recorded in accordance with the Securities and Exchange Commission's (the "SEC") Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met.

      Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents (and customer acceptance criteria, when applicable), are used to verify delivery. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company assesses collectibility based primarily on the credit worthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history.

      The Company's orders are generally shipped free-on-board destination, which means that such orders are not recognized as revenue until the product is delivered and title has transferred to the buyer. Free-on-board destination also means that the Company bears all costs and risks of loss or damage to the goods prior to their delivery.

      Revenue from distributors and resellers is recognized upon delivery, assuming that all other criteria for revenue recognition have been met. Distributors and resellers do not have the right of return.

Services Revenue

      In our Geomatics segment, we provide technical support and training on using the equipment sold as well as remedial service on the hardware through our factory trained electronic workshop. Ongoing technical support of our products is essential in maintaining our customer base and is considered a competitive advantage, but does not provide a revenue stream for the Company. We do charge customers for specific training and servicing of equipment; however, this revenue is not material.

      Our Telematics segment has a technical team responsible for effecting installations and upgrades, and training clients on installation and supporting them on an ongoing basis. We do not earn revenue for training or software/firmware upgrades, but we do charge for non-warranty repairs and installation; however, this revenue is not material.

Advertising

      The Company expenses the cost of advertising when incurred. Advertising costs for the years ended February 28, 2005 and February 29, 2004 were immaterial to the consolidated financial statements, and are included in selling, general and administrative expense in the accompanying consolidated statements of operations.

Research and Development Costs

      Research and development costs relating to GPS positioning hardware and software systems including the GLP to be sold or otherwise marketed that are incurred before technological feasibility of the product has been established and after general release of the product to customers are expensed as incurred. The Company incurred approximately $1.3 million and $0.5 million of research and development expenses during the years ended February 28, 2005 and February 29, 2004, respectively.

      Management believes that technological feasibility is not established until a beta version of the software product exists. Historically, costs incurred during the period from when a beta version is available until general release to the public have not been material. Accordingly, the Company has not capitalized any computer software development costs.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Stock-Based Compensation

      The Company accounts for stock-based compensation issued to employees using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock issued to Employees" and related interpretations. Under the intrinsic value based method, compensation expense is the excess, if any, of the fair value of the underlying stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

      SFAS No. 123, "Accounting for Stock-Based Compensation," if fully adopted, changes the method of accounting for employee stock-based compensation to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, estimated stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

      Adoption of the accounting methodology of SFAS No. 123 is optional and the Company has elected to account for stock-based compensation issued to employees using APB No. 25; however, pro forma disclosures, as if the Company had adopted the cost recognition requirement of SFAS No. 123, are required to be presented. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS No. 123.

      Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25," clarifies the application of APB No. 25 for (a) the definition of employee for purpose of applying APB No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan,
(c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock compensation in accordance with FIN 44.

      SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123," was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. At February 28, 2005 the Company has one stock-based employee compensation plan, which is described more fully in Note 8. The following table illustrates the effect on net loss and loss per common share for the year ended February 28, 2005, as if the Company had applied the fair value recognition provisions of SFAS No. 123 for its stock-based employee compensation plan.

Net (loss) as reported                       $(7,311,460)
Stock based compensation, net of tax          (1,694,224)
                                             -----------
Pro forma net (loss)                         $(9,005,684)
                                             -----------
Basic and diluted (loss) per common share:
As reported (restated)                       $     (0.83)
                                             ===========
Pro forma                                    $     (1.01)
                                             ===========

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      The assumptions used in the Black Scholes option pricing model for the above table were as follows:

Risk-free interest rate                    3%
Estimated volatility                     140%
Expected life (years)                      3
Expected dividend yield                   --

      The above pro forma effect of applying SFAS 123 is not necessarily representative of the impact on the results of operations for future years.

Basic and Diluted Loss per Common Share

      The Company computes loss per common share in accordance with SFAS No. 128 "Earnings per Share". Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contacts, such as stock options and warrants were exercised or converted into common stock. Because the Company has incurred net losses, basic and diluted loss per common share are the same.

Income Taxes

      The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse (see Note 13).

Segment Reporting

      The Company discloses information regarding segments in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements, and requires reporting selected information about operating segments in interim financial reports (see Note 12).

Recently Issued Accounting Pronouncements

      In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities, or "VIEs"), and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either (1) the equity investor does not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBI's"), are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; and (b) For all other VIE's: periods ended after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIE's. Management has concluded that the Company does not have a significant variable interest in any VIE's.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This pronouncement is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions), and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position ("FSP") FAS 150-03 ("FSP 150-3"), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interest in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on the aforementioned effective dates. Based on this pronouncement and other considerations, the redeemable preferred stock of a subsidiary has been reported as a liability in the Company's February 28, 2005 consolidated balance sheet.

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an Amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. In Chapter 4 of ARB 43, paragraph five previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of "so abnormal" (an undefined term). This pronouncement also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred in years beginning after June 15, 2005.

      In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," which requires that the compensation costs relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. SFAS No. 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123-R replaces SFAS No. 123, and supersedes APB Opinion No. 25. Small Business Issuers are required to apply SFAS No. 123-R in the first interim reporting period that begins after December 15, 2005. Thus, the Company's consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted after February 28, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value.

      In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." The American Institute of Certified Public Accountants (the "AICPA") concurrently issued Statement of Position ("SOP") 04-2 entitled "Accounting for Real Estate Time-Sharing Transactions." SFAS No. 152 amends SFAS No. 66 to reference the accounting and reporting guidance in SOP 04-2. As amended, SFAS No. 67 states that its guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions; these matters will now be governed by SOP 04-2. SFAS No. 152 and SOP 04-2 are effective for years beginning after June 15, 2005.

      In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets, an Amendment of APB No. 29, "Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has "commercial substance" if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 and FASB Statement No. 3. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154.

      Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force, or "EITF"), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

3. INVENTORY

         Inventories consisted of the following as of February 28, 2005:

                   South Africa     Europe        Asia         Total
                   ------------   ----------   ----------   ----------
Raw materials      $    835,475   $       --   $       --   $  835,475
Work in progress        555,766           --           --      555,766
Finished goods        2,411,313       58,598      129,814    2,599,725
                   ------------   ----------   ----------   ----------
          Totals   $  3,802,554   $   58,598   $  129,814   $3,990,966
                   ============   ==========   ==========   ==========

4. PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at February 28, 2005:

Vehicles                                        $    89,695
Leasehold improvements                              123,984
Furniture and fittings                              206,314
Workshop equipment                                  664,541
Computer hardware                                   560,487
                                                -----------
                                                  1,645,021
Less accumulated depreciation and amortiztion      (333,649)
                                                -----------
                                                $ 1,311,372
                                                ===========

      Depreciation and amortization expense related to property and equipment was approximately $317,000 and $53,000 for years ended February 28, 2005 and February 29, 2004, respectively.

      See Note 12 for additional information.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

5. BUSINESS COMBINATIONS

Acquisition of Minority Interest in Subsidiary

      Prior to the transaction described in the following paragraph, the Company owned a 60% equity interest in Astrata Geotrax Sdn Bhd ("Geotrax"); thus, Geotrax has been a consolidated subsidiary of the Company since its acquisition.

      In February 2005, a wholly-owned subsidiary of the Company acquired the 40% minority interest in Geotrax (which is located in Selangor, Malaysia) from Geotrax Technologies Sdn Bhd (the "Seller") for a purchase price of $300,000 which was satisfied by issuing approximately 60,000 shares of the Company's restricted common stock. If Geotrax achieves certain annual performance milestones during the three-year period ending February 2008, the Seller will receive a maximum of $300,000 in additional Company common stock in annual increments during such period, based on an agreed-upon value of approximately $5.01/share. The Company has allocated the purchase price to goodwill based on the underlying economics of the transaction.

Other Acquisitions

Overview

      In order to measure and allocate the purchase price of the business combinations discussed below, management estimated the fair value of the acquirees' net assets and the non-cash portion of the purchase price using the valuation methodologies described in this Note. The purchase price allocations relating to such transactions are summarized as follows:

Accounts receivable, net               $ 2,064,976
Property and equipment, net                228,387
Inventory and other assets               2,039,580
Customer relationships                   2,216,717
Completed technologies                     109,998
In-process research and development        102,578
Other identifiable intangible assets        14,208
Goodwill                                 1,479,180
Less liabilities assumed                (3,065,624)
                                       -----------
                                       $ 5,190,000
                                       ===========

      The description in this Note of the methodologies used to estimate the fair value of goodwill and customer relationship assets generally applies to all of the business combinations discussed below. These valuation methodologies are based on estimated future cash flows which are inherently uncertain, and are dependent on future events and management's assumptions. Such projections invariably include (of necessity) some estimates that are subjective in nature.

Goodwill

      A deferred tax liability of approximately $700,000, which increased the goodwill amount in the above table, was recorded to account for the estimated tax effect of non-deductible amortization of identifiable intangible assets (other than purchased in-process research and development, which was expensed on a pre-tax basis at acquisition) acquired in the transactions. The deferred tax liability is relieved by reducing deferred income tax expense as the related assets are amortized for financial reporting purposes. Thus, the business combinations discussed in this Note (including Geotrax - see the preceding section hereof) resulted in total goodwill of approximately $2,480,000.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      A summary of the February 28, 2005 balance of goodwill resulting from the business combinations described in this Note is presented below:

December 2002   Astrata SA                            $  143,477
November 2003   Astrata Systems (Pty) Ltd.               702,747
January 2005    Nanini 209 CC (Suretrack)                632,956
February 2005   Astrata Geotrax Sdn Bhd                  300,000
                                                      ----------
                Sub-total, exclusive of
                deferred tax liability                 1,779,180
                Impact of deferred tax liability         702,100
                                                      ----------
                Total goodwill at February 28, 2005   $2,481,280
                                                      ==========

      Goodwill is not deductible for income tax purposes under the tax laws of either the Republic of South Africa or the United States of America.

      In a business combination, GAAP requires that any excess of the purchase price over the estimated fair value of net assets acquired (including identifiable intangible assets) be recorded as goodwill. In order to estimate the fair value of the business enterprise as a whole as a basis for measuring goodwill, a discounted cash flow analysis (typically for a period of five to six years) was developed based on available historical data, and management's current projections of future-year revenues. These projections generally assume annual revenue growth at a declining rate during the forecast period, with modest revenue growth thereafter. Such projections derived debt-free cash flow for the forecast period plus a "terminal value," which were then present valued using the acquiree's weighted average cost of capital.

Customer Relationship Assets

      The estimated fair value of the customer relationship assets is being amortized on a straight-line basis over a weighted average useful life of approximately six years. The caption "Intangible assets, net" in the accompanying consolidated balance sheet includes customer relationship assets of approximately $1,734,000 net of accumulated amortization of $482,000 at February 28, 2005. Annual amortization of such assets is estimated at $385,000 for fiscal 2006-2009, and approximately $265,000 for fiscal 2010.

      For reasons explained below, management concluded that the straight-line method of amortization is appropriate for the Company's customer relationship assets ("CRA"), and that such method produces costs which reasonably correspond with the distribution of expected revenues in all material respects. The business combinations which resulted in recording those assets are individually discussed in the following paragraphs.

      Astrata SA is the sole distributor of Trimble products in South Africa, and the customers that purchase such products comprise the majority of that entity's CRA. Furthermore, a large number of Astrata SA's acquisition-date customers in South Africa are mining operations owned by major companies, public utilities, and government agencies. For the reasons discussed above, it is management's opinion that continued sales to such customers are very likely. Brand loyalty in the Geomatics segment remains strong. In addition, the introduction of new products and applications by Trimble (which generally improves our ability to retain customers) has historically stimulated the volume of "upgrades" sold by Astrata SA to its existing customers. Since the timing of Trimble's new product offerings is not within our control, we cannot predict when we will earn the additional revenue. The matter described in the preceding sentence further argues in favor of the straight-line method of amortization.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      Astrata Systems (Pty.) Ltd. ("Astrata Systems") maintains a relatively small but stable customer base. Management expects that profitability from Astrata Systems' CRA will continue for the indefinite future, but that straight-line amortization over a five-year estimated life will improve matching of such expense with the related revenue.

      Suretrack's CRA generally relate to three-year (initial) contracts, which were relatively young on the acquisition date; so short-term churn is expected to be minimal. The likelihood of renewal (estimated to be a two-year period, for purposes of the asset's useful life) is considered high because these customers have incurred significant one-time costs to acquire our software, which contractually can only be used on the Company's hardware. One of the largest customers on the acquisition date also commissioned the development of entity-specific software, which enhances the ability of Suretrack to retain this customer beyond the original-contract period. In addition, the revenue we earn from Suretrack's acquisition-date customers who expand their fleets reduces the impact of future attrition. The estimated fair value of Suretrack's CRA is principally based on service revenue, which is earned ratably over the life of the original contract (plus anticipated renewals). Thus, management concluded that straight-line amortization results in the most appropriate and systematic allocation of the related expense to the periods benefited.

      As contemplated by GAAP, a customer relationship exists when an entity has information about the customer and is in regular contact with the customer, who in turn has the ability to make direct contact with the entity. Management estimated the fair value of the customer relationship assets and their useful lives using the methodology summarized in the following paragraphs.

      A discounted cash flow ("DCF") analysis (generally for a period of approximately five to six years or the estimated life of the asset, whichever is shorter) was prepared based on available historical data, and management's current estimate of future-year revenues associated with the acquirees' customers existing on the transaction date. For this purpose, total annual revenues are usually forecasted to increase at either a level or a decreasing rate, with the percentage attributable to existing customers declining over the estimated life of the asset. The estimated revenue attributable to existing customers considered the forecasted attrition rate separately for contractual and non-contractual customers, and assumed an average renewal pattern for such customer contracts when it was considered appropriate under the circumstances. Only operating expenses related to existing customers were included in the DCF analysis. After subtracting the estimated requisite return on invested assets (using marketplace assumptions and available objective criteria) and a provision for income taxes, debt-free cash flow attributable to customer relationships was derived. This cash flow was then present valued using the acquiree's weighted average cost of capital. The present value thus derived was reduced by the excess of estimated working capital requirements over the acquiree's actual working capital on the measurement date.

      Other factors considered in estimating the useful life of customer relationship assets include (a) the expected rate of technological change in the products/services being sold to customers which existed on the transaction date, and (b) the duration of the Company's business relationship with any major distributor which historically had supplied a significant percentage of the products being sold to customers which existed on the transaction date.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                    (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Nanini 209 CC

      In January 2005, a wholly-owned subsidiary of the Company consummated an agreement (as amended in January 2005, the "Acquisition Agreement") to acquire certain assets of Nanini 209 CC ("SureTrack"). SureTrack's principal business in the telematics industry is the sale and rental of equipment and tracking software, along with providing airtime and associated services. The primary operating areas of SureTrack are South Africa and other sub-Saharan African countries.

      For financial reporting purposes, the Company recorded the SureTrack acquisition as of December 1, 2004. SureTrack's results of operations for the period from that date to the closing date are not material to the Company's February 28, 2005 consolidated financial statements.

      Under the terms of the Acquisition Agreement, the Company's subsidiary purchased substantially all of SureTrack's tangible and intangible assets associated with its telematics business for a total price of R7.8 million, which is payable as follows:

      o R1.9 million in cash at closing (January 2005), plus R1.0 million in cash on each of the first two anniversaries of the closing date; and

      o The R3.9 million balance in the equivalent number of shares of Company common stock at $4.00/share, based on the prevailing exchange rate on July 15, 2004.

      The R2.0 million liability described above approximated $391,000 (based on the applicable exchange rate) at February 28, 2005, and is included in liabilities in the accompanying consolidated balance sheet.


      If the former sole stockholder of SureTrack (the "Stockholder") does not remain in the Company's employ until at least July 15, 2007, (a) the Company will be relieved of its liability for any portion of the purchase price then remaining unpaid and (b) the Stockholder will be required to forfeit any Company common stock that is then subject to the lock-up provision (see below) of the Acquisition Agreement.

      As of January 24, 2005, R1.9 million represented approximately $319,000; based on the formula described above, R3.9 million equates to approximately 160,000 shares of the Company's common stock. The Acquisition Agreement includes a lock-up provision which prohibits the Stockholder from selling or encumbering
(a) more than 50% of the shares of Company common stock received until July 15, 2006, and (b) the remaining shares until July 15, 2007. Based in part on these marketability restrictions, the fair value of the Company's common stock issued to the Stockholder was estimated at $484,000.

      Based on the valuation methodologies described above, the purchase price was allocated to the acquired net assets of SureTrack as follows:


Accounts receivable, net      $   518,786
Property and equipment, net        43,039
Inventory and other assets         12,712
Customer relationships            556,100
Goodwill                          632,956
Less liabilities assumed         (573,593)
                              -----------
                              $ 1,190,000
                              ===========

      The liabilities assumed and the goodwill in the table immediately above exclude the deferred tax liability arising in purchase accounting (see the discussion of such liability in the "Overview" section of this Note) in the amount of approximately $167,000. Though such liability arose in accounting for the SureTrack acquisition, it is not a liability that was assumed from the seller in connection with this transaction.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      The principal reasons that the subsidiary agreed to pay a purchase price for SureTrack in excess of its recorded telematics-related net assets plus the estimated fair value of its identifiable intangible assets were to (a) acquire a service-based tracking provider using a satellite communications system that could be integrated with the Company's GPS/GSM vehicle tracking device, and (b) create the opportunity to market that technology in other geographic regions - particularly Southeast Asia.

Astrata South Africa (Pty) Ltd.

      Effective December 1, 2002, the Company acquired all of the issued and outstanding capital stock of Astrata SA [then known as Optron (Pty) Ltd] for an all-cash purchase price of approximately $2 million. Astrata SA is a company in the telematics and GPS industry focused on advanced location-based IT products and services that combine positioning, wireless communications, and information technologies. Based on the valuation methodologies described above, the purchase price was allocated to the net assets of Astrata SA as follows:

Accounts receivable, net               $ 1,303,294
Property and equipment, net                130,245
Inventory and other assets               1,613,364
Customer relationships                     795,329
Other identifiable intangible assets        14,208
Goodwill                                   143,477
Less liabilities assumed                (1,999,917)
                                       -----------
                                       $ 2,000,000
                                       ===========

      The principal reasons that the Company agreed to pay a purchase price for Astrata SA in excess of its recorded net assets plus the estimated fair value of the identifiable intangible assets were (i) the acquiree's history of profits over an extended period of time, and (ii) an opportunity to enter the emerging telematics market. Given that Astrata SA had been profitable in prior years, management concluded that the purchase price was reasonable under the circumstances.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Astrata Systems (Pty) Ltd.

      Effective November 1, 2003, a wholly owned subsidiary of the Company (the "Subsidiary") acquired all of the issued and outstanding capital stock of Astrata Systems [then known as Nicon Systems (Pty) Ltd.] for a total purchase price of approximately $2 million. Astrata Systems is a South African company engaged in the design and manufacture of products for the GPS and telematics markets. Based on the valuation methodologies described above, the purchase price was allocated to the net assets of Astrata Systems as follows:

Accounts receivable, net              $   242,896
Property and equipment, net                55,103
Inventory and other assets                413,504
Customer relationships                    865,288
Completed technologies                    109,998
In-process research and development       102,578
Goodwill                                  702,747
Less liabilities assumed                 (492,114)
                                      -----------
                                      $ 2,000,000
                                      ===========
Consideration:
 Cash                                 $   600,000
 Redeemable preferred stock             1,400,000
                                      -----------
                                      $ 2,000,000
                                      ===========

      Management has concluded that the above in-process research and development ("R&D") asset did not have any alternative future use as of November 1, 2003. Thus, the estimated fair value of approximately $103,000 allocated to in-process R&D in the purchase accounting was immediately expensed.

      The principal reasons that the Subsidiary agreed to pay a purchase price for Astrata Systems in excess of its recorded net assets plus the estimated fair value of the identifiable intangible assets were its strong telematics research and development team, the manufacturing and marketing expertise of Astrata Systems, and its product lines.

      As amended in June 2004, the merger agreement with Astrata Systems (the "Agreement") provides that the total purchase price of $2 million shall be satisfied as follows:

            By (a) paying $600,000 in cash, and (b) the Subsidiary issuing 1.4 million shares of its non-voting redeemable preferred stock with a par value of R6.8236/share (the "initial preferred shares").

      The Agreement expresses the total purchase price in the Astrata Systems acquisition in dollar terms because the parties negotiated the transaction on the basis that the purchase price was $2 million. As a result of arm's-length negotiations among unrelated parties, it was agreed that $1.4 million thereof would be satisfied by the Subsidiary issuing 1.4 million shares of its non-voting, non-convertible preferred stock. The Subsidiary denominated part of the purchase price in the form of its senior equity securities in an attempt to retain within the Company the expertise of the selling stockholders in order to maximize the potential future value of the acquiree. The initial preferred shares carry a tax-free 2% dividend (approximately 3.5% on a taxable-equivalent basis), and are redeemable in four annual increments; the first increment was redeemed by the stockholders in fiscal 2005. As more fully explained below, the initial preferred shares also have a liquidation preference. Based on its redemption feature, dividend rate, and liquidation preference, the Company concluded that the estimated fair value of the preferred stock approximated its face value.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      Under the terms of the Agreement, the significant rights and privileges of the Subsidiary's non-voting redeemable preferred stock are as follows:

            The initial preferred shares accrue dividends at an annual rate of 2%, and are redeemable at the option of the stockholders in annual increments from November 2004 to November 2007 at 100% of par value. The liquidation preference of the initial preferred shares is equal to the par value until August 30, 2008; thereafter, the liquidation preference increases to 125% of the par value.

      At February 29, 2004, management reported the initial preferred shares as minority interest in the Company's consolidated balance sheet. Since then, the owners have redeemed the first annual increment of the preferred stock. Management considered this redemption in conducting its periodic re-evaluation of the preferred stock's balance sheet classification, and concluded that it is now likely that the preferred stockholders will exercise their right to redeem all of the remaining shares. Thus, for accounting purposes the preferred stock is considered to be "mandatorily" redeemable at February 28, 2005, and accordingly has been classified as a liability in the accompanying consolidated balance sheet.

Pro Forma Financial Information

      Certain pro forma financial information of the Company is presented below, based on the assumption that the SureTrack acquisition occurred at the beginning of the years ended February 29, 2004 or February 28, 2005, respectively, and that the Astrata Systems acquisition occurred at the beginning of the year ended February 28, 2004.

                                        Unaudited Consolidated
                                   Pro Forma Financial Information
                                  ---------------------------------
                                    Fiscal 2004        Fiscal 2005
                                  ---------------   ---------------
                                   (In thousands)    (In thousands)

Revenue                           $        13,930   $        15,870
Net income (loss)                             300            (6,925)
Basic and diluted income (loss)
 per common share                            0.05              (.79)*

*     As restated.

6. NOTES PAYABLE TO AND ADVANCE FROM RELATED PARTIES

      In September 2004, Astrata Group entered into a series of agreements, pursuant to which a stockholder (who then beneficially owned approximately 5.5% of the Company's outstanding common stock) lent $1.5 million to the Company, as an unsecured note payable. Under the amended loan agreement described in the following paragraph, the principal is due upon fifteen days' written demand, but no later than June 30, 2005. Interest at the rate of 15%, compounded annually, is due and payable concurrently with the principal. The Company granted the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 48,000 shares of the Company's common stock at an initial exercise price of $2.00 per share. In connection with granting the warrants, the Company also provided certain registration rights for the shares underlying the warrants and for those shares then owned by the stockholder for a period not to exceed five years. The outstanding balance of this demand note was $1,500,000 as of February 28, 2005 and is included in notes payable to stockholders in the accompanying balance sheet. The agreement to register such stock with the SEC does not require any specific deadlines or financial penalties relating to the filing or effectiveness of a registration statement that registers any of the stockholder's shares. The transaction described above constituted an exempt offering under Rule 506 of Regulation D to a single accredited investor. See Note 8 for additional information regarding the transaction described in this and the following paragraph. This loan is currently outstanding. The lender has verbally agreed to extend the loan, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                    (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      In November 2004, with retroactive effect to the date of the original borrowing, the Company and the holder amended the promissory note described in the preceding paragraph. Subject to an earlier demand for repayment, the holder was granted the option to convert any or all of the principal and interest into shares of the Company's common stock at an initial conversion price of $5.00, subject to certain adjustments and anti-dilution provisions. The holder's conversion privilege expires when the Company has privately issued its common stock for an aggregate of at least $10 million. In connection with such amendment, the Company also granted warrants (which vested and become fully exercisable on the grant date) to the holder to purchase up to 32,000 shares of the Company's common stock with an initial exercise price of $5.00 per share.

      In October 2004, Astrata Group entered into an agreement pursuant to which a stockholder agreed to lend $600,000 to the Company, as an unsecured credit facility. The note accrues interest at 3% above the prime rate. The note has no prepayment penalty and may be paid in full before the due date. The outstanding balance of this credit facility was $151,000 as of February 28, 2005 and is included in the notes payable to stockholders in the accompanying balance sheet. Principal and accrued interest are payable by June 30, 2005. This loan is currently outstanding. The stockholder has verbally agreed to extend the loan, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

      In November 2004, Astrata Group received an unsecured advance from an officer/stockholder in the amount B $41,378. This advance accrues interest at the London Inter-Bank Offered Rate ("LIBOR") plus 3% and had an original maturity date of March 1, 2005 with no prepayment restrictions. The maturity date was extended to June 30, 2005. This loan is currently outstanding and the officer/stockholder has agreed to extend the maturity date by providing for payment in full upon demand.

      In December 2004, the Company sold a $384,000 convertible demand note to one of its stockholders, who then beneficially owned approximately 6% of the Company's outstanding common stock and had previously lent the Company $1.5 million on an unsecured basis, (see the first paragraph of this Note). Such note is convertible into shares of our common stock at the initial rate of $5.00 per share (which is subject to reduction in the event of certain dilutive issuances). The holder's conversion privilege expires when the Company has privately issued its common stock for an aggregate of at least $10 million. The principal is due upon fifteen days' written demand, but no later than June 30, 2005. Interest at the rate of 15%, compounded annually, is due and payable concurrently with the principal. The outstanding balance of this demand note was $384,000 as of February 28, 2005 and is included in the notes payable to stockholders in the accompanying balance sheet In connection with the sale of this note, the Company granted warrants (which vested and became fully exercisable on the grant date) to the holder to purchase up to 12,000 shares of the Company's common stock with an initial exercise price of $5.00 per share. The Company recorded the warrants as a finance charge of $28,000 using an option-pricing model to estimate their fair value. The Company provided the holder with certain registration rights for the common stock underlying the warrants granted in November and December 2004, and principal and interest represented by the two loan agreements. The Company is not subject to any contractual penalties in the event that any such registration statement is not timely filed or not declared effective by the SEC by any specific date. The transactions described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to an accredited investor. This loan is currently outstanding. The lender has verbally agreed to extend the loan, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

7. OTHER DEBT TRANSACTIONS

Line of Credit

      Astrata SA has secured a line of credit for use in its South Africa operations. The line of credit is secured by certain trade accounts receivable and allows for funding up to 70% of the outstanding accounts receivable accepted by the lender with a maximum of approximately $1.7 million. Interest on the outstanding balance is charged at the current prime rate in South Africa (9.5% as of February 28, 2005). The Company has drawn approximately $1.2 million on the line of credit as of February 28, 2005.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Bridge Loan

      On February 15, 2005, the Company secured a bridge loan of $1,500,000 for use in its world wide operations. The principal balance, together with all accrued interest at the rate of nine percent per annum, was due on the earlier of (i) June 15, 2005, (ii) the date on which the Company had privately issued shares of common stock for an aggregate of not less than five million dollars in a single offering or a series of offerings, or (iii) the occurrence of any default event. The Company repaid this obligation in full as of April 26, 2005.

      In connection with the bridge loan, the Company issued 15,000 shares of its common stock for financing charges (see Note 8). Such shares were valued at approximately $96,000 (estimated to be the fair value based on the trading price on the issuance date). Accordingly, the Company recorded deferred financing costs of approximately $96,000 and common stock and additional paid-in capital of $2 and $95,623, respectively. The deferred financing cost was amortized over the life of the note (considering that it had an early maturity of April 26, 2005) resulting in expense of $32,000, which is included in interest expense in the accompanying statement of operations.

      In February 2005, the Company issued 150,000 five-year warrants to purchase one share of its common stock to the lender at an initial exercise price of $5.00 (see Note 8). The warrants vested and became fully exercisable on their issue dates. The Company also provided certain "piggy-back" registration rights for the 15,000 shares (see the preceding paragraph) and the shares underlying the warrants for a period not to exceed five years, and agreed to file a registration statement with the SEC covering the registrable securities on or before April 2005. The Company is not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to accredited investors.

      In accordance with EITF 88-9 and APB 14, the Company allocated a portion of the $1,500,000 loan proceeds to the warrants issued. The amount allocated was approximately $196,000, which was recorded as additional paid-in capital and a debt issue discount. The debt issue discount was amortized on a straight-line basis to interest expense over the life of the loan (considering its early maturity of April 26, 2005). The remaining balance of such debt issue discount of approximately $131,000 at February 28, 2005 has been netted against the loan in the accompanying consolidated balance sheet, and the unamortized balance was charged to operations upon repayment of the loan on April 26, 2005.

Five-Year Maturities

      The scheduled maturities of the debt instruments described above (including redeemable preferred stock -see Note 5) and in Note 6 during the next five years ending February 28/29 and thereafter are approximately as follows:

                     2006           $ 2,488,000
                     2007               400,000
                     2008               200,000
                     2009                    --
                     2010                    --
               Thereafter                    --
                                    -----------
                    Total           $ 3,088,000
                                    ===========

8. EQUITY TRANSACTIONS

Preferred Stock of the Company

      The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share. The preferred shares do not have any voting rights or liquidation preference. As of February 28, 2005, no shares of preferred stock were issued or outstanding, nor has any class of preferred stock been designated.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Issuance of Preferred Stock by Subsidiary

      During the year ended February 29, 2004, a wholly owned subsidiary of the Company issued approximately 1.5 million shares of non-voting redeemable preferred stock in connection with an acquisition. See Note 5 for additional information.

Issuance of Common Stock and Other Equity Instruments

        In September 2004, one of our stockholders (who then beneficially owned approximately 5.5% of our outstanding common stock) lent $1.5 million to us. Concurrently with our receipt of the loan proceeds, we agreed to grant the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 48,000 shares of our common stock at an initial exercise price of $2.00 per share. The Company recorded the warrants as a finance charge of $139,000 using the Black-Scholes option-pricing model to estimate the fair value. In connection with granting the warrants, we also agreed to provide certain registration rights for a period not to exceed five years in respect of the shares underlying the warrants and for certain other shares then owned by the stockholder. The registration rights agreement does not contain any specific deadlines or financial penalties relating to the filing or effectiveness of the registration statement. In November 2004, with retroactive effect to the date of the original borrowing, the loan arrangement was amended such that the due date was extended to June 30, 2005, and the principal and accrued interest became convertible into shares of our common stock at the initial rate of $5.00 per share. The stockholder's conversion privilege expires when we have privately issued our common stock for an aggregate consideration of at least $10 million. Interest at the rate of 15%, compounded annually, continues to be due and payable concurrently with the principal. In connection with amending the loan arrangement, we also granted the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 32,000 shares of our common stock at an initial exercise price of $5.00 per share. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to a single accredited investor. This loan is currently outstanding. The lender has verbally agreed to extend the due date, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

      The Company also provided the holder with certain "piggy-back" and "S-3" registration rights for the shares underlying the note and the warrant, as well as for the shares underlying the amended $1.5 million note agreement and the 32,000 shares underlying the warrant granted to the holder in connection with such amendment. The Company is not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date.

      In December 2004, the Company sold a $384,000 convertible demand note to one of its stockholders, who then beneficially owned approximately 6% of the Company's outstanding common stock and had previously lent the Company $1.5 million on an unsecured basis (see above). The holder's conversion privilege expires when the Company has privately issued its common stock for an aggregate of at least $10 million. The principal is due upon fifteen days' written demand, but no later than June 30, 2005. Interest at the rate of 15%, compounded annually, is due and payable concurrently with the principal. In connection with the sale of the note, the Company granted warrants (which vested and became fully exercisable on the grant date) to the holder to purchase up to 12,000 shares of the Company's common stock with an initial exercise price of $5.00 per share. The Company recorded the warrants as a finance charge of $28,000 using the Black-Scholes option-pricing model to estimate the fair value. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to an accredited investor. This loan is currently outstanding. The lender has verbally agreed to extend the due date, and has not taken nor intends to take any action against the Company until the loan is renewed. Management is confident that a new agreement will be reached in the near future.

      The following are the significant assumptions that were used in applying the Black-Scholes model to estimate the fair value of warrants granted:

           Risk-free interest rate                     3%
           Estimated volatility                        140%
           Expected life                               3 years
           Expected dividend yield                     --

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      In December 2004, the Company entered into a series of agreements, pursuant to which it sold 166,428 units of its securities at $5.25 per unit, or an aggregate of $841,247 in net proceeds. Each unit consisted of one share of common stock and one two-year warrant to purchase one share of common stock at an exercise price of $5.00. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed three years, and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is not subject to any contractual penalties because such registration statement was not filed timely or declared effective by the SEC by any specific date. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

      In December 2004, the Company entered into an agreement pursuant to which it sold 100,000 units of its securities at $5.25 per unit, or an aggregate of $525,000 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an exercise price of $5.00. The warrants vested and became fully exercisable on the issuance date. The Company also provided certain "piggy-back" and "S-3" registration rights for the shares and the shares underlying the warrants, as well as for existing shares for a period not to exceed three years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is not subject to any contractual penalties because such registration statement was not filed timely or declared effective by the SEC by any specific date. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to a single accredited investor.

      In January 2005, we entered into a series of agreements to sell 100,720 units of our securities at $5.25 per unit, for an aggregate of $528,780 in gross proceeds. Each unit consisted of one share of common stock and one three-year warrant, each for the purchase of one share of our common stock at an exercise price of $5.00 per share. The warrants vested and became fully exercisable on their issuance dates. We also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed three years, and agreed to file a registration statement with the SEC covering the resale of the registrable securities on or before June 2005. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. None of the subscribers was a "U.S. person" (as defined in Rule 902 of Regulation S), and each of the sales constituted an "offshore transaction" (as defined in Rule 902 of Regulation S). The transactions described in this paragraph constituted exempt offerings under Regulation S.

      In December 2004, the Company issued 52,500 shares of its common stock in exchange for services provided by certain consultants. Such shares were valued at $262,500 (estimated to be the fair value based on the trading price on the issuance date). The transactions described in this paragraph constituted exempt offerings under Section 4(2) of the Securities Act.

      In December 2004, the Company issued 24,100 shares of its common stock to approximately 190 employees in exchange for services rendered. Such shares were valued at $120,500 (estimated to be the fair value based on the market price on the issuance date). With the exception of one employee and his family member designees and two minor designees of a second employee of the Company, none of the persons was a "U.S. person" (as defined in Rule 902 of Regulation S), and each of the issuances constituted an "offshore transaction" (as defined in Rule 902 of Regulation S). The per-share value of the common stock was $5.00 recorded as compensation expense in the amount of $120,500. The transactions described in this paragraph constituted exempt offerings under Regulation S or Section 4(2) of the Securities Act.

      In January 2005, the Company issued 150,000 shares of its common stock to three newly appointed, non-management directors in consideration of their agreement to serve as directors. Such shares were valued at $750,000 (estimated to be the fair value based on the market price on the issuance date). These shares are earned over a two year period and recorded as compensation expense over the earned period. The Company has recognized $62,500 in the fiscal year ended February 28, 2005 and the balance as deferred compensation in the amount of $687,500. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      In February 2005, we entered into a series of short-term convertible notes pursuant to which we borrowed an aggregate of $1,500,000. Principal and accrued interest (at the rate of nine percent per annum) was repaid in full in April 2005. In connection with obtaining the loans, we issued an aggregate of 15,000 shares of our common stock to the lenders. In February 2005, we also sold and issued 150,000 five-year warrants for the purchase of an equivalent number of shares of common stock. The initial warrant exercise price was $5.00, subject to certain anti-dilution provisions. See Note 7 for additional information.

      In January 2005, the Company issued 160,198 shares of its common stock in connection with a business combination; these shares are restricted as described in Note 5. The Company had an independent valuation prepared as of the measurement date, which assigned an estimated value of $3.02 per share for a total of $483,798.

      In February 2005, the Company issued 59,940 shares of its common stock in connection with a business combination (see Note 5). The purchase agreement assigned an agreed-upon value of $5.01 per share for a total of $300,000. These shares are restricted under Rule 144, and reflect a legend restricting the shares for a three-year period. The transaction described in this paragraph constitutes an exempt offering under Section 4(2) of the Securities Act.

Warrants

      During the year ended February 28, 2005, in connection with the financing arrangements, private placements and the bridge loan described above, the Company issued 628,148 warrants to purchase one share of restricted common stock at an exercise price of $5.00 exercisable for between two and five years from September 27, 2004.

      The number of outstanding and exercisable warrants as of February 28, 2005 is provided below:

                                                  Weighted
                                   Number of       Average
                                    Warrants   Exercise Price
                                   ---------   ---------------
Outstanding at February 29, 2004          --   $            --
Granted                              628,148              5.00
Exercised                                 --                --
Cancelled or forfeited                    --                --
                                   ---------   ---------------
Outstanding at February 28, 2005     628,148   $          5.00
                                   =========   ===============
Exercisable at February 28, 2005     628,148
                                   =========

      An additional 1,043,106 warrants were issued in April and May 2005 in connection with certain equity transactions (see Note 15).

                     Warrants Outstanding                   Warrants Exercisable
                  --------------------------      --------------------------------------
                                   Weighted
                     Number        Average                        Number
                  Outstanding     Remaining       Weighted     Exercisable      Weighted
                       at        Contractual      Average           at          Average
Range of          February 28,       Life         Exercise     February 28,     Exercise
Exercise Prices      2005          in Years        Price           2005          Price
---------------   ------------   -----------      --------     ------------     ---------
$ 2.00                  48,000           1.6      $   2.00           48,000     $    2.00
$ 2.00   $ 5.00        580,148           2.9          5.00          580,148          5.00
                  ------------                                 ------------
                       628,148                                      628,148
                  ============                                 ============

      The outstanding and exercisable warrants are equal because the warrants vested immediately.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Stock Option Plan

      In December 2004, the Board of Directors of the Company approved the 2004 Equity Incentive Plan (the "2004 Plan"). The 2004 Plan is intended to provide a means by which selected employees, directors of and consultants to the Company, or its affiliates, could receive options to purchase common stock of the Company, and other equity interests in the Company as more fully described in the 2004 Plan. As amended on April 27, 2005 (subject to stockholder approval, to the extent necessary), the 2004 Plan provides for the issuance of options to purchase 2.4 million shares of the Company's common stock, subject to any adjustments required or permitted by the 2004 Plan.

      The 2004 Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting of non-statutory stock options to directors, employees and consultants. The Board of Directors of the Company currently administers the 2004 Plan.

      The exercise price of incentive stock options granted under the 2004 Plan must be at least equal to the fair market value of the common stock on the date of the grant. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or non-statutory stock options must be equal to at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. Upon a merger of the Company, the options outstanding under the 2004 Plan will terminate unless assumed or substituted for by the successor corporation. As of February 28, 2005, 1,296,600 options have been granted and 263,400 options are available for grant under the 2004 Plan.


      The following table summarizes information concerning outstanding options at February 28, 2005:

                                                      Weighted
                                                       Average
                                   Stock Options   Exercise Price
                                   -------------   --------------
Outstanding at February 29, 2004              --   $           --
Granted                                1,296,600             5.00
Exercised                                     --               --
Cancelled or forfeited                        --               --
                                   -------------   --------------
Outstanding at February 28, 2005       1,296,600   $         5.00
                                   =============   ==============
Exercisable at February 28, 2005       1,296,600
                                   =============

      On December 8, 2004 the Company's Board of Directors (the "BoD") approved granting the employee stock options set forth in the above table. Since the Company's common stock was not quoted on the Over-the-Counter Bulletin Board until December 16, 2004, it was necessary for the BoD to make a good-faith determination of the estimated grant-date fair value of the Company's common stock. Based in part on a recommendation by the Company's investment advisor, the BoD determined that such value approximated $5.00 per share. The outstanding employee stock options have an exercise price of $5.00 per share, expire five years from the issuance date, and vest over a three-year period.

9. OTHER RELATED PARTY TRANSACTIONS

      The Company currently leases facilities from an entity controlled by two directors of a Company subsidiary under cancelable operating leases expiring in 2007. The annual rent is subject to adjustment based on the terms of the leases. The consolidated statements of operations include expenses from these operating leases of approximately $190,000 and $41,000 for the years ended February 28, 2005 and February 29, 2004, respectively.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

10. INVESTMENT IN AFFILIATE

      In October 2003, Astrata SA (a wholly-owned subsidiary of the Company) entered into an agreement with Barloworld Equipment (Pty) Limited ("Barloworld"), the exclusive distributor for Caterpillar Corporation in South Africa. Such agreement established a corporate entity, Barloworld Optron Technologies (Pty) Limited ("BOT"), which is owned 50% each by Barloworld and Astrata SA. Barloworld's core business is the sale, rental, service and maintenance of new and used Caterpillar commercial equipment and related parts in South Africa and certain other African countries. The principal business of BOT is the supply of products and services to the mining industry in southern Africa.

      BOT's initial capitalization principally consisted of interest-bearing loans by the stockholders represented by (i) a contribution of inventory by Astrata SA with an agreed-upon value of approximately $200,000 and (ii) an equal amount in cash to be provided by Barloworld as needed for working capital requirements.

      Since Astrata SA does not own a majority voting interest in BOT and does not otherwise have a controlling financial interest therein, the Company accounts for its investment in BOT using the equity method of accounting. BOT has a September 30 fiscal year end.

      Condensed unaudited historical financial information of BOT as of February 28, 2005 is presented below:

Current assets                                            $       815,948
Other assets                                                      100,980
Payable to stockholders                                           556,136
Other liabilties                                                  247,595
Equity                                                            113,197

                                                          12 Months Ended
                                                         February 28, 2005
                                                         -----------------


  Sales                                                   $     1,580,734
  Cost of good sold                                              (953,661)
                                                          ---------------
  Gross margin                                                    627,073
  Operating expenses                                             (300,905)
                                                          ---------------
Operating income                                                 $326,168
                                                          ===============
Net income                                                        $96,648
                                                          ===============
Equity distributions                                      $            --
                                                          ===============

11. OTHER COMMITMENTS AND CONTINGENCIES

Legal Matters

      From time to time, the Company may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. The Company is not currently involved in any litigation which management believes could have a material adverse effect on the Company's financial position or results of operations.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

Operating Leases

      The Company occupies facilities under operating lease agreements expiring on various dates through August 2014. Certain leases include future rental escalations and renewal options. As of February 28, 2005, minimum payments under operating leases approximated the following for the fiscal years ending February 28/29 listed below:

               2006                $     623,000
               2007                      444,000
               2008                      278,000
               2009                       96,000
               2010                       96,000
         Thereafter                      423,000
                                   -------------
                                   $   1,960,000
                                   =============

      Rent expense approximated $551,000 and $141,000 for the years ended February 28, 2005 and February 29, 2004, respectively.


Other Matters

      See Note 15 for additional commitments.


12. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

      The Company is operating in the following two reportable segments:

Geomatics

      Products, accessories and services related to the business of measurement and setting out (i.e. Survey, Mapping and Geographic Information Systems) and precise position monitoring (such as scanning excavations and industrial plants). Also included within this segment are the machine guidance products, accessories and services related to the business of guiding, controlling and monitoring machinery, including mobile machinery such as graders, dump trucks and drills as well as agricultural products which have tractor and crop-spraying guidance in them.

Telematics

      Products, accessories and services related to the business of remote monitoring of assets (including track-and-trace) whereby position, attributes, status and communication are involved.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                    (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      Total assets, revenues and gross profit for each of the Company's reportable segments in addition to a reconciliation of the gross profit of the two segments to the Company's consolidated statements of operations are presented below:


For the year ended February 28, 2005:
                                                       Geomatics      Telematics    Consolidated
                                                      ------------   ------------   ------------
Total assets                                          $ 10,837,033   $  3,493,974   $ 14,331,007
                                                      ============   ============   ============
Revenue                                               $ 11,114,247   $  3,562,983   $ 14,677,230
Gross profit                                             4,019,153      1,772,192      5,791,345
Operating expenses                                                                   (12,682,652)
                                                                                    ------------
Operating loss                                                                      $ (6,891,307)
                                                                                    ============
For the year ended February 29, 2004:
                                                       Geomatics      Telematics    Consolidated
                                                      ------------   ------------   ------------
Total assets                                          $  6,290,852   $  1,310,919   $  7,601,771
                                                      ============   ============   ============
Revenue                                               $  8,253,194   $  1,783,609   $ 10,036,803
Gross profit                                             3,419,831        948,577      4,368,408
Operating expenses                                                                    (4,302,228)
                                                                                    ------------
Operating income                                                                    $     66,180
                                                                                    ============

Geographic Information

      Certain condensed geographic information is presented below including property and equipment, revenues, gross profit and operating income (loss):


For the year ended February 28, 2005:

                   Property and                    Gross        Operating     Operating
                  Equipment, net     Revenue       Profit        Expenses       Income
                  --------------   -----------   -----------   -----------   -----------
 Brunei           $        2,369   $   363,778   $   104,977   $   104,418   $       559
 Malaysia                 22,311       136,881        59,988       205,223      (145,235)
 Singapore               316,357       367,648       202,797     1,097,223      (894,426)
 South Africa            633,869    13,808,923     5,423,583     6,735,209    (1,311,626)
 United States             5,279            --            --     2,991,967    (2,991,967)
 Western Europe          331,187            --            --     1,548,612    (1,548,612)
                  --------------   -----------   -----------   -----------   -----------
 Total            $    1,311,372   $14,677,230   $ 5,791,345   $12,682,652   ($6,891,307)
                  ==============   ===========   ===========   ===========   ===========


 For the year ended February 29, 2004:

                   Property and                    Gross        Operating     Operating
                  Equipment, net     Revenue       Profit        Expenses       Income
                  --------------   -----------   -----------   -----------   -----------
 Brunei           $           --   $        --   $        --   $        --   $        --
 Malaysia                     --            --            --            --            --
 Singapore                    --            --            --            --            --
 South Africa            385,162    10,036,803     4,368,408     4,302,228        66,180
 United States                --            --            --            --            --
 Western Europe               --            --            --            --            --
                  --------------   -----------   -----------   -----------   -----------
 Total               $   385,162   $10,036,803   $ 4,368,408   $ 4,302,228   $    66,180
                  ==============   ===========   ===========   ===========   ===========

See Note 3 for geographic information on inventory.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

13.  INCOME TAXES

      The components of income (loss) before income taxes are as follows for the years ended February 28/29:

                                             2005          2004
                                         -----------    -----------
United States                            $        --    $        --
Foreign                                   (7,318,025)        89,326
                                         -----------    -----------
  Total                                  $(7,318,025)   $    89,326
                                         ===========    ===========

      The provision for taxes on income (loss) is comprised of the following for the years ended February 28/29:

                                             2005          2004
                                         -----------   -----------
Current:
    Federal                              $        --   $        --
    State                                         --            --
    Foreign                                   38,010       105,349
                                         -----------   -----------
                                              38,010       105,349
Deferred:
    Federal                                       --            --
    State                                         --            --
    Foreign                                       --            --
                                         -----------   -----------
                                                  --            --
                                         -----------   -----------
      Total                              $    38,010   $   105,349
                                         ===========   ===========

      The reported provision for taxes on income (loss) from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before income taxes as follows for the years ended February 28/29:

                                             2005           2004
                                         -----------    -----------
Income tax (benefit) at statutory rate   $(2,488,129)   $    30,371
State taxes, net of federal benefit         (439,081)            --
Foreign income tax rate differential         484,547         74,978
Change in valuation allowance              2,480,673             --
                                         -----------    -----------
                                         $    38,010    $   105,349
                                         ===========    ===========

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

      The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The tax effects of temporary differences for continuing operations at February 28, 2005 and February 29, 2004 are as follows:

                                            2005           2004
                                         -----------    -----------
Deferred tax assets:
    Net operating loss carry forwards    $ 2,485,480    $     4,807
                                         -----------    -----------

         Total deferred tax assets         2,485,480          4,807
         Less: valuation allowance        (2,485,480)        (4,807)
                                         -----------    -----------
         Net deferred tax assets         $        --    $        --
                                         ===========    ===========

Deferred tax liabilities:
    Amortization of identifiable            (553,673)   $  (475,773)
      intangible assets
                                         -----------    -----------
         Total deferred tax liabilities  $  (553,673)   $  (475,773)
                                         ===========    ===========

      At February 28, 2005, the Company had tax net operating loss carryforwards ("NOLs") of approximately $2.9 million for federal and state income tax purposes, which expire at varying dates from 2024 to 2019, respectively, and approximately $4.5 million for foreign income tax purposes, which expire at varying dates beginning in 2009. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the Company's NOLs may be subject to an annual limitation on their utilization against taxable income in future periods if a cumulative change in ownership of more than 50% occurs during any three-year period.

      In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period. As of February 28, 2005, the Company has provided a valuation allowance of $2,485,480 to reduce the deferred tax assets. The net change in the valuation allowance for fiscal 2005 was an increase of $2,480,673.

      Deferred taxes have been provided for U.S. federal and state income taxes and foreign withholding taxes on the undistributed earnings of non-U.S. subsidiaries expected to be remitted. Applicable foreign taxes have also been provided. On October 22, 2004, the American Jobs Creation Act of 2004 ("AJCA") was signed into law. The AJCA provides several incentives for U.S. multinational corporations and U.S. manufacturers. Subject to certain limitations, the incentives include an 85% dividend received deduction for certain dividends from controlled foreign corporations that repatriate accumulated income abroad, and a deduction for domestic qualified production activities taxable income. The U.S. Treasury Department is expected to issue additional guidance with regard to these provisions. In December 2004, the FASB issued FSP 109-2, "Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004." FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the AJCA on its plan for reinvestment or repatriation of foreign earnings for the purposes of applying SFAS No. 109. Management is in the process of analyzing whether to take advantage of this opportunity and the potential impact on the Company's income tax provision, if any.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

14. LOSS PER COMMON SHARE

      The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations for the years ended February 28, 2005 and February 29, 2004:

                                                           Year Ended      Year Ended
                                                          February 28,    February 29,
                                                             2005             2004
                                                         -------------    -------------
Numerator for basic and diluted loss per common share:
   Net loss charged to common shareholders               $  (7,311,460)   ($     24,747)
Denominator for basic and diluted loss
per common share:
Weighted average number of common shares outstanding
   (as restated for fiscal 2005)                             8,774,980        6,275,000
                                                         -------------    -------------
Basic and diluted loss per common share
   (as restated for fiscal 2005)                         $       (0.83)   $          --
                                                         =============    =============

15. SUBSEQUENT EVENTS (Unaudited)

      In March 2005, the Company issued 12,500 shares of its common stock in exchange for services provided by a consultant. The per-share value of the common stock was $5.95. The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended. The fair value of the common stock was determined by multiplying the number of shares issued by the market price of the Company's common stock on the transaction date, discounted by 15% to account for the estimated effect of issuing restricted (Rule 144 ) stock.

      In April 2005, the Company entered into a series of agreements, pursuant to which it sold 950,142 units of its securities at $3.50 per unit, or an aggregate of $2,893,497 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50 (which is subject to reduction in the event of certain dilutive issuances). The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by the dates specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

      In May 2005, the Company entered into a series of agreements, pursuant to which it sold 92,964 units of its securities at $3.50 per unit, or an aggregate of $283,374 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50 (which is subject to reduction in the event of certain dilutive issuances). The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by the dates specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004


      Subsequent to February 28, 2005, a director of the Company, two of its executive officers, and a director of two wholly-owned subsidiaries of the Company provided unsecured short-term loans to four subsidiaries of the Company totaling $333,000. Of this amount, loans of approximately $168,500 and $50,000 are due on August 31, 2005 and June 30, 2005, respectively; the remaining loans do not have a scheduled due date at this time. The $168,500 loan bears interest at LIBOR plus 3%. The total borrowings also include a loan of approximately $97,000, which bears interest at the rate of 11% per annum (the prime rate of interest when the transaction was consummated). The other $67,500 of loans described in the first sentence of this paragraph are non-interest bearing. These loans are currently outstanding. The respective officers and directors have verbally agreed to extend the loans, and have not taken nor do they intend to take any action against the Company until the loans are renewed. Management is confident that new agreements will be reached in the near future.


      From February 28, 2005 to June 3, 2005, the South African Rand weakened against the U.S. dollar by approximately 17%.



      See Notes 7 and 8 for other subsequent events.


16. RESTATEMENT OF CERTAIN FINANCIAL STATEMENTS

Fiscal 2004 Statement of Cash Flows

      Subsequent to June 27, 2005, it came to the attention of management that the fiscal 2004 consolidated cash flows statement included in the Company's February 28, 2005 Form 10-KSB, which was filed on June 14, 2005, (a) incorrectly classified $1.4 million (relating to preferred stock issued by a subsidiary in connection with a business combination) in the "operating activities" section of that financial statement, (b) reflected certain assets and liabilities acquired (relating to the same business combination) as changes in operating assets and liabilities rather than being included in the supplemental disclosure of non-cash activities (approximately $922,000), (c) did not report the computation of the effect of foreign currency exchange rate changes on cash and cash equivalents in accordance with SFAS No. 95, and (d) did not reflect a non-cash expense of approximately $103,000 as an adjustment in reconciling the net loss to net cash used in operating activities.

      Management has now determined that the reporting described in the preceding paragraph was not in accordance with SFAS No. 95. Accordingly, the Company's accompanying fiscal 2004 consolidated cash flows statement has been restated as summarized below.

                                            As Previously    Retroactive
                                               Reported       Adjustment    As Restated
                                            -------------    -----------    -----------
Net cash used in operating activities       $    (756,785)   $  (603,472)   $(1,360,257)
                                            =============    ===========    ===========

Net cash used in investing activities       $  (2,183,845)   $   819,334    $(1,364,511)
                                            =============    ===========    ===========

Net cash provided by financing activities   $   2,583,330    $    (3,635)   $ 2,579,695
                                            =============    ===========    ===========

Effect of foreign currency exchange rate
    changes on cash and cash equivalents    $     341,859    $  (212,227)   $   129,632
                                            =============    ===========    ===========

      The reclassification adjustments described above do not affect the previously reported stockholder's equity at February 29, 2004 or the results of operations for the year then ended.

Fiscal 2005 Statement of Cash Flows

      Subsequent to June 27, 2005, it also came to the attention of management that the computation of the effect of foreign currency exchange rate changes on cash and cash equivalents for fiscal 2005 was not in accordance with SFAS No.
95. Accordingly, the Company's accompanying fiscal 2005 consolidated cash flows statement has been retroactively adjusted as summarized below.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

                                           As Previously    Retroactive
                                              Reported       Adjustment    As Restated
                                           -------------    ------------   -----------
Effect of foreign currency exchange rate
    changes on cash and cash equivalents   $    (127,805)   $     52,173   $   (75,632)
                                           =============    ============   ===========

      The reclassification adjustment described above does not affect the previously reported stockholder's equity at February 28, 2005 or the results of operations for the year then ended.

Fiscal 2005 Statement of Operations

      Subsequent to June 27, 2005, management determined that the previously reported weighted average common shares outstanding during fiscal 2005 were not correct. As explained in the following paragraph, the re-computation of this weighted average increased the loss per common share from $0.78 to $0.83; the accompanying fiscal 2005 statement of operations has been restated accordingly.

      For the period from the beginning of fiscal 2005 to the August 2004 merger date (see the "Organization" section of Note 1), the Company included only Cadogan's outstanding common shares adjusted for the exchange ratio in the transaction. Thereafter, the Company included the legal parent's total common shares outstanding as of the merger date. The weighted average of these two amounts has been included in the revised weighted average common shares outstanding during fiscal 2005.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                November 30, 2005

                                     ASSETS
Current assets:
     Cash and cash equivalents                                     $    850,837
     Trade and other receivables, net                                 3,547,194
     Inventories                                                      3,312,758
     Deferred financing costs, net                                      105,000
     Other assets                                                       204,541
                                                                   ------------
Total current assets                                                  8,020,330
Property and equipment, net                                           1,520,881
Intangible assets, net                                                1,377,570
Goodwill                                                              1,887,676
Investment in and advances to affiliate                                   8,403
                                                                   ------------
Total assets                                                       $ 12,814,860
                                                                   ============
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable and accrued liabilities                      $  9,790,979
     Lines of credit                                                  1,646,752
     Debenture, net of discounts                                        297,000
     Income taxes payable                                               207,511
     Notes payable to stockholders                                    2,509,607
     Current portion of redeemable preferred stock of subsidiary        858,924
     Current portion of other long-term liabilities                      82,641
                                                                   ------------
Total current liabilities                                            15,393,414
Redeemable preferred stock of subsidiary                                283,783
Long-term liabilities                                                    82,548
Deferred tax liability                                                  454,867
                                                                   ------------
Total liabilities                                                    16,214,612
                                                                   ------------
Minority interest                                                        35,132
Commitments and contingencies
Stockholders' deficit:
     Preferred stock, $0.0001 par value, 10,000,000 shares
       authorized, none issued or outstanding                                --
     Common stock, $0.0001 par value, 40,000,000 shares
       authorized, 12,518,394 issued and 12,358,196 outstanding           1,251
     Treasury stock, at cost                                           (483,798)
     Additional paid-in capital, net                                 13,367,886
     Deferred compensation cost                                        (457,250)
     Accumulated deficit                                            (16,053,432)
     Accumulated other comprehensive income                             190,459
                                                                   ------------
Total stockholders' deficit                                          (3,434,884)
                                                                   ------------
Total liabilities and stockholders' deficit                        $ 12,814,860
                                                                   ============
             See accompanying notes to these condensed consolidated
                             financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                                  Three Months Ended November 30, Nine Months Ended November 30,
                                                                      2005            2004           2005             2004
                                                                  ------------    ------------    ------------    ------------
                                                                                                                  (As Restated)
Net sales                                                         $  3,884,772    $  4,131,488    $ 12,171,470    $ 11,068,809
Cost of goods sold                                                   2,568,050       2,483,345       7,776,225       6,657,486
                                                                  ------------    ------------    ------------    ------------
Gross profit                                                         1,316,722       1,648,143       4,395,245       4,411,323
Selling, general and administrative expenses                         3,332,392       2,271,233       9,984,301       6,599,346
Research and development                                               457,835         383,005       1,475,125         904,252
                                                                  ------------    ------------    ------------    ------------
Operating loss                                                      (2,473,505)     (1,006,095)     (7,064,181)     (3,092,275)
                                                                  ------------    ------------    ------------    ------------
Other income (expense):
     Interest expense                                                 (994,011)       (104,972)     (1,796,817)       (118,982)
     Unrealized foreign exchange loss                                       --        (182,000)             --        (182,000)
     Other income                                                       89,635          51,768          85,330         237,309
                                                                  ------------    ------------    ------------    ------------
Total other (expense)                                                 (904,376)       (235,204)     (1,711,487)        (63,673)
                                                                  ------------    ------------    ------------    ------------
Loss before minority interest and
     provision for income taxes                                     (3,377,881)     (1,241,299)     (8,775,668)     (3,155,948)
Income tax provision                                                   (42,572)         98,620         (90,786)        149,464
                                                                  ------------    ------------    ------------    ------------
Loss before minority interest                                       (3,335,309)     (1,339,919)     (8,684,882)     (3,305,412)
Equity in net earnings (loss) of affiliate                             (47,356)         39,025         (43,687)         39,025
Minority interest                                                       (3,816)           (651)          2,958          26,632
                                                                  ------------    ------------    ------------    ------------
Net loss                                                          $ (3,386,481)   $ (1,301,545)   $ (8,725,611)   $ (3,239,755)
                                                                  ============    ============    ============    ============
Comprehensive loss and its components consist of the following:
     Net loss                                                     $ (3,386,481)   $ (1,301,545)   $ (8,725,611)   $ (3,239,755)
     Foreign currency translation
     adjustment, net of tax                                             35,197        (267,010)       (192,307)       (330,204)
                                                                  ------------    ------------    ------------    ------------
Comprehensive loss                                                $ (3,351,284)   $ (1,568,555)   $ (8,917,918)   $ (3,569,959)
                                                                  ============    ============    ============    ============

Loss per common share: *
     Basic                                                        $      (0.27)   $      (0.13)   $      (0.72)   $      (0.39)
     Diluted                                                      $      (0.27)   $      (0.13)   $      (0.72)   $      (0.39)

Weighted average common shares outstanding: *
     Basic                                                          12,399,885      10,400,000      12,131,689       8,337,500
                                                                  ============    ============    ============    ============
     Diluted                                                        12,399,885      10,400,000      12,131,689       8,337,500
                                                                  ============    ============    ============    ============

* As restated for the nine-month period ended November 30, 2004

             See accompanying notes to these condensed consolidated
                             financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                               2005            2004
                                                            -----------    -----------
                                                                           (As Restated)
CASH FLOW FROM OPERATING ACTIVITIES:
     Net loss                                               $(8,725,611)   $(3,239,755)
     Adjustments to reconcile net loss to net
     cash used in operating activities:
         Gain on sale of property and equipment                  (4,721)            --
         Depreciation and amortization                          713,611        420,583
         Amortization of deferred compensation cost             281,250             --
         Deferred finance costs and debt discount               474,025             --
         Issuance of equity instruments for services            177,125        519,737
         Issuance of stock for reorganization                        --        954,294
         Equity in net earnings of affiliate                    (43,687)       (39,025)
         Minority interest                                        2,958         76,590
         Deferred income taxes                                  (57,932)       (67,000)
         Unrealized foreign currency exchange (gain) loss       (73,985)       182,000
     Changes in operating assets and liabilities:
         Accounts receivable                                 (1,192,356)      (271,679)
         Inventories                                            256,904     (1,926,000)
         Other assets                                            17,739        (56,141)
         Accounts payable and accrued liabilities             4,497,048      1,465,820
                                                            -----------    -----------
Net cash used in operating activities                        (3,677,632)    (1,980,576)
                                                            -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                        (629,907)      (651,035)
     Proceeds from sale of assets                                14,899             --
     Investment in affiliates                                   175,131         (3,767)
     Advances for acquisitions                                       --       (345,657)
     Cash of acquired company                                        --        678,608
                                                            -----------    -----------
Net cash used in investing activities                          (439,877)      (321,851)
                                                            -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of long term liabilities                         (70,419)       (24,542)
     Repayment of bridge loan                                (1,500,000)            --
     Repayment of advance from stockholders                    (116,289)            --
     Proceeds from notes payable                                113,336        141,803
     Proceeds from lines of credit, net                         614,724      1,192,747
     Proceeds from note payable to stockholders                 563,103      2,078,686
     Proceeds from debenture                                  1,200,000             --
     Proceeds from issuance of common stock                   3,073,234             --
                                                            -----------    -----------
Net cash provided by financing activities                     3,877,689      3,388,694
                                                            -----------    -----------
Effect of foreign currency exchange rate changes
     on cash and cash equivalents                              (190,407)      (487,411)
Net (decrease) increase in cash and cash equivalents           (430,227)       598,856
Cash and cash equivalents at beginning of period              1,281,064        264,067
                                                            -----------    -----------
Cash and cash equivalents at end of period                  $   850,837    $   862,923
                                                            ===========    ===========

                                   (Continued)
             See accompanying notes to these condensed consolidated
                             financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                   (Continued)

                                                                     2005           2004
                                                                 -----------    -----------
Cash paid during the period for:
     Interest                                                    $   244,378    $    28,482
                                                                 ===========    ===========
     Income taxes                                                $        --    $   152,919
                                                                 ===========    ===========
Supplemental disclosure of non-cash investing and financing
activities:

Pre-August 2, 2004 condensed assets, liabilities and equity of
Astrata Technologies not included above are as follows:
     Purchase price in common stock                                             $ 1,048,844
     Assets (excluding cash)                                                        739,132
     Liabilities                                                                    193,802
     Minority interest                                                              175,094
                                                                                -----------
         Cash of acquired company                                               $ 2,156,872

                                                                                ===========

SureTrack separation agreement:
     Goodwill                                                    $   601,346
     Other intangible assets                                         136,247
     Accounts payable                                               (212,921)
     Deferred taxes                                                  (40,874)
     Treasury stock                                                 (483,798)
                                                                 -----------
                                                                 $        --
                                                                 ===========

          See the accompanying notes for information on other non-cash investing and financing activities

             See accompanying notes to these condensed consolidated
                             financial statements.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)



1. ORGANIZATION AND BASIS OF PRESENTATION

Organization
------------

      As previously disclosed, under the terms of the confirmed Reorganization plan of Cetalon Corporation (the predecessor entity, hereinafter referred to as "Cetalon"), effective August 2, 2004 Cetalon combined with (i) Cadogan Investments Limited ("Cadogan"), a London-based entity that owned Astrata South Africa (Pty) Limited, a South African company ("Astrata SA"), and (ii) Optron Technologies, Inc. ("Optron Technologies"), a Nevada corporation (collectively, the "Merger Transaction"). The subsidiaries of Optron Technologies are located in Singapore, Malaysia, Brunei, and England. As of August 2, 2004, Optron Technologies was merged into Cetalon and the subsidiaries of Optron Technologies became subsidiaries of Cetalon.

      Because of the structure of the Merger Transaction, Cetalon's acquisition of Cadogan (including its subsidiary) and Optron Technologies was accounted for as a "reverse merger" because the stockholders of Cadogan and Optron Technologies, as the legal acquirees, obtained more than 50% voting control of Cetalon, the legal acquiror. Since the stockholders of Cadogan obtained majority voting control of Cetalon, for accounting purposes Cadogan has been treated as the continuing reporting entity and the accounting acquiror in the Merger Transaction. As a result, the accompanying November 30 2004 condensed consolidated financial statements are those of Cadogan and its majority-owned subsidiaries.

      The accounting treatment described above resulted in Cetalon adopting the February 28/29 fiscal year-end of Cadogan. On August 3, 2004, Cetalon changed its name to Astrata Group Incorporated ("Astrata Group"). The Astrata Group and its majority-owned subsidiaries are sometimes hereinafter collectively referred to as the "Company," "we," "us," and "our."

      Subsequent to closing the Merger Transaction, the historical consolidated statements of operations are those of the Astrata Group and its majority-owned subsidiaries. The consolidated balance sheet reflects the net assets of the aforementioned entities (including majority-owned subsidiaries since their acquisition dates) reported at historical cost. All capital stock shares and amounts and per share data have been retroactively restated to reflect the exchange ratio in the Merger Transaction.

Nature of Operations
--------------------

      The Company, which is in the telematics and Global Positioning System ("GPS") industry, is focused on advanced location-based IT products and services that combine positioning, wireless communications, and information technologies. GPS positioning is based on a technique that precisely measures distances from four or more satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver measures distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver, and uses those distances to compute its position. The positional data acquired from the GPS satellites are transmitted in real time using data links over cellular telephone networks, or satellite communication when a cellular network is not available.

      The Company provides advanced positioning products, as well as monitoring and airtime services to industrial, commercial, governmental entities, academic/research institutions, and professional customers in a number of markets including surveying, utility, construction, homeland security, military, intelligence, mining, agriculture, marine, public safety, and transportation. The Company leases facilities which accommodate the assembly, testing, and research and development personnel with thirteen years of experience in position and wireless communication technology of fleet management products. GSM (Global System for Mobile Telecommunications) is the dominant cellular telephone standard currently developed throughout the world.

      A major portion of the Company's business is the application of GPS positioning technology to terrestrial applications. GPS is a system of twenty-four orbiting satellites and associated ground control that is funded and maintained by the United States Government; this system has been fully operational since March 1995. A significant reduction in the number of operating satellites would impair the current ability of the GPS system, and the growth of existing and potential market opportunities. In addition, the United States Government may not remain committed to the operation and maintenance of the GPS satellites over an extended period, and the policy of the United States Government for the world wide use of GPS without charge may change.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      Since many of the Company's sales and some of its purchase transactions are denominated in foreign currencies, the Company is exposed to foreign currency exchange rate risk. Astrata SA purchases forward foreign exchange contracts to cover certain product - purchase transactions denominated in U.S. dollars. During the nine months ended November 30, 2005, the South African Rand strengthened against the U.S. Dollar and the Company reported an immaterial unrealized loss on forward foreign exchange contracts.

Basis of Presentation
---------------------

      Management of the Company has prepared, without audit, the accompanying condensed consolidated financial statements for the three and nine months ended November 30, 2005 and 2004. The information furnished has been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial reporting. Accordingly, certain disclosures normally included in a complete set of financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for the fair presentation of the Company's financial position, results of operations and cash flows have been included and (except as described in Note 14) are only of a normal recurring nature. The results of operations for the nine months ended November 30, 2005 are not necessarily indicative of the results of operations for the year ending February 28, 2006.

Liquidity and Going Concern Considerations
------------------------------------------

      The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the nine months ended November 30, 2005, the Company had a net loss of approximately $8.7 million; negative cash flow from operating activities of approximately $3.7 million; and negative equity of $3.4 million. In addition, the Company had a working capital deficit of approximately $7.4 million as of November 30, 2005.

      The Company's independent public accountants have included a going concern paragraph in their re-issued audit report on our February 28, 2005 consolidated financial statements included in the Company's amended registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "SEC") on October 27, 2005. The going concern paragraph states that there is substantial doubt about the Company's ability to continue as a going concern. Such financial statements and the accompanying November 30, 2005 condensed consolidated financial statements were prepared assuming that the Company will continue as a going concern (based upon management's plans discussed in this Note) which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the aforementioned financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern.

      Management of the Company is projecting growth in telematics sales during fiscal 2006. It is anticipated that this growth will be driven by the Astrata Geo-Location Platform ("GLP") product that was introduced in November 2004, linked with international sales and a marketing infrastructure that was established in fiscal 2005. However, there can be no assurance that such sales growth will generate margins that provide an adequate return on assets, if at all, or that we will have sufficient resources to produce the products and provide the services required to support any such growth.

      The Company has various debt facilities which it is currently in negotiations for extension of the due dates (see Note 4).

      In order for the Company to fund its operations and continue this growth plan, substantial additional funding will be required from external sources. Management currently intends to fund operations through a combination of equity, lines of credit, and collateralized debt facilities. Management is currently in negotiations with strategic and financial investors, who have expressed an interest in making investments in the Company. These discussions are ongoing, and one of the potential investors is currently conducting its due diligence procedures. However, there can be no assurance of the outcome of these negotiations. In the event that the Company is not able to secure financing on acceptable terms beyond the $3.2 million of net proceeds received in April and May 2005 (see Note 6) and the $1,750,000 related to the October 2005 debt financing described in Note 5, management believes that it has the ability to access debt markets using sale and leaseback arrangements and/or collateralized debt facilities. In addition, management has revised the Company's business plan and thereby reduced its cash requirements by using alternate channels to access telematics markets in selected geographic locations. While such revisions may yield immediate improvements in short-term profitability and cash flow, this will be achieved at the cost of a reduction in the Company's future growth rate and profitability, if any.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

2. CERTAIN SIGNIFICANT ACCOUNTING POLICIES

      The significant accounting policies presented below are designed to assist in understanding the Company's condensed consolidated financial statements. Such financial statements and accompanying notes are the representation of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to GAAP in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements. The selected significant accounting policies described below should be read in conjunction with the Company's February 28, 2005 annual report on Form 10-KSB (filed with the SEC on June 14, 2005), which includes all of the Company's significant accounting policies.

Principles of Consolidation
---------------------------

      The consolidated financial statements include the accounts of the Astrata Group and its majority-owned subsidiaries in which it has a controlling financial interest. All significant inter-company transactions and balances have been eliminated in consolidation.

      Equity investments in which the Company owns at least 20% of the voting interest, or otherwise exercises significant influence over the investee, but in which the Company does not have a controlling financial interest are accounted for using the equity method.

Concentrations
--------------

      The financial instrument that potentially exposes the Company to a concentration of credit risk principally consists of cash. The Company deposits its cash with high credit financial institutions, principally in the Republic of South Africa. This country does not have any institutional depository insurance comparable to the United States, which insures bank balances up to $100,000. At November 30, 2005, the Company's foreign bank balances approximated $700,000. The Company had approximately $150,000 in U.S. bank accounts, which are insured by the Federal Deposit Insurance Corporation to $100,000.

      The Company does not require collateral from its customers, but performs ongoing credit evaluations of its customers' financial condition. Credit risk with respect to the accounts receivable is limited because of the large number of customers included in the Company's customer base and the geographic dispersion of those customers. The Company also performs periodic reviews of collectibility and provides an allowance for doubtful accounts receivable. Management considers the allowance for doubtful accounts receivable at November 30, 2005 of approximately $71,000 to be adequate.

Inventories
-----------

      Inventories are stated at the lower of cost (first-in, first-out) or estimated market, and consist of raw materials, work in process and finished goods. Market is determined by comparison with recent sales or estimated net realizable value. Net realizable value is based on management's forecasts for sales of the Company's products and services in the ensuing years and/or consideration and analysis of any change in the customer base, product mix, or other factors that may impact the estimated net realizable value. Should the demand for the Company's products and/or services prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than reflected in the accompanying condensed consolidated balance sheet.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

Property and Equipment
----------------------

      Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease terms. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement, other disposition of property and equipment or termination of a lease, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Goodwill and Other Intangible Assets
------------------------------------

      Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets", addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and identifiable intangible assets that have indefinite lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their estimated useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment, and expands the disclosure requirements about intangible assets in the years subsequent to their acquisition.

      The principal effect of SFAS No. 142 on the Company's accompanying financial statements are that goodwill is not required to be amortized.

      For additional information, see the discussion in "Long-Lived Assets" immediately below.

Long-Lived Assets
-----------------

      SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value.

      The first update of the fiscal 2006 budget for the Company's South African subsidiaries was completed in August 2005, after the Company's May 31, 2005 quarterly report on Form 10-QSB was filed with the SEC. This revised fiscal 2006 budget suggested that the original budgets for those subsidiaries were not achievable. Thus, management conducted an impairment test as of August 31, 2005 of the goodwill recorded by those entities using the latest forecast (for the remainder of the fiscal 2006) and other current information. Management concluded that no impairment of the Company's goodwill existed at August 31, 2005 and, hence, no adjustment of its carrying value was recorded.

      As of November 30, 2005, management has determined that no impairment indicators exist and therefore, no adjustments have been made to the carrying values of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's services and products will continue which could result in impairment of long-lived assets in the future.

Revenue Recognition
-------------------

      The Company's revenues are recorded in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met. Activation fees are deferred and recognized over the life of the Contractual customer relationship.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      When the ultimate outcome of a transaction is uncertain, revenue is recognized only to the extent that costs are recoverable from our customer. When the outcome of a qualifying transaction involving the sale of products and/or the rendering of services can be estimated reliably, revenue associated with the transaction is recognized by reference to the stage of completion of the transaction. The stage of completion is estimated by whichever of the following methods is considered most indicative of the physical completion under the circumstances of the specific transaction: a survey of the work performed, services completed as a percentage of total services required by the agreement, or costs incurred to date as a percentage of the most recent estimate of total costs to be incurred under the related contract or other agreement. Amounts which are billable under the terms of the contract may not reflect earned revenue under this accounting policy. Thus, amounts invoiced that have not been earned are reported as a liability in the Company's consolidated balance sheet.

      Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents (and customer acceptance criteria, when applicable) are used to verify delivery. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company assesses collectibility based primarily on the credit worthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history.

      The Company's orders are generally shipped free-on-board destination, which means that such orders are not recognized as revenue until the product is delivered and title has transferred to the buyer. Free-on-board destination also means that the Company bears all costs and risks of loss or damage to the goods prior to their delivery.

      Revenue from distributors and resellers is recognized upon delivery, assuming that all other criteria for revenue recognition have been met. Distributors and resellers do not have the right of return.

      Customer incentive bonuses and other consideration received or receivable directly from a vendor for which the Company acts as a reseller are accounted for as a reduction in the price of the vendor's products or services. Where such incentive is pursuant to a binding arrangement, the amount received or receivable is deferred and amortized on a systematic basis over the life of the arrangement.

      The Company is accounting for the government contract described in Note 9 under AICPA Statement of Position 81-1, using the percentage-of-completion method. The Company generally measures progress toward completion based on the cost incurred to date as a percentage of management's most recent estimate of total contract cost. Product delivery and installation are separate deliverables under the terms of the contract, and the related revenue is not recognized until the necessary activities have been completed.

Services Revenue
----------------

      In our Geomatics segment, we provide technical support and training on using the equipment sold as well as remedial service on the hardware through our factory trained electronic workshop. Ongoing technical support of our products is essential in maintaining our customer base and is considered a competitive advantage, but does not provide a revenue stream for the Company. We do charge customers for specific training and servicing of equipment; however, this revenue is not material.

      Our Telematics segment has a technical team responsible for effecting installations and upgrades, and training clients on installation and supporting them on an ongoing basis. We do not earn revenue for training or software/firmware upgrades, but we do charge for non-warranty repairs and installation; however, this revenue is not material.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

Research and Development Costs
------------------------------

      Research and development costs relating to GPS positioning hardware and software systems including the GLP to be sold or otherwise marketed that are incurred before technological feasibility of the product has been established and after general release of the product to customers are expensed as incurred. The Company incurred approximately $1.5 million and $0.9 million of research and development expenses during the nine months ended November 30, 2005 and 2004, respectively.

      Management believes that technological feasibility is not established until a beta version of the software product exists. Historically, costs incurred during the period from when a beta version is available until general release to the public have not been material. Accordingly, the Company has not capitalized any computer software development costs.

Stock-Based Compensation
------------------------

      The Company accounts for stock-based compensation issued to employees using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock issued to Employees," and related interpretations. Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the underlying stock on the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

      SFAS No. 123, "Accounting for Stock-Based Compensation," if fully adopted, changes the method of accounting for employee stock-based compensation to the fair value based method. For stock options and warrants, fair value is estimated using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the equity instrument, estimated stock-price volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.

      Adoption of the accounting methodology of SFAS No. 123 is optional, and the Company has elected to account for stock-based employee compensation using APB Opinion No. 25; however, pro forma disclosures as if the Company had adopted the cost recognition requirement of SFAS No. 123 are required to be presented. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS No. 123.

      Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25," clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan,
(c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock compensation in accordance with FIN 44.

      SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123," amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. At November 30, 2005 the Company had one stock-based employee compensation plan, which is described in Note 6. The following table illustrates the effect on net loss and loss per common share for the three months and nine months ended November 30, 2005 and 2004, as if the Company had applied the fair value recognition provisions of SFAS No. 123 for its stock-based employee compensation plan.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                         Three Months Ended                  Nine Months Ended
                                                     November 30,      November 30,    November 30,      November 30,
                                                         2005              2004            2005             2004
                                                      -------------    -------------    -------------    -------------
Net (loss) as reported                                $  (3,386,481)   $  (1,301,545)   $  (8,725,611)   $  (3,239,755)

Stock based compensation,
 net of tax                                                 (27,078)              --          (86,845)              --
                                                      -------------    -------------    -------------    -------------
Pro forma net (loss)                                  $  (3,413,559)   $  (1,301,545)   $  (8,812,456)   $  (3,239,755)
                                                      -------------    -------------    -------------    -------------
Basic and diluted (loss) per common share:
     As reported*                                     $       (0.27)   $       (0.13)   $       (0.72)   $       (0.39)
                                                      =============    =============    =============    =============
     Pro forma                                        $       (0.28)   $       (0.13)   $       (0.73)   $       (0.39)
                                                      =============    =============    =============    =============

* Restated for the nine-month period ended November 30, 2004

      The assumptions used in the Black Scholes option pricing model for the above table are as follows:

                     Risk-free interest rate                        3%
                     Estimated volatility                         133%
                     Expected life (years)                           3
                     Expected dividend yield                        --

      The above pro forma effect of applying SFAS 123 is not necessarily representative of the impact on the results of operations for future years.

Recently Issued Accounting Pronouncements
-----------------------------------------

      In the opinion of management, there were not any accounting pronouncements issued by the FASB (including its Emerging Issues Task Force, or "EITF"), the SEC or the American Institute of Certified Public Accountants or "AICPA" since the June 14, 2005 filing of the Company's February 28, 2005 annual report on Form 10-KSB that are expected to have a material effect on the Company's future consolidated financial statements.

3. INVENTORY

      Inventories consisted of the following as of November 30, 2005:

                                     South Africa       Europe        Asia         U.S.          Total
                                     -----------    -----------   -----------   -----------   -----------
Raw materials                        $   386,308    $        --   $        --   $        --   $   386,308
Work in progress                         347,734             --            --            --       347,734
Finished goods                         2,291,863        129,165       178,958        18,775     2,618,761
                                     -----------    -----------   -----------   -----------   -----------
Provision                                (40,045)            --            --            --       (40,045)
                                     -----------    -----------   -----------   -----------   -----------
Net                                  $ 2,985,860    $   129,165   $   178,958   $    18,775   $ 3,312,758
                                     ===========    ===========   ===========   ===========   ===========

4. NOTES PAYABLE TO STOCKHOLDERS

      In September 2004, Astrata Group entered into a series of agreements, pursuant to which a stockholder (who then beneficially owned approximately 5.5% of the Company's outstanding common stock) lent $1.5 million to Astrata Group, as an unsecured note payable. Under the amended loan agreement described in the following paragraph, the principal is due upon fifteen days' written demand, but no later than June 30, 2005. Interest at a fixed rate of 15%, compounded annually, is due and payable concurrently with the principal. The outstanding balance of this demand note was $1,500,000 as of November 30, 2005 and is included in notes payable to stockholders in the accompanying condensed consolidated balance sheet. The transaction described above constituted an exempt offering under Rule 506 of Regulation D to a single accredited investor. The note was not paid on the due date, nor has demand for payment been made by the holder. We are currently negotiating new terms with the holder.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      In November 2004, with retroactive effect to the date of the original borrowing, Astrata Group and the holder amended the promissory note described in the preceding paragraph. Subject to an earlier demand for repayment, the creditor was granted the option to convert any or all of the principal and interest into shares of the Company's common stock at an initial conversion price of $5.00, subject to certain adjustments and anti-dilution provisions. The holder's conversion privilege expires when the Company has privately issued its common stock for an aggregate of at least $10 million. In connection with such amendment, the Company also granted warrants (which vested and become fully exercisable on the grant date) to the holder to purchase up to 32,000 shares of the Company's common stock with an initial exercise price of $5.00 per share.

      In October 2004, Astrata Group entered into an agreement pursuant to which a stockholder agreed to lend $600,000 to Astrata Group, as an unsecured credit facility. The note accrues interest at 3% above the U.S. Prime rate (7.25% at November 30, 2005). Principal and accrued interest was due by June 30, 2005. The outstanding balance is approximately $376,000 as of November 30, 2005 and is included in notes payable to stockholders in the accompanying condensed consolidated balance sheet. The original note of $151,000 was not paid on June 30, 2005, and along with additional funds of $225,000 was negotiated to become due and payable on September 30, 2005. We have not paid the notes as of November 30, 2005. We are currently negotiating new terms with the holder.

      In November 2004, Astrata Group received an unsecured advance from an officer/stockholder in the amount of $42,781. This advance accrues interest at the London Inter-bank Offered Rate ("LIBOR") (4.3% at November 30, 2005) plus 3%, and had an original maturity date of March 1, 2005. The maturity date was extended to June 30, 2005 and has recently become a demand note. The outstanding balance of this note payable was $42,781 as of November 30, 2005 and is included in advances from stockholders in the accompanying condensed consolidated balance sheet.

      In December 2004, Astrata Group sold a $384,000 convertible demand note to one of its stockholders, who then beneficially owned approximately 6% of the Company's outstanding common stock and had previously lent Astrata Group $1.5 million on an unsecured basis (see the first paragraph of this Note). The holder's conversion privilege expires when the Company has privately issued its common stock for an aggregate of at least $10 million. The principal is due upon fifteen days' written demand, but no later than June 30, 2005. Interest at a fixed rate of 15%, compounded annually, is due and payable concurrently with the principal. The outstanding balance of this note was $384,000 as of November 30, 2005 and is included in notes payable to stockholders in the accompanying condensed consolidated balance sheet. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to an accredited investor. The note was not paid on the due date, nor was demand for payment made by the holder. We are currently negotiating new terms with the holder.

      During the quarter ended May 31, 2005, a director of the Company, two of its executive officers, and a director of two wholly-owned subsidiaries of the Company provided unsecured short-term loans to four subsidiaries of the Company totaling $323,000. Of this amount, loans of approximately $157,000 and $50,000 were due on November 30, 2005 and June 30, 2005, respectively; the remaining loans do not have a scheduled due date at this time. The $157,000 loan bears interest at LIBOR plus 3%. The total borrowings also include a loan of $116,000, which bears interest at 11% per annum. The other $50,000 of loans described in the first sentence of this paragraph accrues interest at LIBOR plus 3%. The total outstanding balance of the notes approximates $207,000 as of November 30, 2005 and is included in notes payable to stockholders in the accompanying condensed consolidated balance sheet. The $157,000 and $50,000 advances due on November 30, 2005 and June 30, 2005, respectively, have not been paid and have been converted to demand notes with the other terms remaining the same. The loan for $116,000 was paid during the quarter ended November 30, 2005

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

5. OTHER DEBT TRANSACTIONS

Lines of Credit
---------------

      Astrata SA has secured a line of credit for use in its South Africa operations. The line of credit is secured by certain trade accounts receivable and allows for funding up to 70% of the outstanding accounts receivable with a maximum of R10,000,000 (approximately $1.5 million at November 30, 2005). Interest on the outstanding balance is charged at the current prime rate in South Africa (10.5% as of November 30, 2005). The outstanding balance is approximately $1.0 million as of November 30, 2005, and is included in lines of credit in the accompanying condensed consolidated balance sheet.

      In  June  2005,   Astrata  SA  obtained  a   R7,000,000   line  of  credit
(approximately $1.1 million as of November 30, 2005) from a South African finance company. This revolving facility is repayable within sixty days of funding with interest at 2% above the South African prime rate plus a 3% fee on each advance, and is secured by subordination of certain intercompany liabilities of Astrata SA and its subsidiary, and a bond secured by certain assets (up to R12,000,000) of the Company's South African subsidiaries. The outstanding balance is approximately $0.6 million as of November 30, 2005, and is included in lines of credit in the accompanying condensed consolidated balance sheet.

Bridge Loan
-----------

      On February 15, 2005, the Company secured a bridge loan of $1,500,000 for use in its world wide operations. The principal balance, together with all accrued interest at the rate of nine percent per annum, was due on the earlier of (i) June 15, 2005, (ii) the date on which the Company had privately issued shares of common stock for an aggregate of not less than five million dollars in a single offering or a series of offerings, or (iii) the occurrence of any default event. The Company repaid this obligation in full on April 26, 2005.

In connection with the bridge loan, the Company issued 15,000 shares of its common stock for financing charges. Such shares were valued at approximately $96,000 (estimated to be the fair value based on the trading price on the issuance date). Accordingly, the Company recorded deferred financing costs of approximately $96,000 and common stock and additional paid-in capital of $2 and $95,623, respectively. The deferred financing cost was amortized over the life of the note (considering that it had an early maturity of April 26, 2005) resulting in expense of approximately $64,000 for the quarter ended May 31, 2005, which is included in interest expense in the accompanying condensed consolidated statements of operations.

      In February 2005, the Company issued 150,000 five-year warrants, each to purchase one share of its common stock to the bridge-loan creditors at an exercise price of $5.00. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the 15,000 shares (see the preceding paragraph) and the shares underlying the warrants for a period not to exceed five years, and agreed to file a registration statement with the SEC covering the registrable securities on or before April 2005. The Company is not subject to any contractual penalties if such registration statement is not declared effective by the SEC by any specific date. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to accredited investors.

      In accordance with EITF Issue No. 88-9 and APB Opinion No. 14, the Company allocated a portion of the $1,500,000 loan proceeds to the warrants issued. The amount allocated was approximately $196,000, which was originally recorded as additional paid-in capital and a debt issue discount. The debt issue discount was amortized on a straight-line basis to interest expense over the life of the loan (considering its early maturity of April 26, 2005). During the quarter ended May 31, 2005, amortization of the remaining debt issue discount resulted in expense of approximately $131,000, which is included in interest expense in the accompanying condensed consolidated statement of operations for the nine months ended November 30, 2005.

      On June 27, 2005, the Company filed the registration statement required by the bridge loan and by certain other transactions, including those described in the "Issuance of Common Stock and Other Equity Instruments" section of Note 6. As of January 20, 2006, such registration statement had not been declared effective by the SEC.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

Debt Financing Transaction
--------------------------

      In October 2005, the Company completed a private placement financing transaction and agreed to issue secured convertible notes payable to a group of accredited investors in the total amount of $2,170,000. The Company received $700,000 in cash on October 7, 2005, and $500,000 on November 22, 2005. The remaining $550,000 of net proceeds has been placed in an escrow account and will be released when the related registration statement (see below) is declared effective by the SEC. These notes payable, which are due October 2008, are convertible into shares of the Company's common stock at any time at the holder's option at a price of not less than $0.78 per share.

      The excess of the face amount of the notes payable over the net proceeds principally represents interest at a rate of approximately 5.7% per annum. The Company has recorded cash of $1.2 million, debt discount of $288,000, and a credit to debentures payable of $1,488,000 for the two tranches that funded during the November 30, 2005 quarter. The debt discount is being amortized over the three-year life of the debt. Accordingly, the Company recorded amortization of the debt discount of approximately $9,000 during the quarter ended November 30, 2005, which is included in interest expense in the accompanying condensed consolidated statements of operations.

      If the notes payable are not repaid when due, the annual interest rate will be increased by 15%. These notes payable are secured by all of Astrata Group's property and equipment, trade and other accounts receivable, inventory, general intangible assets (including but not limited to all licenses, distributorship agreements, customer lists, goodwill, trade names, patents and patent applications), and all of Astrata Group's other intellectual property including software code and related documentation, trade secrets, and copyrights. However, there is no security in favor of the lenders at the level of Astrata Group's subsidiaries. Such notes payable are also collateralized by the assignment of 900,000 shares of the Company's common stock owned by certain members of the Company's executive management team.

      In connection with the transaction described above, the Company also issued five-year warrants to purchase a total of up to 480,000 shares of its common stock at an initial exercise price of $2.00 per share. Such warrants vested and became fully exercisable upon issuance. Concurrently with the Company's receipt of the remaining tranche of net proceeds under the secured convertible notes payable, the Company will issue additional warrants to purchase up to 220,000 additional shares of its common stock, for an aggregate issuance of warrants to purchase a maximum of 700,000 shares. However, the exercise of such warrants and/or the conversion of the related notes payable may not result in ownership (other than unexercised warrants and any unconverted notes payable) by any creditor and its affiliates of more than 4.99% of the Company's then outstanding shares of common stock.

      The creditors/warrant holders in the above transaction have certain registration rights for the common stock underlying both the warrants and the convertible debt. The related registration rights agreement includes financial penalties because the Company failed to meet the registration statement effectiveness deadline, which was January 16, 2006. Such penalty, which is 2% per month (approximately $43,000/month), can be paid in common stock at the option of the Company. See Note 14 for additional information.

      Under the circumstances described in the following sentence, the Company would be in default of the aforementioned notes payable. As explained above, the Company failed to meet the registration statement effectiveness-date deadline; if and when the creditors provide the Company with the contractually required notice to that effect, this condition will become an "Event of Default" as defined in the underlying debt agreements. When a default event exists, the notes become immediately due and payable. The Company would then be obligated to pay, within forty five days of the receipt of any such notice, the sum of (a) 130% of the then outstanding principal amount, (b) additional interest at an annual rate of 15% (commencing on the forty-sixth day after receipt of the notice), (c) any unpaid liquidated damages for failure to meet the registration statement deadline, and (d) certain other penalties if the Company had previously been unable to timely deliver the common stock required to effect a partial or complete conversion of any of the notes payable.

      In connection with the October 2005 debt financing transaction, the Company also issued warrants to purchase 93,400 shares of its common stock for placement agent services. Such warrants were valued at $111,000 using the Black-Scholes option pricing model. Accordingly, the Company recorded deferred financing costs of approximately $111,000 and a corresponding credit to additional paid-in capital; the deferred financing cost is being amortized over the three-year life of the debt. This resulted in expense of approximately $6,000 for the quarter ended November 30, 2005, which is included in interest expense in the accompanying condensed consolidated statements of operations.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

ACCOUNTING FOR CERTAIN ELEMENTS OF THE OCTOBER 2005 DEBT FINANCING TRANSACTION

         Registration Rights Penalty
         ---------------------------

      As noted above, the creditors/warrant holders (hereinafter collectively referred to as "the investors") in the October 2005 debt financing transaction (the "debt financing transaction") have certain registration rights for the common stock underlying both the warrants and the convertible debt. On October 27, 2005, the Company satisfied the filing-date deadline (which was November 21, 2005) by filing the second amendment of its Form SB-2 registration statement. See Note 14 for a discussion of accounting for the contractual financial penalties associated with the investors' other registration rights.

      The Company's accounting for certain other elements of the debt financing transaction is discussed below.

         The Conversion Option
         ---------------------

      As amended, SFAS No. 133 ("Accounting for Derivative Instruments and Hedging Activities") states that a contract issued by an entity that is both (a) indexed to its own stock and (b) would be classified in stockholders' equity if it were a freestanding financial instrument is not a derivative for purposes of that pronouncement. Management has concluded that the debt financing transaction's conversion option is "indexed to the Company's own stock" as that term is defined by EITF Issue No. 01-6 ("The Meaning of Indexed to a Company's Own Stock"). In addition, since the debt financing transaction has been determined to be a "conventional convertible debt instrument" as defined in EITF Issue No. 05-2, the requirements of EITF Issue No. 00-19 ("Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock") do not apply. Lastly, the debt host contract is not a derivative in its entirety and (based on SFAS No. 133) the conversion option need not be bifurcated from such contract. Therefore, the conversion option is not a derivative instrument as contemplated by EITF Issue No. 00-19 ("EITF 00-19") or SFAS No. 133. As explained below, the Company has therefore applied intrinsic value accounting to the beneficial conversion feature ("BCF") embedded in the conversion option.

         Intrinsic Value Accounting for the BCF
         --------------------------------------

      As explained in the following paragraph, the Company has accounted for the BCF in the debt financing transaction in accordance EITF Issue No. 98-5, EITF Issue No. 00-27, and APB Opinion No. 14.

      The excess of the proceeds over the estimated fair value of the warrants (see "Accounting for the Warrants" below) of approximately $955,000 was used to calculate the effective conversion price of $0.50 per share. The difference between the effective conversion price and the fair value of the debt at the commitment date of $0.75 per share resulted in a "theoretical" beneficial conversion feature of approximately $1,444,000. Since the BCF cannot exceed the proceeds allocated to the debt, the Company recorded a debt issuance discount on the notes payable of $955,000 which is being amortized to interest expense (using the effective interest method) over the three-year term of the notes. The Company recorded interest expense of approximately $43,000 during the quarter ended November 30, 2005 in the accompanying condensed consolidated statements of operations.

         Accounting for the Warrants
         ---------------------------

      Under GAAP, accounting for certain warrants can be significantly affected by the terms of a registration rights penalty. In the debt financing transaction, once the registration statement required by the registration rights agreement (the "Agreement") has been declared effective by the SEC, the Company's liability for the registration rights penalty will cease only if (1) the registration statement's effectiveness is maintained for the time period defined in the Agreement, (2) the Company otherwise complies with SEC Rule 415 (which governs continuous offerings) during the time period set forth in the Agreement, (3) the Company's common stock continues to be quoted on the Over-the-Counter Bulletin Board, and (4) trading in the Company's common stock is not halted. However, the Agreement limits the registration rights penalty to a specific time period only when the continuing requirements described in the preceding sentence have been met, and it does not explicitly limit the maximum dollar amount of any such penalty.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      Based on the preceding paragraph, the registration rights penalty could exceed the difference between the fair value of a registered share of the Company's common stock and the estimated fair value of an unregistered share. According to EITF 00-19, the ability to register a company's securities is not within the issuer's control. Furthermore, since payment of a penalty in an indeterminate amount is considered an uneconomic settlement alternative, EITF 00-19 requires the Company to assume that the warrant will be net-cash settled even though the warrant agreement does not include any such provision. Therefore, the warrants have been reported as a liability and measured at estimated fair value.

      The fair value of the warrants in the debt financing transaction has been estimated at $245,000 based on the Black-Scholes option-pricing model. This amount has been reported as a current liability in the accompanying condensed consolidated balance sheet; the Company has recorded the related interest expense of $245,000 which is included in its November 30, 2005 condensed consolidated statements of operations. The assumptions used in estimating the fair value are as follows:

                          Estimated future volatility             133%
                          Estimated life of the warrants        3 yrs.
                          Risk-free interest rate                 5.7%
                          Dividends                                 --

Other Matters
-------------

      Because of the debt financing transaction described above, the exercise prices of the warrants outstanding at February 28, 2005 and all of the warrants issued from March 1, 2005 to October 6, 2005 (see Notes 8 and 15, respectively, to the Company's fiscal 2005/2004 consolidated financial statements included elsewhere herein) have been reduced pursuant to anti-dilution contractual requirements. As a result of the same transaction, the conversion prices of the $1.5 million convertible note payable to a stockholder issued in September 2004 (as amended in November 2004) and a $384,000 convertible note payable issued to the same stockholder in December 2004 have been reduced pursuant to anti-dilution contractual requirements.

      The combined effect of the adjustments described in the preceding paragraph and of similar adjustments relating to previous transactions is summarized as follows:


                                                                         Exercise or Conversion
                                                                            Price per Share
                                                                   ---------------   ---------------
                                                                      Original          Adjusted
                                                                       Amount            Amount
                                                                   ---------------   ---------------
                48,000 warrants outstanding at February 28, 2005   $          2.00   $          1.87

            580,148 warrants outstanding at February 28, 2005                 5.00              4.27


                1,043,106 warrants issued in April/May 2005                   3.50              3.18

                Other warrants issued after February 28, 2005:

                               108,196 warrants                               5.00              4.27

                               4,955 warrants                                 3.50              3.18

$1,884,000 of convertible debt outstanding at February 28, 2005               5.00              4.27

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

6. EQUITY TRANSACTIONS

Issuance of Common Stock and Other Equity Instruments
-----------------------------------------------------

      In March 2005, the Company issued 12,500 shares of its common stock in exchange for services provided by a consultant. Such shares were valued at $74,375 (estimated to be the fair value based on the trading price on the issuance date). The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended.

      In April 2005, the Company entered into a series of agreements, pursuant to which it sold 950,142 units of its securities at $3.50 per unit, or an aggregate of $2,893,497 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that such registration statement is not declared effective by the SEC by the date specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

      In May 2005, the Company entered into a series of agreements, pursuant to which it sold 92,964 units of its securities at $3.50 per unit, or an aggregate of $283,374 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that such registration statement is not declared effective by the SEC by the date specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

      In September 2005, the Company issued 93,178 shares of its common stock to convert a liability for services provided by consultants. Such shares were valued at $128,453 (estimated to be the fair value based on the trading price on the issuance date with a 15% discount from the market price). The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended.

      In October 2005, the Company issued 40,724 shares of its common stock to convert a liability for services provided by consultants. Such shares were valued at $45,000 (estimated to be the fair value based on the trading price on the issuance date with a 15% discount from the market price). The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended.

      In October 2005, the Company issued 50,000 shares of its common stock in exchange for services provided by consultants. Such shares were valued at
$102,750 (estimated to be the fair value based on the trading price on the issuance date with a 15% discount from the market price). Such amount was recorded as compensation expense and included in selling, general and administrative in the accompanying condensed consolidated statements of operations. The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended.

      In October 2005, the Company also issued 50,000 shares of its common stock to a newly appointed, non-management director in consideration for such director's services. Such shares are valued at $51,000 (estimated to be the fair value based on the trading price on the issuance date with a 15% discount from the market price). Such amount was recorded as deferred compensation and will be amortized to consulting expense over the service period of two years. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to accredited investors.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

Stock Option Plan
-----------------

      In December 2004, the Board of Directors of the Company approved the 2004 Equity Incentive Plan (the "2004 Plan"). The 2004 Plan is intended to provide a means by which selected employees, directors of and consultants to the Company, or its affiliates, could receive options to purchase common stock of the Company, and other equity interests in the Company as more fully described in the 2004 Plan. The plan was amended on April 27, 2005, providing for an aggregate of 2,400,000 shares of common stock to be issued as stock awards under the 2004 Plan.

      On July 1, 2005, the Company filed a Registration Statement on Form S-8 to register the 2.4 million shares underlying the stock options that have been or may be granted under the 2004 Plan. Such registration statement became effective upon filing with the SEC.

      On October 7, 2005, the Company's Board of Directors approved granting 500,000 stock options to certain employees. These stock options have an exercise price of $1.30 per share (the trading price on the grant date), expire five years from the issuance date, and vest monthly over a three-year period.

7. OTHER RELATED PARTY TRANSACTIONS

      The Company currently leases facilities from an entity controlled by a director and a former director of a Company subsidiary under cancelable operating leases expiring in 2007. The annual rent is subject to adjustment based on the terms of the leases. The condensed consolidated statements of operations include expenses from these operating leases of approximately $182,000 and $123,000 for the nine months ended November 30, 2005 and 2004, respectively.

8. INVESTMENT IN AFFILIATE

      In October 2003, Astrata SA entered into an agreement with Barloworld Equipment (Pty) Limited ("Barloworld"), the exclusive distributor for Caterpillar Corporation in South Africa. Such agreement established a corporate entity, Barloworld Optron Technologies (Pty) Limited ("BOT"), of which 50% is owned by each of Barloworld and Astrata SA. Barloworld's core business is the sale, rental, service and maintenance of new and used Caterpillar commercial equipment and related parts in South Africa and certain other African countries. The principal business of BOT is the supply of products and services to the mining industry in southern Africa.

      Since Astrata SA does not own a majority voting interest in BOT and does not otherwise have a controlling financial interest therein, the Company accounts for its investment in BOT using the equity method of accounting. BOT has a September 30 fiscal year end. On August 15, 2005, the joint venture partners mutually agreed to dissolve BOT for a value to be determined in the near future.

9. OTHER COMMITMENTS AND CONTINGENCIES

Legal Matters
-------------

      From time to time, the Company may be involved in various claims, lawsuits, and disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. The Company is not currently involved in any litigation which management believes could have a material adverse effect on the Company's financial position or results of operations.

Operating Leases
----------------

      The Company occupies facilities under operating lease agreements expiring on various dates through August 2014. Certain leases include future rental escalations and renewal options. As of November 30, 2005, minimum payments under operating leases approximated the following for the fiscal years ending February 28 listed below:

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                              2007   $  636,000
                              2008      542,000
                              2009      385,000
                              2010      411,000
                              2011      377,000
                        Thereafter      292,000
                                     ----------
                                     $2,643,000
                                     ==========

Rent expense approximated $594,000 and $376,000 for the nine months ended November 30, 2005 and 2004, respectively which is included in selling, general and administrative expenses in the accompanying statements of operations.

Government Contract
-------------------

      In December 2004, a subsidiary of the Company was awarded a fixed-price contract to provide the Singapore government's Civil Defence Force (the "SCDF") with software and hardware in an integrated control system designed to provide real-time tracking (the "System") of vehicles that are authorized to transport hazardous materials within the country. The contract amount approximates 2.0 million Singapore dollars, or about $1.2 million as of November 30, 2005 (the "Contract"). During the quarter ended November 30, 2005, the Company recognized revenue on the Contract of approximately $0.3 million, and for the nine months ended November 30, 2005 we recognized approximately $0.8 million.

      In the opinion of management, the Contract was completed on or before September 30, 2005 (the required contractual completion date) in accordance with its terms. Thus, it is not presently expected that the Company will be assessed any liquidated damages (which are limited to 10% of the Contract price) for late completion. SCDF has the right to withhold the final 10% of the Contract price until approximately sixteen months after the System has successfully completed certain acceptance tests specified in the Contract. The Company is obligated to warrant the System for a one-year period beginning approximately fourteen weeks after the System has passed all of the aforementioned acceptance tests. The time frames described in the preceding two sentences assume that the "performance guarantee period" (as defined) is not extended beyond the original time specified in the Contract.

      If any breach of the Contract is not cured within thirty calendar days or such other period as may be approved by SCDF, the Contract can be terminated at any time prior to the defined acceptance date. Under these circumstances, the Company would be required to refund all payments received that do not relate to items which have been delivered to and accepted by SCDF. Any or all of the Contract may also be terminated at will by SCDF, in which case the Company would be entitled to submit a claim for compensation (including approved direct costs relating to the settlement of any agreements with Company vendors which provided goods or services relating to the Contract) for work completed prior to receipt of the termination notice.

      SCDF also has the right to audit all of the Company's subsidiaries which provide goods or services under the Contract in order to ensure that there is appropriate internal control and compliance with the terms of the Contract.

Employment Agreements
---------------------

      With the approval of the Board of Directors, on October 7, 2005 the Company entered into employment agreements with its Executive Chairman of the Board ("Harrison"), Chief Executive Officer ("Venter"), and Chief Financial Officer ("Euler"). Under the terms of such agreements, these employees are entitled to annual salaries as follows: Harrison: (British pounds) 140,000;
Venter: (British pounds) 110,000; and Euler: $215,000. These agreements provide for an annual performance bonus of up to 100% of the employee's base salary, subject to approval by the Compensation Committee of the Board of Directors. The Compensation Committee was established by the Board of Directors on October 7, 2005.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      The above employment agreements may be terminated by the Company at any time without cause. Under such circumstances, each employee is entitled to a severance payment equal to twenty four months of his salary. Harrison and Venter may terminate their employment agreement at any time upon 180 days' written notice. Additionally, under the terms of the employment agreements described above, each employee is entitled to certain benefits (including paid vacation and health care), and is eligible to receive incentive equity grants approved by the Compensation Committee. In the event the employment relationship is terminated within six months of a change-of-control transaction, each employee will be entitled to a payment equal to two years' salary.

      Because of Trevor Venter's resignation as the Company's Chief Executive Officer (see Note 12 for additional information), his employment agreement described above was cancelled effective January 23, 2006. In the opinion of management, the Company does not owe any severance pay to Mr. Venter under the terms of such agreement. Management presently intends to negotiate a new employment agreement with Trevor Venter.

LoJack Corporation Teaming Agreement
------------------------------------

      On November 9, 2005, the Company executed a teaming agreement with LoJack Corporation whereby Astrata will provide exclusive support to LoJack in seeking contracts to supply federal and state governments with complete solutions for locating, tracking and recovering vehicles that transport hazardous materials within the United States by combining Astrata's services and systems, LoJack's tracking and recovery systems, and other technologies. LoJack and the Company intend to collaborate on bidding contracts for services, equipment networks, and related systems in this market.

      If a contract is awarded during the initial one-year term of the teaming agreement, the Company will be responsible for the design and customization of software to analyze available information in order to assess the risk associated with transporting hazardous materials. To accomplish this objective, Astrata intends to design and manufacture a security solution that monitors driver verification, route deviation, traffic accidents, hijacking/stealing, driver behavior, cargo tampering, and unauthorized delivery. Using such information, the Company's integrated system will assess the relative risk and notify the government-agency customer accordingly. Management anticipates that the hardware components of the aforementioned system will be based on the Company's GLP, its Sub-Processing Unit/Inertial Navigation Systems, and its Rapid Deployment Unit as well as back-end hardware, software, and web applications that leverage Astrata's GEO-IT platform.

Other Matters
-------------

      As more fully described in Note 6, the Company is required to register the common stock that was sold to certain investors in April and May 2005, and the common stock underlying the warrants issued in the same transactions. The related registration rights agreements provide that the Company is subject to liquidated damages in an amount equivalent to 1.5% per month of the purchase price (about $55,000/month) of the securities referenced above because the registration statement was not declared effective by the SEC by September 26, 2005. As of December 31, 2005 the potential penalty approximates $175,000 plus interest at an annual rate of 12% compounded monthly. See Note 14 for additional information.

10. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

      The Company is operating in the following two reportable segments:

      Geomatics: Products, accessories and services related to the business of measurement and setting out (i.e. Survey, Mapping and Geographic Information Systems) and precise position monitoring (such as scanning excavations and industrial plants). Also included within this segment are the machine guidance products, accessories and services related to the business of guiding, controlling and monitoring machinery, including mobile machinery such as graders, dump trucks and drills as well as agricultural products which have tractor and crop-spraying guidance in them.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      Telematics: Products, accessories and services related to the business of remote monitoring of assets (including track-and-trace) whereby position, attributes, status and communication are involved.

      Total assets, revenues and gross profit for each of the Company's reportable segments in addition to a reconciliation of the gross profit of the two segments to the Company's consolidated statements of operations are presented below:

      For the three months ended November 30, 2005:

                                 Geomatics      Telematics     Consolidated
                               ------------    ------------    ------------
     Total assets              $  8,524,444    $  4,290,416    $ 12,814,860
                               ============    ============    ============
   Revenue:
      Outsiders                $  2,584,097    $  1,300,675    $  3,884,772
      Company subsidiaries           59,403         552,893         612,296
                               ------------    ------------    ------------
   Total segment revenues      $  2,643,500    $  1,853,568    $  4,497,068
      Intercompany eliminations     (59,403)       (552,893)       (612,296)
                               ------------    ------------    ------------
   Consolidated revenues       $  2,584,097    $  1,300,675    $  3,884,772
                               ============    ============    ============
   Gross profit                $    717,503    $    599,219       1,316,722
   Operating expenses                                            (3,790,228)
                                                               ------------
   Operating loss                                              $ (2,473,506)
                                                               ============

   For the three months ended November 30, 2004:

                                Geomatics       Telematics     Consolidated
                               ------------    ------------    ------------
   Total assets                $  9,439,991    $  2,523,042    $ 11,963,033
                               ============    ============    ============
   Revenue:
      Outsiders                $  3,483,249    $    648,239    $  4,131,488
      Company subsidiaries           53,498          14,879          68,377
                               ------------    ------------    ------------
   Total segment revenues      $  3,536,747    $    663,118    $  4,199,865
      Intercompany eliminations     (53,498)        (14,879)        (68,377)
                               ------------    ------------    ------------
   Consolidated revenues       $  3,483,249    $    648,239    $  4,131,488
                               ============    ============    ============
   Gross profit                $  1,131,950    $    516,193       1,648,143
   Operating expenses                                            (2,654,238)
                                                               ------------
   Operating loss                                              $ (1,006,095)
                                                               ============

For the nine months ended November 30, 2005:

                                Geomatics       Telematics     Consolidated
                               ------------    ------------    ------------
Total assets                   $  8,524,444    $  4,290,416    $ 12,814,860
                               ============    ============    ============
Revenue:
   Outsiders                   $  8,372,570    $  3,798,900    $ 12,171,470
   Company subsidiaries             252,181       1,553,291       1,805,472
                               ------------    ------------    ------------
Total segment revenues         $  8,624,751    $  5,352,191    $ 13,976,942
   Intercompany eliminations       (252,181)     (1,553,291)     (1,805,472)
                               ------------    ------------    ------------
Consolidated revenues          $  8,372,570    $  3,798,900    $ 12,171,470
                               ============    ============    ============
Gross profit                   $  2,802,403    $  1,592,842       4,395,245
Operating expenses                                              (11,459,426)
                                                               ------------
Operating loss                                                 $ (7,064,181)
                                                               ============

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

For the nine months ended November 30, 2004:

                                Geomatics      Telematics      Consolidated
                               ------------    ------------    ------------
Total assets                   $  9,439,991    $  2,523,042    $ 11,963,033
                               ============    ============    ============
Revenue:
   Outsiders                   $  8,734,362    $  2,334,447    $ 11,068,809
   Company subsidiaries              53,498          14,879          68,377
                               ------------    ------------    ------------
Total segment revenues         $  8,787,860    $  2,349,326    $ 11,137,186
   Intercompany eliminations        (53,498)        (14,879)        (68,377)
                               ------------    ------------    ------------
Consolidated revenues          $  8,734,362    $  2,334,447    $ 11,068,809
                               ============    ============    ============
Gross profit                   $  3,007,670    $  1,403,653       4,411,323
Operating expenses                                               (7,503,598)
                                                               ------------
Operating loss                                                 $ (3,092,275)
                                                               ============


Geographic Information
----------------------

      Certain condensed geographic information is presented below including property and equipment, revenues, gross profit and operating loss:

For the three months ended November 30, 2005:

                 Property and      Gross       Operating    Operating
                 Equipment, net   Revenue       Profit      Expenses        Loss
                 -----------   -----------   -----------   -----------   -----------
Asia             $   413,079   $   932,583   $   284,197   $   442,113   $  (157,916)
Africa               773,333     2,808,016       907,659     1,776,946      (869,287)
United States          3,519            --            --     1,013,071    (1,013,071)
Western Europe       330,950       144,173       124,866       558,098      (433,232)
                 -----------   -----------   -----------   -----------   -----------
Total            $ 1,520,881   $ 3,884,772   $ 1,316,722   $ 3,790,228   $(2,473,506)
                 ===========   ===========   ===========   ===========   ===========

For the three months ended November 30, 2004:

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

               Property and      Gross       Operating     Operating
               Equipment, net   Revenue       Profit        Expenses    Income (Loss)
                 -----------   -----------   -----------   -----------   -----------
Asia             $   210,074   $   311,164   $   116,035   $   354,093   $  (238,058)
Africa               499,426     3,820,324     1,532,108     1,524,093         8,015
United States         12,106            --            --       414,201      (414,201)
Western Europe       216,905            --            --       361,851      (361,851)
                 -----------   -----------   -----------   -----------   -----------
Total            $   938,511   $ 4,131,488   $ 1,648,143   $ 2,654,238   $(1,006,095)
                 ===========   ===========   ===========   ===========   ===========

For the nine months ended November 30, 2005:

                Property and      Gross       Operating    Operating
                Equipment, net   Revenue       Profit       Expenses        Loss
                 -----------   -----------   -----------   -----------   -----------
  Asia           $   413,079   $ 2,141,304   $   643,509   $ 1,412,826   $  (769,317)
Africa               773,333     9,684,844     3,624,190     5,570,813    (1,946,623)
United States          3,519            --            --     2,082,201    (2,082,201)
Western Europe       330,950       345,322       127,546     2,393,586    (2,266,040)
                 -----------   -----------   -----------   -----------   -----------
Total            $ 1,520,881   $12,171,470   $ 4,395,245   $11,459,426   $(7,064,181)
                 ===========   ===========   ===========   ===========   ===========

  For the nine months ended November 30, 2004:

               Property and       Gross       Operating    Operating
               Equipment, net    Revenue       Profit       Expenses       Loss
                 -----------   -----------   -----------   -----------   -----------
Asia             $   210,074   $   320,526   $   126,713   $   829,120   $  (702,407)
Africa               499,426    10,748,283     4,284,610     4,556,920      (272,310)
United States         12,106            --            --     1,364,351    (1,364,351)
Western Europe       216,905            --            --       753,207      (753,207)
                 -----------   -----------   -----------   -----------   -----------
Total            $   938,511   $11,068,809   $ 4,411,323   $ 7,503,598   $(3,092,275)
                 ===========   ===========   ===========   ===========   ===========

See Note 3 for geographic information on inventory

11. LOSS PER COMMON SHARE

      The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations for the three months and nine months ended November 30, 2005 and 2004:

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                                        Three Months Ended                Nine Months Ended
                                                                   ----------------------------    ----------------------------
                                                                   November 30,     November 30,  November 30,      November 30,
                                                                      2005             2004           2005            2004
                                                                   ------------    ------------    ------------    ------------
                                                                                                                  (As Restated)
Numerator for basic and diluted loss per common share:

    Net loss attributed
    to common stockholders                                         $ (3,386,481)   $ (1,301,545)   $ (8,725,611)   $ (3,239,755)

Denominator for basic and diluted loss per common share:

    Weighted average number of
    common shares outstanding*                                       12,399,885      10,400,000      12,131,689       8,337,500

Basic and diluted loss                                                       --              --              --              --
per common share*                                                  $      (0.27)   $      (0.13)   $      (0.72)   $      (0.39)
                                                                   ============    ============    ============    ============

* As restated for the nine-month period ended November 30, 2004

12. SUBSEQUENT EVENTS

From June 4, 2005 to January 27, 2006, the South African Rand strengthened against the U.S. dollar by approximately 13%.

Proposed Strategic Financing Transaction


The Company is presently negotiating a potential debt/equity financing transaction with a U.S.-based entity. Under the proposed terms, Astrata Group, Inc. ("AGI") would issue a maximum of $20 million of junior convertible notes payable which would mature in five years. In addition, a to-be-formed wholly-owned South African subsidiary of AGI (the "Subsidiary") would issue $5.5 million of notes payable, which would be guaranteed by AGI and would mature in four years. These notes payable would be secured by all the assets of the Company and the Subsidiary, and would require monthly payments of interest (at 14%) and principal. Management anticipates that a fixed conversion price per share for the convertible notes payable would be negotiated prior to consummating the proposed transaction, if at all.


Under the proposed terms, AGI would also issue detachable warrants (the "AGI warrants") to purchase 28% of its fully-diluted outstanding common stock (to be defined in the transaction documents) at an exercise price of $2.00 per share. Management expects that the holder of the AGI warrants would be granted certain demand registration rights for the common stock underlying such warrants. As of November 30, 2005, management estimates that the AGI warrants would be exercisable into approximately 5.7 million shares of AGI common stock. The Subsidiary would also issue warrants to acquire 30% of its fully-diluted common stock (to be defined in the transaction documents). If this transaction is consummated under the terms described above, management is considering a "re-set" to $2.00 per share of (i) the exercise price for all outstanding warrants and options whose current exercise price is greater than $2.00 per share, and (ii) the conversion price for all outstanding convertible debt whose current conversion price is greater than $2.00 per share; all other terms of such equity instruments and debt agreements would remain unchanged. However, since a definitive agreement has not been executed, and because there is no assurance that this proposed transaction will be consummated under the terms described above (if at all), management has not made any final decision regarding the proposed "re-set" of the exercise and conversion prices described in the preceding sentence.


If any transaction with terms similar to those described above is consummated and the common stock underlying the convertible notes payable and the AGI warrants is issued, there may be a change in control of the Company.


Geolocation/Telemetry Contract In Jordan

      Astrata has recently been awarded a three-year contract from TrakLink, a newly established Jordanian tracking and vehicle management company and part of The Kawasmi Group, one of the largest vehicle transport operators in Jordan and the Middle East region. The contract is initially for the supply of 1,000 Astrata-GLP units through August 2006, with annual minimum volumes of 1,000 thereafter during the term of the agreement. TrakLink intends to offer the Astrata-GLP units to transport companies in Jordan as a solution to monitor the movement of vehicle fleets and the management of trucks. Thereafter, TrakLink intends to introduce the product to the market for integrated fleet management and tracking system covering all of Jordan.

Singapore CISCO Contract

      Astrata has recently been awarded a contract from CISCO Security Pte Ltd, Singapore's leading security organization. Astrata's GLP system (or Sirius system as it is known outside the US) will be installed in CISCO's fleet of vehicles, which includes cash-in-transit trucks and vans as well as motorcycles that are used to provide outrider escort for celebrities and public figures to ensure safe transit on public roads. This contract is scheduled for completion by the first quarter of calendar 2006. Astrata's system will enable CISCO to centrally track the movement of its vehicles throughout Singapore from its control room at the headquarters. This will ensure optimum deployment of resources for operational efficiency.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

New Zealand Joint Venture

      In January 2006, Astrata (Asia Pacific) Pte Ltd ("AAP"), a wholly-owned subsidiary of the Company, entered into an agreement with Xterne Limited ("Xterne"), a New Zealand company. The agreement established a new corporate entity known as Astrata (New Zealand) Limited ("ANZ"), which is owned 51% by AAP and 49% by Xterne. The principal business of ANZ will be the sale of "Sirius" XP and Sirius-lite products, and related maintenance and support of networks used with products sold.

      ANZ's initial capitalization principally consists of (i) NZ$200,000 payable by Xterne in installments and (ii) a contribution of inventory
(consisting of the aforementioned products) by AAP. Any working capital requirements will be provided by debt financing based on the ownership interests. The owners of ANZ will have equal Board representation, and Xterne is entitled to 60% of any distributions. The day-to-day business affairs of ANZ will be managed by a representative of Xterne.

Resignation of CEO

      Effective January 23, 2006, the Company appointed Martin Euler as its acting Chief Executive Officer ("CEO") while the Board of Directors seeks a permanent CEO. Mr. Euler replaces Trevor Venter in that position; Mr. Venter is now president of the Company's Geomatics business, and managing director for its South African operations. Mr. Euler continues as the Company's Chief Financial Officer and Secretary, positions he has held since January 2004 and January 2005, respectively.

Short-Term Loan from Director

      In February 2006, Astrata Group, Inc. borrowed approximately $300,000 from an outside director of the Company. The proceeds were distributed to three of the Company's non-South African foreign subsidiaries, which disbursed the funds to Astrata Systems in settlement of certain trade accounts payable. The loan bears interest at a fixed rate of 14%, and does not have a scheduled maturity date at this time.

13. RESTATEMENT OF CERTAIN UNAUDITED FINANCIAL STATEMENTS

November 30, 2004 Statement of Cash Flows
-----------------------------------------

      It has come to the attention of management that the computation of the effect of foreign currency exchange rate changes on cash and cash equivalents for the nine months ended November 30, 2004 was not in accordance with SFAS No.
95. Accordingly, the Company's accompanying condensed consolidated statement of cash flows for the aforementioned period has been retroactively adjusted as summarized below.

                                          As Previously   Retroactive
                                             Reported      Adjustment     As Restated
                                            -----------    -----------    -----------
Net cash used in operating activities       $(2,270,361)   $   289,785    $(1,980,576)
                                            ===========    ===========    ===========

Net cash provided by financing activities   $ 3,521,272    $  (132,578)   $ 3,388,694
                                            ===========    ===========    ===========
Effect of foreign currency exchange rate
    changes on cash and cash equivalents    $  (330,204)   $  (157,207)   $  (487,411)
                                            ===========    ===========    ===========

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      The reclassification adjustments described above do not affect the previously reported stockholder's equity at November 30, 2004 or the results of operations for the three or nine-month periods then ended.

November 30, 2004 Statement of Operations
-----------------------------------------

      Management has determined that the previously reported weighted average common shares outstanding for the nine-month period ended November 30, 2004 were not correct. As explained in the following paragraph, the re-computation of this weighted average increased the loss per common share for the nine months ended November 30, 2004 from ($0.31) to ($0.39); the accompanying condensed consolidated statement of operations for that period has been restated accordingly.

      For the period from the beginning of fiscal 2005 to the August 2004 merger date (see the "Organization" section of Note 1), the Company included the legal parent's total common shares outstanding as of the merger date. The weighted average of Cadogan's outstanding common shares adjusted for the exchange ratio in the transaction and the legal parent's total common shares outstanding as of the merger date have been included in the revised weighted average common shares outstanding during the nine-month period ended November 30, 2004.

      The adjustment described in the preceding paragraph does not affect the previously reported stockholder's equity at November 30, 2004 or the net loss for the nine-month period then ended.

14. OTHER TRANSACTIONS

SureTrack Acquisition and Separation Agreement
----------------------------------------------

      As more fully explained in the "Nanini 209 CC" section of Note 5 to the Company's fiscal 2005/2004 consolidated financial statements included elsewhere herein, a wholly-owned subsidiary of the Company acquired certain assets ("SureTrack") of Nanini 209 CC ("Nanini") in January 2005. In November 2005, the parties to such transaction agreed to partially unwind the acquisition. The principal terms and conditions of the separation agreement are outlined below.

      The Company has agreed (1) to waive its claim against Nanini for R580,000 (about $88,000 as of November 4, 2005) relating to uncollectible trade accounts receivable sold to Astrata by Nanini and (2) to transfer to Nanini all of the rights to the Satellite Assisted Machine Management System ("SAMMS") software acquired in the original transaction, along with the associated customer relationship asset. The Company will retain the Global Telemetry Monitoring System software along with the telematics business, including the related customer base.

      Nanini and its sole stockholder, William B. McKenzie, have agreed to (1) waive their claim to the remaining R2 million cash portion of the purchase price, which approximated $391,000 at February 28, 2005 (and was otherwise due in equal installments in January 2006 and January 2007), (2) return approximately 160,000 shares of Company common stock issued in connection with the original transaction, (3) not use the "SureTrack" name in conducting any future business, and (4) execute a one year non-compete agreement in favor of the Company.

      The Company accounted for the separation transaction in a manner that will restore both parties to the position that would have existed if the SAMMS business had not been sold in the original acquisition. Accordingly, the Company recorded a debit to accounts payable of approximately $213,000 to reduce the liability owed to William B. McKenzie (approximately R1.4 million), reduced the deferred tax liability in an amount approximating 30% of the unamortized balance of the customer relationship asset recorded in connection with the SureTrack acquisition, a debit to treasury stock of approximately $484,000 which represents the return of approximately 160,000 shares of the Company's common stock issued in the original transaction, a credit to other intangible assets of approximately $136,000 (representing the unamortized balance of the SAMMS customer relationship asset), and a credit to goodwill of approximately $601,000.

                  ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

      The Company did not recognize a gain in accounting for the SureTrack separation agreement. Thus, the adjustment of goodwill noted in the preceding paragraph includes the effect of the Company having returned to Nanini an estimated 30% of the SureTrack business in exchange for a proportionately larger reduction of the total purchase price in the original transaction.

Acquisition of Minority Interest in Majority-Owned Subsidiary
-------------------------------------------------------------

      Astrata (Singapore) Pte. Ltd ("Astrata Singapore"), which was formed in April 2004 pursuant to a joint venture agreement, was a 51%-owned subsidiary of Astrata (Asia Pacific) Pte. Ltd ("Astrata AP"); Astrata AP is a wholly-owned subsidiary of the Company. In November 2005, the minority stockholder of Astrata Singapore (the "Stockholder") and Astrata AP entered into an agreement (the "Agreement") whereby Astrata AP acquired the 49% minority interest in Astrata Singapore. The principal terms and conditions of the Agreement are summarized below.

      Astrata AP purchased all of the Stockholder's common stock (294,000 shares) in Astrata Singapore at a price of S$1.10 per share, for total consideration of S$323,400 (about $190,000 as of November 14, 2005). As of December 31, 2005, approximately S$150,000 of the purchase price had been paid; the balance is payable (without interest) in installments through February 2006.

      Any outstanding trade debts between Astrata AP and the Stockholder will be settled on terms to be negotiated by the parties. Astrata AP may not off-set any payments due from the Stockholder against the unpaid portion of the purchase price. Astrata AP has released the Stockholder from all Astrata Singapore liabilities and obligations under the aforementioned joint venture agreement.

      Under the terms of the Agreement, all of the Stockholder's rights (i) as the exclusive Singapore distributor for certain telematics and GPS products of the Company, and (ii) for research and development relating to GPS products under its agreement with Astrata Singapore were terminated.

Accrual of Registration Rights Penalties
----------------------------------------

      As discussed in Notes 5 and 9, the Company is contractually liable for certain penalties because its registration statement (on Form SB-2) was not declared effective by the deadline dates. Based on the expected effective date of such registration statement and the effectiveness-date contractual deadlines, the Company has accrued estimated penalties of approximately $363,000 and $130,000, respectively, relating to the April/May 2005 sale of equity units (see
Note 6) and the October 2005 debt financing transaction.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Nevada Revised Statutes ("NRS"), Chapter 78

         NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

         NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or
78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

         NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a)      By the stockholders;
      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         NRS 78.751 (2) provides that the articles of incorporation, the by-laws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

 (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
 (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation

         Our Articles of Incorporation, as amended, limit the personal liability of directors and officers from damages for breach of fiduciary duty as a director or officer but such provision does not eliminate or limit the liability of a director or officer for:

(i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(ii)  the payments of distributions in violation of NRS 78.300.

         Specific provisions relating to the indemnification of our directors and officers are provided for in our By-Laws as specified below.

By-laws

         Article VIII, Section 1 of our By-Laws provides that any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of ours, or of any corporation which he, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by him or imposed on him in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of his duty.

         Our By-Laws further provide that determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-Laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of a quorum of our Board of Directors without counting in such majority any directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of a quorum of the directors entitled to vote at any meeting; or (e) Order of any Court having jurisdiction over us. Additionally, our By-Laws provide that such right of indemnification shall not be exclusive of any other right which our directors, officers, and employees and the other persons above mentioned may have or hereafter acquire, including their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under article VIII, section 1 of our By-Laws. The provisions of article VIII, section 1 of our By-Laws apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a director, officer or employee.

SEC Policy on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         The expenses relating to the registration of shares of common stock will be borne by the Company. These expenses, except the SEC registration fee, are estimated to be as follows*:

SEC Registration fee........................................        $1,941
Accounting fees and expenses................................       100,000
Legal fees and expenses.....................................        75,000
Printing and engraving expenses.............................         2,000
Registrar and transfer agent's fees.........................           500
Miscellaneous fees and expenses.............................         1,000
                                                                     -----
  Total.....................................................      $180,441
                                                                  ========
----------

* The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26. Recent Sales of Unregistered Securities

         The information set forth below relates to our issuances of securities without registration under the Securities Act during the period from March 1, 2004 to November 25, 2005.

         In June 2004 and in connection with our predecessor-in-interest's, Cetalon Corporation, petition for relief under Chapter 11 of the Bankruptcy Code, we issued (i) approximately 6,275,000 post-reorganization common shares to the shareholders of Cadogan, and (ii) 1,800,000 post-reorganization common shares to the stockholders of Optron Technologies in exchange for 100% ownership of those two entities. We issued an additional 156,000 post-reorganization shares of common stock to the Cetalon Corporation Liquidating Trust for distribution pursuant to the terms of Cetalon's Plan of Reorganization (62,400 shares for pro rata distribution to Class Two creditors, and 93,600 shares for other creditors and Trust expenses). We also issued 609,000 post-reorganization shares of common stock in satisfaction of approximately $520,000 of bankruptcy administration fees. Lastly, we issued an additional 1,560,000 post-reorganization shares of common stock in satisfaction of approximately $53,000 of administrative-claim notes payable and accrued interest.

         In September 2004, one of our stockholders (who then beneficially owned approximately 5.5% of our outstanding common stock) lent $1.5 million to us. Concurrently with our receipt of the proceeds of the loan, we agreed to grant the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 48,000 shares of our common stock at an initial exercise price of $2.00 per share. The Company has recorded this transaction as a finance charge of $139,000 using Black-Scholes to estimate the fair value. In connection with the grant of the warrants, we also agreed to provide certain registration rights for a period not to exceed five years in respect of the shares underlying the warrants and for certain other shares then owned by the stockholder. The registration rights agreement does not contain any specific deadlines or financial penalties relating to the filing or effectiveness of the registration statement. In November 2004, with retroactive effect to the date of the original borrowing, the stockholder and we amended the loan arrangement such that the due date was extended to June 30, 2005, and the principal and accrued interest was convertible into shares of our common stock at the initial rate of $5.00 per share. The stockholder's conversion privilege expires when we have privately issued our common stock for an aggregate consideration of at least $10 million. Interest at the rate of 15%, compounded annually, continued to be due and payable concurrently with the principal. Concurrently with the amendment of the loan arrangement, we also granted the stockholder two-year warrants (which vested and became fully exercisable on the grant date) to purchase up to 32,000 shares of our common stock at an initial exercise price of $5.00 per share. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to a single accredited investor.

         In December 2004, we sold a $384,000 convertible demand note to the same stockholder who was referenced in the preceding paragraph. Such note is convertible into shares of our common stock at the initial rate of $5.00 per share (which is subject to reduction in the event of certain dilutive issuances). The holder's conversion privilege under the December 2004 note expires when we have privately issued our common stock for an aggregate of at least $10 million. The principal is due upon 15 days' written demand, but no later than June 30, 2005. Interest at the rate of 15%, compounded annually, is due and payable concurrently with the principal. In connection with the sale of the note, we granted warrants (which vested and became fully exercisable on the grant date) to the holder to purchase up to 12,000 shares of our common stock at an initial exercise price of $5.00 per share. We recorded the grant of the warrants as a finance charge of $28,000 using the Black-Scholes option-pricing model to estimate their fair value. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to an accredited investor.

         In December 2004, we entered into a series of agreements, pursuant to which we sold 151,428 units of our securities at $5.25 per unit, or an aggregate of $841,247 in net proceeds. Each unit consisted of one share of common stock and one two-year warrant to purchase one share of common stock at an exercise price of $5.00. The warrants vested and became fully exercisable on their issuance dates. We also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed three years, and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. We are not subject to any contractual penalties if such registration statement is not filed timely or declared effective by the SEC by any specific date. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

         In December 2004, we entered into an agreement pursuant to which we sold 100,000 units of our securities to a then-existing stockholder at $5.25 per unit, for an aggregate of $525,000 in gross proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of our common stock at an exercise price of $5.00. The warrants vested and became fully exercisable on the issuance date. We also granted the stockholder certain "piggy-back" and "S-3" re-sale registration rights for the common stock and the shares of common stock underlying the warrants, as well as for other shares then owned by such stockholder for a period not to exceed three years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. The transaction described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to a single accredited investor.

         In December 2004, we issued 52,500 shares of our common stock in exchange for services provided by certain consultants. Such shares were valued at $262,500 (estimated to be the fair value based on the trading price on the issuance date). The transactions described in this paragraph constituted exempt offerings under Section 4(2) of the Securities Act.

         In December 2004, we issued 24,100 shares of our common stock to approximately 190 employees in exchange for services rendered. Such shares were valued at $120,500 (estimated to be the fair value based on the trading price on the issuance date). With the exception of one employee and his family member designees and two minor designees of a second employee of ours, none of the persons was a "U.S. person" (as defined in Rule 902 of Regulation S), and each of the issuances constituted an "offshore transaction" (as defined in Rule 902 of Regulation S). The per-share value of the common stock was $5.00 recorded as compensation expense in the amount of $120,500. The transactions described in this paragraph constituted exempt offerings under Regulation S or Section 4(2) of the Securities Act.

         In January 2005, we issued 150,000 shares of our common stock to three newly appointed, non-management directors in connection with their appointment as directors. The per-share value of the common stock was $5.00 for an aggregate amount of $750,000. The shares will be earned over a two-year period and are being recorded as compensation expense over such period. We have recognized $62,500 in the year ended February 28, 2005 and recorded the balance of $687,500 as deferred compensation. The transactions described in this paragraph constituted an exempt offering under Rule 506 of Regulation D to accredited investors.

         In January 2005, we issued 160,198 shares of our common stock in connection with an acquisition. We had an independent valuation prepared regarding the acquisition, which estimated a per-share value of $3.02, or an aggregate value of $483,798. The shares bear a legend restricting the resale of 50% thereof for a two-year period and the remaining 50% for a three-year period. The transaction described in this paragraph constituted an exempt offering under
Section 4(2) of the Securities Act.

         In January 2005, we entered into a series of agreements to sell 100,720 units of our securities at $5.25 per unit, for an aggregate of $528,780 in gross proceeds. Each unit consisted of one share of our common stock and one three-year warrant, each for the purchase of one share of our common stock at an initial exercise price of $5.00 per share. The warrants vested and became fully exercisable on their issuance dates. We also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed three years and agreed to file a registration statement with the SEC covering the resale of the registrable securities on or before June 2005. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. None of the subscribers was a "U.S. person" (as defined in Rule 902 of Regulation S), and each of the sales constituted an "offshore transaction" (as defined in Rule 902 of Regulation S). The transactions described in this paragraph constituted exempt offerings under Regulation S.

         In February 2005, we entered into a series of agreements pursuant to which we sold 15,000 units of our securities at $5.25 per unit, for an aggregate of $79,000 in gross proceeds. Each unit consisted of one share of our common stock and one three-year warrant to purchase one share of our common stock at an exercise price of $5.00. The warrants vested and became fully exercisable on their issuance dates. We also provided certain "piggy-back" registration right for the shares and the shares underlying the warrants for a period not to exceed three years and agreed to file a registration statement with the SEC covering the resale of the registrable securities on or before June 2005. We are not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

         In February 2005, we entered into a series of short-term convertible notes, pursuant to which we borrowed an aggregate of $1,500,000. Principal and accrued interest (at the rate of nine percent per annum) was repaid in April 2005. In connection with obtaining the loans, we issued an aggregate of 15,000 shares of our common stock to the lenders. In February 2005, we also sold and issued 150,000 five-year warrants for the purchase of an equivalent number of shares of common stock. The exercise price of each warrant was $5.00, subject to certain anti-dilution provisions. The warrants vested and became fully exercisable on their issue dates. The values assigned to the shares and warrants represent finance charges and will be expensed over the term of the short-term loan. The values for the shares or common stock and the warrants were estimated separately, with the 15,000 shares being valued at $6.375 per share and the 150,000 warrants being valued using an option-pricing model at $196,000. The Company also provided certain "piggy-back" registration rights for the shares underlying the notes, for the issued shares, and for the shares underlying the warrants for a period not to exceed five years and agreed to file a registration statement with the SEC covering the registrable securities on or before June 2005. The Company is not subject to any contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by any specific date. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

         In February 2005, we issued 59,940 shares of our common stock in connection with an acquisition. The purchase agreement assigned a per-share value of $5.005 with an aggregate amount of $300,000. The shares bear a legend restricting the resale thereof for a three-year period. The transaction described in this paragraph constitutes an exempt offering under Section 4(2) of the Securities Act.

         In March 2005, the Company issued 12,500 shares of its common stock in exchange for service provided by a consultant. The per-share value of the common stock was $5.95. The transaction described in this paragraph constituted an exempt offering under Section 4(2) of the Securities Act of 1933, as amended.

         In April 2005, the Company entered into a series of agreements, pursuant to which it sold 950,142 units of its securities at $3.50 per unit, or an aggregate of $2,893,497 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by the dates specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

         In May 2005, the Company entered into a series of agreements, pursuant to which it sold 92,964 units of its securities at $3.50 per unit, or an aggregate of $283,374 in net proceeds. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an initial exercise price of $3.50. The warrants vested and became fully exercisable on their issuance dates. The Company also provided certain "piggy-back" registration rights for the shares and the shares underlying the warrants for a period not to exceed five years and agreed to file a re-sale registration statement with the SEC covering the registrable securities on or before June 2005. The Company is subject to certain contractual penalties in the event that any such registration statement is not filed timely or not declared effective by the SEC by the dates specified in the related agreement. The transactions described in this paragraph constituted exempt offerings under Rule 506 of Regulation D to accredited investors.

         On October 7, 2005 we completed a private placement transaction, exempt under Rule 506 of Regulation D of the Securities Act, with four accredited investors for the sale of (i) secured convertible notes in the aggregate principal amount of $2,170,000 convertible into shares of our common stock, and
(ii) warrants to purchase up to 700,000 shares of common stock with an initial exercise price of $2.00 per share for an aggregate subscription amount of $1,750,000. The aforementioned notes payable, which are due October 2008, are convertible into shares of the Company's common stock at any time at the holder's option at a price of not less than $0.78 per share.

         On October 7, 2005, we received $700,000 of the purchase price and we released notes in the principal amount of $868,000 and warrants to acquire up to 280,000 shares of common stock. On November 22, 2005, upon the filing of a pre-effective amendment to the Registration Statement, of which this Prospectus forms a part, we received an additional $500,000 of the purchase price and we released additional notes in the principal amount of $620,000 and warrants to acquire up to an additional 200,000 shares of common stock. When the Registration Statement, of which this Prospectus forms a part is declared effective by the SEC, we will receive the remaining $550,000 of the purchase price (which is presently in an escrow account) and we will release additional notes in the principal amount of $682,000 and warrants to acquire up to an additional 220,000 shares of common stock.

         Additionally, in connection with this private placement, we issued warrants to purchase 93,500 shares of our common stock with a per share exercise price of $1.50 to H.C. Wainwright & Co., Inc. for its services as placement agent in the private placement.

         Finally, as a condition to the closing of the October 2005 Private Placement, Trevor Venter, acting through the Retnev Trust for which Mr. Venter is the sole trustee, Martin Euler, Anthony Harrison, and Alexander Borthwick, acting through the Wick Trust for which Mr. Borthwick is the sole trustee, each pledged 225,000 shares of common stock currently owned by such person or trust to the investors under the October 2005 Private Placement as security for our obligations thereunder.

Item 27.          Exhibits

Exhibit No.       Description



Exhibit 2.1 Cetalon Corporation Court Order of May 27, 2004 and Second Amended Disclosure Statement and Plan of Reorganization incorporated by reference to Exhibit 2.1 to Form 8-K filed on August 9, 2004.

Exhibit 2.2 Articles of Merger between Astrata Group Incorporated (as merging entity) and Cetalon Corporation (as surviving entity), filed with Secretary of State of Nevada on August 3, 2004 incorporated by reference to Exhibit 2.2 to Form 8-K filed on August 9, 2004.

Exhibit 2.3 Certificate of Correction to the Articles of Merger filed with Secretary of State of Nevada on August 4, 2004, incorporated by reference to Exhibit 2.2a to Form 8-K filed on August 9, 2004.

Exhibit 3.1 Amended and Restated Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada on July 30, 2004, incorporated by reference to Exhibit 3.1b to Form 8-K filed on August 9, 2004.

Exhibit 3.2       By-Laws of the Registrant, incorporated by reference from
                  Exhibit 3.2 of the Company's Registration Statement on Form SB-2, as filed with the Securities an Exchange Commission on October 7, 1998.

Exhibit 5.1 Form of opinion of Bryan Cave LLP regarding legality of common stock (to be filed by amendment).

Exhibit 10.1 Share Exchange Agreement, dated August 2, 2004, by and among the Registrant and the entities listed on the signature page thereof, incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 9, 2004.

Exhibit 10.2    ` Consultant Agreement between Optron Technologies, Inc.
                  and The Watley Group LLC, dated February 14, 2004, incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.3 Amended and Restated Promissory Note of Astrata Group Incorporated in favor of Walter Jared Frost, dated September 27, 2004, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.4      Common Stock Purchase Warrant for 48,000 shares of
                  Astrata Group Incorporated common stock in favor of Walter Jared Frost, dated September 27, 2004, incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.5 Registration Rights Agreement between Astrata Group Incorporated and Walter Jared Frost, dated September 27, 2004, incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.6 Common Stock Purchase Warrant for 32,000 shares of Astrata Group Incorporated common stock in favor of Walter Jared Frost, dated November 30, 2004, incorporated by reference to
                  Exhibit 10.6 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.

Exhibit 10.7 Promissory Note of Astrata Group Incorporated in favor of Walter Jared Frost, dated December 14, 2004, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.8      Common Stock Purchase Warrant for 12,000 shares of
                  Astrata Group Incorporated common stock in favor of Walter Jared Frost, dated December 14, 2004, incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.9 Registration Rights Agreement between Astrata Group Incorporated and Walter Jared Frost, dated December 14, 2004, incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.10     Form of Astrata Group Incorporated Regulation S
                  Subscription Agreement, incorporated by reference to Exhibit
                  10.10 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.11     Form of Astrata Group Incorporated Regulation S Common
                  Stock Purchase Warrant Agreement, incorporated by reference to
                  Exhibit 10.11 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.12     Form of Astrata Group Incorporated Regulation D
                  Subscription Agreement, incorporated by reference to Exhibit
                  10.12 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.13     Form of Astrata Group Incorporated Regulation D Common
                  Stock Purchase Warrant Agreement, incorporated by reference to
                  Exhibit 10.13 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.14     Engagement Letter among Westminster Securities
                  Corporation, Rodman & Renshaw, LLC, and Astrata Group Incorporated, dated March 2, 2005, incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.15     Co-Placement Agents Agreement among Westminster
                  Securities Corporation, Rodman & Renshaw, LLC, and Astrata Group Incorporated, dated March 2, 2005, incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.16     Medium Term Loan Facility Agreement between Pointe
                  Capital Limited and Astrata Europe Ltd, dated August 1, 2004, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.17     Registration Rights Agreement between Pointe Capital
                  Limited and Astrata Group Incorporated, dated November 2004, incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.18 Letter of Instruction and Amendment to Medium Term Loan Facility between Pointe Capital Limited and Astrata Group Incorporated, dated February 2, 2005, incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.19     Form of short-term Convertible Promissory Note of
                  Astrata Group Incorporated, dated February 22, 2005, incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.20 Form of short-term conversion Warrant to Purchase Shares of Astrata Group Incorporated common stock, dated February 22, 2005, incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.21 Warrants for 10,000 shares of Astrata Group Incorporated common stock in favor of Westminster Securities Corporation, dated February 28, 2005, incorporated by reference to Exhibit
                  10.21 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.22     Form of standard Warrant to Purchase Shares of Astrata
                  Group Incorporated common stock, dated February 2005, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.23     Acquisition Agreement between Optron (Pty) Ltd. and
                  Nanini 209 CC (SureTrack), dated June 3, 2004, incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.24     Addendum to Acquisition Agreement between Optron (Pty)
                  Ltd. and Nanini 209 CC (SureTrack), dated January 5, 2005, incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-SB, filed on June 14, 2005.

Exhibit 10.25 Share Sale Purchase Agreement between Astrata (Malaysia) Sdn Bhd (Co. No. 645257-D), Astrata Geotrax Sdn Bhd (Co. No. 645151-M) and Geotrax Technologies Sdn Bhd (Co. No. 519403A), dated February 28, 2005, incorporated by reference to Exhibit
                  10.25 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.26 Form of Private Placement Subscription Agreement, incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.27 Form of Private Placement Warrant to purchase shares of Astrata Group Incorporated common stock, incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 10.28 Reseller Agreement dated September 7, 2005 by an between Astrata South Africa Pty Ltd. and Trimble Navigation Limited, incorporated by reference to Exhibit 10.28 to Amendment No. 2 to Company's Registration Statement on Form SB-2, filed on October 27, 2005.
Exhibit 10.29     Securities Purchase Agreement dated as of October 7,
                  2005 by and among the Company and the investors set forth on the signature pages thereto, incorporated by reference to
                  Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on October 7, 2005.
Exhibit 10.30+    Form of Stock Purchase Warrant.


Exhibit 10.31*    Form of Callable Secured Convertible Note.


Exhibit 10.32     Registration Rights Agreement dated as of October 7,
                  2005 by and among the Company and the investors set forth on the signature pages thereto, incorporated by reference to
                  Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on October 7, 2005.
Exhibit 10.33 Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on October 14, 2005.
Exhibit 10.34 Form of Employment Agreement by and between the Company and Anthony J. Harrison, incorporated by reference to Exhibit
                  10.2 to the Company's Current Report on Form 8-K, filed on October 14, 2005.
Exhibit 10.35 Form of Employment Agreement by and between the Company and Trevor Venter, incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed on October 14, 2005.
Exhibit 21.1 Subsidiaries of Astrata Group Incorporated, incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-KSB, filed on June 14, 2005.
Exhibit 23.1*     Consent of Squar, Milner, Reehl & Williamson, LLP.
Exhibit 23.2*     Consent of BKR Logista Incorporated.

Exhibit 24.1+     Power of Attorney (included on signature page).

-------------------
     *   Filed herewith
     + Previously filed with the Securities and Exchange Commission as an exhibit to the registrant's registration statement on Form SB-2 (Registration No. 333-126143), and incorporated herein by reference to the same exhibit number.

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)  To  include   any   additional   or  changed   material
information with respect to the plan of distribution.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on February 17, 2006.

                     ASTRATA GROUP INCORPORATED

                     By:      /s/ Martin Euler
                              --------------------------
                     Name:    Martin Euler
                     Title:   Chief Executive Officer, Chief Financial Officer
                              and Secretary


      In accordance with the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


By:      /s/ Martin Euler*                                    Dated: February 17, 2006
         -----------------------------------
Name:    Martin Euler
Title:   Chief Financial Officer, Secretary and Director
         (Principal Accounting Officer)

By:      /s/ Anthony Harrison*                                Dated: February 17, 2006
         -----------------------------------
Name:    Anthony Harrison
Title:   Chairman of the Board

By:      /s/ Anthony J.A. Bryan*                              Dated: February 17,  2006
         -----------------------------------
Name:    Anthony J.A. Bryan
Title:   Director

By:                                                           Dated: February 17, 2006
         -----------------------------------
Name:    Paul Barril
Title:   Director

By:                                                           Dated: February 17, 2006
         -----------------------------------
Name:    Stefanie Powers
Title:   Director

By:      /s/ William Corn*                                    Dated: February 17, 2006
         ---------------------------
Name:    William Corn
Title:   Director

*By:     /s/ Martin Euler                                     Dated: February 17, 2006
         -----------------------------------
         Martin Euler
         Attorney-in-Fact